As filed with the Securities and Exchange Commission on November 17, 2020

Registration No. 333-249658

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONDAS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Nevada	3663	47-2615102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

165 Gibraltar Court

Sunnyvale, California 94089

(888) 350-9994

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric A. Brock

Chairman and Chief Executive Officer

Ondas Holdings Inc.

165 Gibraltar Court Sunnyvale, CA 94089

(888) 350-9994

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

With copies to:

Michael Francis, Esq. Christina C. Russo, Esq. Akerman LLP 350 East Las Olas Boulevard, Suite 1600 Fort Lauderdale, FL 33301 (954) 463-2700	Stuart Bressman, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share(2)	$25,000,000	$2,727.50	(4)

(1)	Includes the public offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate initial public offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated November 17, 2020

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

$

Common Stock

We are offering           shares of our common stock of Ondas Holdings Inc. at an assumed offering price of $            per share (based on the last reported sale price of our common stock on OTCQB (as defined below) on            , 2020).

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. (the “OTCQB”), under the symbol “ONDS,” and, to date, has traded on a limited basis. As of November 16, 2020, the last reported sale price of our common stock on OTCQB Market was $14.00. We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “ONDS.”

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Ondas Holdings Inc., before expenses	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 82. The underwriters have the option to purchase up to an additional shares from us at the public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus to cover over-allotments, if any.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about            , 2020.

 Sole Book-Running Manager

Oppenheimer & Co.

Lead Manager

National Securities Corporation

Co-Managers

Northland Capital Markets	Spartan Capital Securities, LLC

The date of this prospectus is , 2020

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Market and Other Industry Data

Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. The future performance of the industry and markets in which we operate and intend to operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you should consider before making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and the accompanying notes included in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Ondas Holdings,” the “Company,” “we,” “us,” and “our” refer to Ondas Holdings Inc. and our consolidated subsidiaries, including our wholly-owned subsidiary, Ondas Networks Inc.; references to “Ondas Networks” refers to our wholly-owned subsidiary, Ondas Networks Inc.

Overview

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). The Company’s wireless networking products are applicable to a wide range of MC-IoT applications which are most often located at the very edge of large industrial networks. These applications require secure, real time connectivity with the ability to process large amounts of data at the edge. Such applications are required in all of the major critical infrastructure markets including rail, electric grids, drones, oil and gas, and public safety and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security. We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network (“WAN”) infrastructure. Our MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Ondas has taken a leadership position in IEEE as it relates to wireless networking for industrial markets given that standards-based communications solutions are preferred by our mission-critical customers and ecosystem partners. As such, management believes this standards-based approach supports the adoption of the Company’s technology across a burgeoning ecosystem of partners and end markets.

Our FullMAX SDR platform is an important and timely upgrade solution for privately-owned and operated wireless WANs, leveraging Internet Protocol-based communications to provide more reliability and data capacity for our mission-critical infrastructure customers. Critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in our end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling our customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the Edge.

We sell our products and services globally through a direct sales force and value-added sales partners to critical infrastructure providers including major rail operators, commercial and industrial drone operators, electric and gas utilities, water and wastewater utilities, oil and gas producers and pipeline operators, and for other critical infrastructure applications in areas such as homeland security and defense, and transportation. We continue to develop our value-added reseller relationships which today include a major strategic partnership with Siemens Mobility for the development of new types of wireless connectivity for the North American Rail. In addition, Ondas and JVCKenwood, a global supplier of Land Mobile Radio (LMR) systems, have jointly responded to a request from the rail industry for the design and delivery of a next generation data and voice platform.  We believe our Siemens’ partnership and our joint effort with JVCKenwood are indicative of the potential for additional Tier 1 partnerships in our other vertical markets including securing reseller relationships with major suppliers to the worldwide government and homeland security markets. These partnerships are being driven by the flexibility of our FullMAX software to support legacy industrial protocols (e.g. Push to Talk Voice, Dial-up Serial Data Communications, and Advanced Train Control System – ATCS) while simultaneously operating our state of the art MC-IoT protocols. This dual and multi-mode software capability provides major industrial customers with a seamless migration path to advanced internet-protocol-based networks. Over time, these legacy functions, like Push to Talk Voice and ATCS, are transformed into just several of many new data applications we can support.

Background

The Internet of Things (“IoT”) is transforming the way businesses and industries function with a massive shift from on-premise locally executed software to cloud computing. IoT is applicable across all global consumer, enterprise, industrial and government markets. By storing and processing data using cloud technology, there is now an ability to access, analyze and utilize vast amounts of information and liberate operators from accessing data in limited amounts. Cloud computing has enabled the access of additional features on IoT devices such as smartphones, computers and laptops without the need for investing in additional computing power or memory.

However, specific areas of IoT, particularly the mission-critical industrial markets, have additional requirements when compared to enterprise and consumer markets. With industrial markets, the bulk of the critical assets are dispersed over vast field area operations and varying geographical locations. This wide dispersion of assets shifts the emphasis from the centralized private Cloud to the network edge and Fog which requires reliance on edge computing and the processing of data in the field, closer to the source of the data generation. The primary benefit of Fog networks is to enable the execution of mission-critical functions and manage and operate intelligent field equipment and systems many of which require real-time decision-making. Edge computing is required for low-latency applications where real-time performance is critical for safety and efficient systems performance. In addition, processing data closer to the source improves reliability and offers security benefits. The Fog and edge computing advantages enabled by our FullMAX technology are now driving the adoption of our connectivity solutions by some of the largest industrial companies worldwide including the major North American freight rail operators.

In a MC-IoT wide-area network, a Fog-computing architecture requires an intelligent communications system able to manage all network resources, including edge remotes, smart equipment and machinery and other network elements such as sensor networks. Importantly, advanced MC-IoT applications require highly reliable network performance over the air with customized Quality of Service (“QoS”) standards which are not available in legacy narrowband wireless networks. The intelligent communications system is coordinated via base stations which contain network management software algorithms designed to control critical operations and distribute bandwidth across multiple edge computing applications required by customers. The Fog-computing environment can be further enhanced by high-power edge remote radios with embedded computing power and software providing the ability to host MC-IoT software applications or to reliably interface with intelligent equipment and sensor networks deployed across the field of operations. The interplay between base stations and remote edge radios requires a robust software communications layer to ensure that network performance and operating data is properly communicated to the corporate cloud located in the network operations center.

For example, the North American freight rail operators are seeking to deploy new, on-locomotive and wayside MC-IoT technologies along the track in order to reliably enhance safety and improve efficiency and profitability of train operations. These rail operators currently operate antiquated legacy communications systems utilizing serial based narrowband wireless technologies for voice and data communications. These legacy wireless networks have limited data capacity and are unable to support the adoption of new, intelligent train control and management systems. In addition to data capacity challenges, rail operators need to reliably cover the vast and often remotely located rail track and related infrastructure which extends nationwide over 140,000 miles. The rail operators require a next-generation, robust broadband system with significantly increased data throughput capacity and Fog networking capability. A transition to integrated Fog-computing communications wireless systems will enable the rail operators to drive more intelligence to the edge of their operating environments enabling real time automation and better operator control of many critical operating systems related to train control, crossing safety, train and track integrity and drone operations. This upgrade cycle is being driven by a recent key event which occurred in May 2020 in which the Class 1 rail systems in the U.S. were awarded new nationwide “greenfield” wideband radio spectrum by the Federal Communications Committee (“FCC”). As part of the award, the rail operators are required, over the next three years, to vacate a series of legacy narrowband channels. The completion of this multiyear negotiation between the FCC and other licensed users is projected to generate a major network upgrade cycle for the rail industry.

There are many other mission-critical industries across the globe operating private networks that are similarly constrained by their legacy narrowband wireless communications systems. The lack of bandwidth, appropriate software and integrated edge computing and Fog capability are a bottleneck for the adoption of next-generation MC-IoT applications and intelligent equipment that can serve to create more efficient, profitable, and safer operations. This can be seen in Land Mobile Radio (“LMR”) markets where legacy critical voice networks lack increasingly valuable data capacity and next generation networks such as FullMAX can provide voice over IP as a data application. Similarly, the adoption of smart grid technologies by electric utilities, well pump automation systems by oil producers and new navigation systems for commercial and industrial drones require new, robust wireless network platforms such as FullMAX that can also offer the capability of Fog-computing architectures.

Our Platform Solution

Ondas was founded in 2006 to develop a new type of radio platform specifically to meet the evolving data needs of large industrial and government customers and markets.  These markets are differentiated from consumer markets in that the customers assets are dispersed over very wide and remote geographies with specific challenges to installation, maintenance, and upgrades.  These challenges led us to design a new type of software-based radio platform capable of supporting a long useful life to the network hardware.  Instead of using dedicated communications chipsets (“ASICs”), which have high development costs and limited upgrade flexibility, we selected powerful programmable embedded general-purpose processors, DSPs, and FPGAs, all of which are software upgradable. Our software defined radio (“SDR”) architecture, with more than 12 years in development and supported by a team of 45 software engineers, allows us to customize almost any aspect of the air interface protocol, the key components of which are patented and have been incorporated into new IEEE wireless standards. The ability to constantly improve customer networks and hosted software applications with flexible, over-the-air software upgrade creates customer stickiness with high switching costs.

FullMAX Software: Our FullMAX SDR platform is designed to enable highly secure and reliable industrial-grade connectivity for truly mission-critical applications. An end-to-end FullMAX network consists of connected wireless base stations, fixed and mobile edge radios and supporting technology all enabled by critical software developed and owned by Ondas. The target customers for our products operate in critical infrastructure sectors of the global economy. Private wireless networks are typically the preferred choice of these large industrial customers with business operations spanning large field areas. Private networks provide enhanced protection against cyber terrorism, as well as natural and man-made disasters, and the ability for the operator to maintain and control their desired quality of service.

In many of our industrial end markets, the adoption of low-cost Edge computing and increased penetration of “smart machinery” and sensors is driving demand for higher bandwidth, next-generation networks for IoT applications such as those powered by FullMAX. These new technologies often require Fog-computing capabilities to maximize their utility to customers. The Fog-computing capability integrated in our end-to-end FullMAX SDR platform is valued by our customers and ecosystem partners as they seek to leverage the value of MC-IoT applications for improved safety, efficiency, and profitability. Our IEEE 802.16s compliant equipment is designed to optimize performance of unused or underutilized low frequency licensed radio spectrum and narrower channels. We do this through various patented software algorithms including via “spectrum harvesting” techniques which aggregate narrowband channels to create increased broadband network capacity. Our channel aggregation algorithms include the ability to aggregate hard to utilize, non-contiguous narrowband channels and are a hallmark feature of a FullMAX broadband system. Consequently, a FullMAX wireless network is significantly less expensive to build compared to traditional LTE and 5G networks given its ability to optimize the performance of lower cost, low frequency radio spectrum and provide much greater coverage and capacity.

The critical software algorithms powering our end-to-end FullMAX wireless SDR platform and related Fog-computing architecture have been developed by and are owned by Ondas. FullMAX is an intelligent networking system which integrates core network management systems with edge computing resources including computing hardware and MC-IoT software applications. In the MC-IoT Fog enabled by FullMAX, base stations are enabled with a highly configurable Quality of Service algorithms which coordinate the data traffic within the Fog for both the edge radio and the resident MC-IoT applications. The intelligent base stations control and manage all network resources including the Ondas edge remotes; dynamically allocating bandwidth, prioritizing data packets and managing edge applications. The intelligent software-managed base stations determine whether to process data at the edge, distribute data traffic across the Fog to other edge remote radios or to transport information to the corporate Cloud. Ondas’ Edge remotes have embedded compute capability and are able to host MC-IoT applications including those from third party vendors via virtualized software systems managed in docker / container architectures and can also manage data from intelligent equipment or sensor networks that interface with the edge remotes in the field. The Ondas software-managed edge remotes offer security via authentication, multi-layer encryption and virtual software firewalls which are requirements for mission-critical data networks.

Our FullMAX Software Defined Radio platform:

●	offers a dedicated private network for industrial applications which safeguards critical assets and information and protects against cyberattacks;
●	has frequency agility with the capability to operate in any frequency between 70 MHz and 6 GHz;
●	may be deployed in a wide variety of narrow and broadband channel sizes and can aggregate non-contiguous channels; and
●	implements standard and enhanced versions of the IEEE 802.16 protocol, the new 802.16s amendment, and the planned 802.16t enhancements.

FullMAX System: FullMAX base stations and edge radios are deployed by our customers to create wide-area wireless communication networks. A FullMAX network provides end-to-end IP connectivity, allowing critical infrastructure providers to extend their secure corporate networks into the far reaches of their service territories. A FullMAX network also provides more data capacity allowing our customers to transition legacy applications such critical Push-to-Talk Voice operating in legacy LMR networks to Voice over IP data networks which provide network capacity for other data requirements alongside voice. We refer to these networks as Land Mobile Data Radio (LMDR) systems.

FullMAX radios can operate at high transmit power (up to 100 watts) at both the base station and edge remote sites providing fixed and mobile data connectivity up to 30 miles from the tower site. This results in up to 2,800 square miles of coverage from a single FullMAX tower compared with the 28 square miles typically supported by other 4G technologies and three-square miles by 5G technologies. This dramatically reduces the infrastructure cost of building and operating a private Fog network. For example, to cover a territory of over 10,000 square miles may require only four FullMAX towers compared with more than 350 typical 4G towers, depending on the topography of the region.

We also provide a variety of services associated with the sale of our FullMAX products including network design, RF planning, product training and spectrum consulting. We provide customers with technical support, extended hardware warranties, and software.

Our Strategy

Our goal is to be a global leader in providing secure wireless connectivity solutions enabling high-bandwidth, mission-critical Industrial Internet applications and services. We intend to leverage our patented FullMAX technology and the IEEE 802.16s standard to achieve this goal. We have adopted a “Deep and Wide” marketing strategy designed to drive adoption of our mission-critical connectivity solutions into global critical infrastructure end markets. Our strategy is to deeply penetrate the Class 1 Freight Rail, government and aviation markets while continuing the expansion of our distribution and support capabilities alongside ecosystem partners such as Siemens into adjacent vertical end markets such as oil and gas, electric, gas and water utilities and military sectors.

The key elements of our growth strategy include the following:

●	Deliver on sales pipeline opportunities;
●	Secure additional marketing partnerships and OEM relationships;
●	Develop new products and features to continuously improve our customer value; and
●	Expand our MC-IoT capabilities via partnerships, joint ventures, or acquisitions.

In executing our go-to-market strategy, we intend to monetize our software-based intellectual property and grow revenue and cash flow with embedded FullMAX software sales, Software-as-a-Service (“SaaS”) arrangements, IP royalties based on Ondas software and through additional services provided to customers and ecosystem partners. Customers deploy our connectivity and Fog-computing platform in private networks that designed for lifetimes of 10 – 15 years or even longer. Our FullMAX platform is software-defined and offers customers flexibility to expand capacity and evolve network utilization. Similarly, our ecosystem partners often integrate our FullMAX software and wireless capability into their own equipment and systems which their customers purchase and deploy are also designed for long lifetimes. As such, we believe our software solutions provide ongoing revenue opportunities and sales models both related to both connectivity value and edge computing capability. Customers and ecosystem partners will require ongoing FullMAX system and security enhancements and for us to design additional features which create opportunities for additional, recurring revenue and profit streams. Our monetization strategies include:

Systems sales: Our FullMAX deployments are typically large, mission-critical wide-area networks deployed and privately operated by our industrial and government customers. These end-to-end system deployments involve sales consisting of both base stations and edge radio end points with embedded FullMAX software and network management software and tools.

Software and hardware maintenance agreements: Our customers contract for extended software and hardware maintenance which provide them with critical ongoing support for their installed network. These SaaS contracts provide revenue to Ondas in the year following an initial installation. Software maintenance licenses entitle the customer to ongoing software and security upgrades as well as enabling the provision of additional system features. Similarly, hardware maintenance programs provide customers extended equipment warranty terms for an installed network. These SaaS maintenance arrangements allow our customers to continue to maintain a modern, flexible, and upgradeable network over a long period of time. These agreements may extend for multiple years given the long average life of the installed and growing network.

Licensing / Royalties: In certain system deployments, our ecosystem partners will choose to embed FullMAX software into their own hardware and software platforms providing Ondas with an ongoing per device multi-year revenue stream. Licensing is an effective way for an ecosystem partner to generate customer activity. Alternatively, a partner may choose to develop software based on our intellectual property generating royalty revenue.

Other Services: We provide ancillary services directly related to the sale of our wireless communications products which include wireless network design, systems engineering, radio frequency planning, software configuration, product training, installation, and onsite support. Furthermore, we also provide engineering and product development services to ecosystem partners who are interested in integrating their intelligent equipment with our FullMAX SDR platform and need our expertise to do so.

The Siemens Partnership

In April 2020, we entered into a strategic partnership with Siemens Mobility, a separately managed company of Siemens AG (“Siemens”), to jointly develop wireless communications products for the North American Rail Industry based on Siemens’ Advanced Train Control System (“ATCS”) protocol and our MC-IoT platform, for availability in the second half of 2020. These dual-mode ATCS/MC-IoT radio systems will support Siemens’ extensive installed base of ATCS radios as well as offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing our MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring and support for next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. The new ATCS-compatible products will be introduced in two phases, including a field-selectable ATCS or MC-IoT remote radio available in the fourth quarter of 2020. Furthermore, Siemens has begun to market and sell Siemens-branded MC-IoT wireless systems based on our technology platforms.

The North American Rail Network is vast in scale, consisting of 140,000 miles of track, 25,000 locomotives, and 1.6 million railcars. Within this large footprint, we believe there are 200,000 highway crossings, with at least 65,000 of the crossings equipped with electronic systems today, a number which is expected to increase in the coming years. A significant portion of the communications infrastructure has been in operation for more than 20 years and now requires a technological upgrade to support new applications and increased capacity requirements. Our MC-IoT platform offers an excellent migration path for these applications. The Class I Railroads value the ability of the Ondas’ frequency-agnostic SDR architecture to enable a substantial capacity increase utilizing the railroad’s existing wireless infrastructure and dedicated Federal Communications Commission (“FCC”) licensed radio frequencies, as well as the flexibility to adapt to and take advantage of future changes in spectrum availability.

We believe the Siemens partnership validates our wireless connectivity solutions and will accelerate the adoption of our wireless technology in the North American Class I Railroad market. We believe Siemens has both the sales and marketing reach and support to drive our technology to wide scale acceptance. Siemens also brings Ondas access to the North American transit market where our technology has broad potential. In addition to our strategic partnership with Siemens Mobility, we expect to establish additional formal sales and marketing partnerships and OEM relationships with other leading Tier 1 vendors of industrial equipment in 2020.

The Market for Our Products

Our FullMAX system of Software Defined Radios, base stations, fixed and mobile edge radios and supporting technology is designed to enable highly secure and reliable Industrial-grade connectivity for truly mission-critical applications. We offer a range of products with different options for narrowband and broadband applications. Our SDR platforms offer unmatched flexibility with respect to the radio frequencies in which they operate (ranging from 70 MHz to 6 GHz) and channel size configurations (ranging from 12.5 kHz to 10 MHz).

The global end markets for our MC-IoT solutions are established, large, and we believe, poised to grow rapidly given the key role connectivity will play in next generation IoT-type applications. Firms like Cisco Systems, Inc. and Gartner, Inc. forecast that there will be billions of connected IoT devices installed by year end 2020; many of which will be deployed for industrial applications. Dell’Oro Group, Inc. estimates that Wide Area IoT spending, including low power WAN deployments with which we compete, will reach $33.0 billion for carriers and infrastructure vendors by 2022, growing approximately 2.5Xs from 2017. In many of our industrial end markets, we believe the adoption of low-cost edge computing and increased penetration of “smart machinery” is driving demand for next-generation networks for IoT applications such as those powered by FullMAX. Demand for edge computing solutions is growing rapidly and adopting edge computing applications can help our customers run their businesses more efficiently, profitably, and safely. According to MarketsandMarkets the market for global edge computing solutions is expected to grow over 34% per year from $3.6 billion in 2020 to $15.7 billion by 2025. Ondas is leveraging its industry expertise and FullMAX connectivity and Fog-computing platform to develop an enhanced range of products to capitalize on this expanding opportunity with the goal of becoming the leading supplier of private industrial networks.

According to research firm MarketsandMarkets, worldwide spending on communications by the electric utility sector is estimated to grow over 15% per year and is expected to reach $15.4 billion annually by 2021. This growth is being driven by distributed and renewable power generation projects and regulatory requirements for secure and reliable power generation and distribution as the industry deals with aging infrastructure. Market forecasts for oil and gas producers, water and wastewater utilities, homeland security, transportation and other critical infrastructure segments are similarly large. According to Market Reports World, the global LMR market generates over $17 billion in revenue annually. In oil and gas, MarketsandMarkets forecasts that spending on oilfield communications will reach $4.5 billion by 2022, which would represent an annual growth of 7.9% from today. In addition, the U.S. Railroad sector is expected to spend over $10.0 billion in aggregate by 2020 to fully implement Positive Train Control (“PTC”) safety functions as required by Federal regulations according to the American Association of Railroads. We estimate the addressable market for our FullMAX solution with the North American Class 1 Railroads is over $1.5 billion. Our innovative, standards-based FullMAX system offers Unmanned Aircraft Systems (“UAS”) operators and users a high-performing, cost-effective solution for reliable command and control of drones. The end market opportunity for UAS network solutions is large and rapidly growing. According to analysts at Barclays Capital, spending on commercial drones will rise 10-fold over five years from $4 billion to nearly $40 billion in 2024. The U.S. Federal Aviation Administration (“FAA”) raised its forecast in 2019 and now expects over 450,000 commercial drones flying in the U.S. by 2022, a four-fold increase from 2017. Improvements in drone navigation capability allowing for the safe command and control of industrial UAS beyond visual line of sight (“BVLOS”) will be a key enabler driving the growth of the UAS market. Industrial UAS applications offer significant value to our core critical infrastructure markets and the economy at large, which supports the growth outlook for this market. In addition to broad use by government agencies and agriculture markets, utilities, railroads, and oil and gas industries are actively evaluating, or are in the process of incorporating, the extensive use of drones into their business operations. These critical infrastructure sectors can realize substantial savings and improved reliability in operations from deploying drones to monitor and inspect their remote infrastructure and assets.

Recent Developments

Reverse Stock Split

On November 3, 2020, the Board of Directors of the Company approved a 1-for-3 reverse stock split of the Company’s authorized and outstanding common stock, effective November 13, 2020 at 5:31 p.m. Eastern Time (the “Reverse Stock Split”).  No fractional shares were issued in connection with the Reverse Stock Split.  Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. Immediately after the Reverse Stock Split, the Company had 116,666,667 shares of authorized common stock and 19,796,154 shares of issued and outstanding common stock. The Company’s common stock commenced trading on a post-split basis on the morning of November 16, 2020.

Historical financial information contained in this prospectus, including the financial statements and accompanying notes, the Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the Summary Financial Data, have been recast to give effect to the Reverse Stock Split.

Appointment of Director

On November 13, 2020, the Board of Directors of the Company increased the size of the Board of Directors from six to seven members and appointed Randall P. Seidl as an independent director, effective November 16, 2020.

Risks Related to Our Business

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus before investing in our common stock, including the risks related to this offering and our common stock, our business and industry, our intellectual property, our financial results, and our need for financing, each as described under the section titled “Risk Factors” and elsewhere in this prospectus.

Risks in investing in our common stock include but are not limited to:

●	We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability.
●	The IEEE 802.16s wireless broadband standard is newly published and adoption of this standard by customers in our target critical infrastructure sectors is uncertain.
●	Our growth depends in part on the success of our strategic partnerships with third parties such as Siemens Mobility as well as on our ability to establish a broad range of additional ecosystem relationships with leading global industrial vendors.
●	Any outbreak or worsening of an outbreak of contagious diseases, or other adverse public health developments, could have a material and adverse effect on our business operations, financial condition and results of operations.
●	We do not control certain aspects of the manufacture of our product, including the supply of key components used to build our products and we also depend on a limited number of manufacturers.
●	We may not be able to generate sufficient cash to service our indebtedness, which currently consists of the secured loans with Steward Capital Holdings, LP (“Steward Capital”).
●	If we do not obtain additional capital to fund our growth, operations, and obligations, our growth may be limited.
●	The Reverse Stock Split may not result in a proportional increase in the per share price of our common stock.
●	We have limited trading activity and a result, the price of our common stock might fluctuate significantly and you could lose all or part of your investment.
●	There is a limited market for our securities, which may make it more difficult to dispose of our securities and we may fail to sustain trading on Nasdaq, which could make it more difficult for investors to sell their shares.
●	We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) December 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

we may provide reduced disclosure about our executive compensation arrangements; and

we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

Corporate History

Ondas Holdings Inc. was originally incorporated in Nevada on December 22, 2014 under the name Zev Ventures Incorporated. On September 28, 2018, we consummated a reverse acquisition transaction to acquire a privately-held company, Ondas Networks Inc., and changed our name from “Zev Ventures Incorporated” to “Ondas Holdings Inc.” As a result, Ondas Networks Inc. became our wholly-owned subsidiary. We refer to this transaction as the “Acquisition.” In connection with the closing of the Acquisition, we discontinued the prior business of Zev Ventures as a reseller of sporting and concert tickets and our sole business became that of Ondas Networks.

Ondas Networks was originally incorporated in Delaware on February 16, 2006 under the name Full Spectrum Inc. On August 10, 2018, the name was changed to Ondas Networks Inc.

Corporate Information

Our principal executive offices are located at 165 Gibraltar Court, Sunnyvale, California 94089 and our telephone number is (888) 350-9994. We maintain a website at www.ondas.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by us:	Shares (or approximately shares if the underwriters exercise their option to purchase additional shares in full) (based on an assumed offering price of $ per share).

Common stock to be outstanding after this offering:	Shares (or approximately shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares:	The underwriters have an option within 30 days of the date of this prospectus to purchase up to additional shares of our common stock for the purpose of covering over-allotments.

Use of proceeds:

We estimate that the net proceeds from this offering will be approximately $             million (or approximately $             million if the underwriters exercise their option to purchase an additional             shares in full), assuming a public offering price of $             per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds of this offering: (1) to continue research and development of future configurations of our FullMAX platform; (2) to build product inventory to support expected increased levels of customer sales activity; (3) subject to us receiving gross proceeds of not less than $20 million in the offering, repay approximately $5 million of principal and accrued interests under the Steward Capital Loan and Security Agreement (as defined below), that matures on September 9, 2021; and (4) for other general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors:

Investing in our common stock involves substantial risk. You should read the “Risk Factors” section beginning on page 13 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Reverse Stock Split:	On November 3, 2020, the Board of Directors of the Company approved a 1-for-3 reverse stock split of the Company’s authorized and outstanding common stock, effective November 13, 2020 at 5:31 p.m. Eastern Time. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. Immediately after the Reverse Stock Split, the Company had 116,666,667 shares of authorized common stock and 19,796,154 shares of issued and outstanding common stock. The Company’s common stock commenced trading on a post-split basis on the morning of November 16, 2020.

Proposed Nasdaq Trading Symbol:	Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. (the “OTCQB”), under the symbol “ONDS,” and, to date, has traded on a limited basis. As of November 16, 2020, the last reported sale price of our common stock on OTCQB Market was $14.00. We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “ONDS.”

The number of shares of our common stock to be outstanding after this offering is based on 22,132,428 shares of our common stock outstanding as of November 16, 2020, after giving effect to the assumptions set forth below:

●	including 783,479 shares of common stock underlying 2,350,390 shares of the Company’s Series A Convertible Preferred Stock outstanding, which preferred stock will mandatorily convert into common stock in connection with this offering (the “Series A Preferred”);
●	excluding outstanding warrants to purchase 1,879,785 shares of common stock; and
●	excluding 3,333,334 shares of common stock reserved for issuance pursuant to future awards under our 2018 Incentive Stock Plan (the “2018 Plan”), pursuant to which 1,625,834 shares of common stock underlie currently outstanding options and restricted stock units.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriters do not exercise their option to purchase additional shares to cover over-allotments, if any.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus. The following summary statements of operations data for the nine months ended September 30, 2020 and September 30, 2019 and the years ended December 31, 2019 and December 31, 2018 have been derived from our financial statements and footnotes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results or of the results we expect in the future.

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
Revenues, net	$1,969,598	$313,583	$320,383	$190,029
Cost of sales	1,087,540	71,133	79,126	39,365
Gross profit	882,058	242,450	241,257	150,664
Operating expenses:
General and administrative	5,222,180	3,874,186	4,792,867	2,611,992
Sales and marketing	934,948	4,728,505	5,403,901	2,897,703
Research and development	2,555,223	4,411,266	5,416,425	3,076,502
Total operating expense	8,712,351	13,013,957	15,613,193	8,586,197
Operating loss	(7,830,293)	(12,771,507)	(15,371,936)	(8,435,533)
Other income (expense)	(1,523,413)	(3,356,505)	(4,018,196)	(3,661,331)
Net loss	$(9,353,706)	$(16,128,012)	$(19,390,132)	$(12,096,864)

The following summary balance sheet data as of September 30, 2020 is presented:

●	on an actual basis; and
●	on an as adjusted basis to (i) give effect to our sale of shares of common stock in this offering at the assumed offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the repayment of approximately $5 million of principal and accrued interests under the loan and security agreement with Steward Capital (the “Steward Capital Loan and Security Agreement”), subject to us receiving gross proceeds of not less than $20 million in this offering.

The summary as adjusted balance sheet is for informational purposes only and does not purport to indicate balance sheet information as of any future date.

	September 30, 2020
	Actual	As Adjusted(1)
	(Unaudited)
Balance Sheet data:
Cash, cash equivalents and restricted cash	$2,148,345	$
Total assets	4,815,408
Total liabilities	18,560,542
Accumulated deficit	(61,125,373)
Total stockholders’ equity (deficit)	(13,745,134)

(1)	Each $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the as adjusted amount of cash and cash equivalents, total assets, and total stockholders’ equity by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of shares in the number of shares offered by us would increase (decrease) the as adjusted amount of cash and cash equivalents, total assets, and total stockholders’ equity by approximately $ million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this registration statement. Any of the following risks could harm our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto.

Risks Related to Our Business and Industry

We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability.

Since our inception, we have incurred significant net losses. As of September 30, 2020 and December 31, 2019, we had an accumulated deficit of approximately $61 million and $52 million, respectively. To date, we have financed our operations primarily through sales of our equity securities and debt financings.

We have never been profitable and do not expect to be profitable in the foreseeable future. We expect our expenses to increase significantly as we pursue our growth strategy. The extent of our future operating losses and the timing of profitability are highly uncertain, and we expect to continue incurring significant expenses and operating losses over the next several years. Any additional operating losses may have an adverse effect on our stockholders’ equity and the price of our common stock, and we cannot assure you that we will ever be able to achieve profitability.

Even if we achieve profitability, we may not be able to sustain or increase such profitability. Additionally, our costs may increase in future periods and we may expend substantial financial and other resources on, among things, sales and marketing, the hiring of additional officers, employees, contractors and other service providers, and general administration, which may include a significant increase in legal and accounting expenses related to public company compliance, continued compliance and various regulations applicable to our business or arising from the growth and maturity of our company. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product and service offerings or continue our operations, and may cause the price of our common stock to decline.

The IEEE 802.16s wireless broadband standard is newly published and adoption of this standard by customers in our target critical infrastructure sectors is uncertain.

The IEEE 802.16s wireless broadband standard was published in October 2017. In addition, we are currently the only manufacturer of IEEE 802.16s compliant equipment. The benefit of the standard to buyers of our equipment are greater when there exists a large, deep market in terms of the number of customers. A large market benefits from the scale provided such that many vendors can compete on service, price and quality of solution driving improved value for customers. If a large end market doesn’t develop and customers don’t see the related benefits from the standard, we may not be able to grow our business.

Our growth depends in part on the success of our strategic partnerships with third parties such as Siemens Mobility as well as on our ability to establish a broad range of additional ecosystem relationships with leading global industrial vendors.

In order to grow our business, we depend on partnerships with market leading technology and industrial companies such as Siemens Mobility to accelerate the adoption of our wireless technology. If we are unsuccessful in maintaining our partnerships with third parties, including Siemens Mobility, or if our partnerships do not provide us the anticipated benefits, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results may suffer. In addition, adoption of our FullMAX wireless platform requires us to establish additional ecosystem relationships with leading global industrial vendors. Even if we are successful in executing these partnerships and integrating with additional ecosystem vendors, we cannot assure you that these partnerships and relationships will result in increased adoption of our technology or increased revenue.

While we have historically worked with electrical utilities, we are currently expanding into new vertical end markets such as water utilities, oil and gas and transportation, in which we have limited prior operating history. Failure to establish ourselves in these new markets can have a material adverse effect on our business prospects.

We have historically worked with and geared our product offerings to the requirements of the electrical utilities and other suppliers of electrical power. We have in the past few years expanded our product design and development efforts to address the needs of other mission critical infrastructures, such as water utilities, oil and gas production and transportation. Achieving market acceptance in these new markets, of which no assurance can be provided, is critical to our success, and accordingly, failure to establish ourselves in these new markets may materially adversely affect our business or operating results.

Failure to manage our planned growth could place a significant strain on our resources.

Our ability to successfully implement our business plan requires an effective plan for managing our future growth. We plan to increase the scope of our operations. Current and future expansion efforts will be expensive and may significantly strain our managerial and other resources and ability to manage working capital. To manage future growth effectively, we must manage expanded operations, integrate new personnel and maintain and enhance our financial and accounting systems and controls. If we do not manage growth properly, it could harm our business, financial condition or results of operations and make it difficult for us to satisfy our debt obligations.

We may be unsuccessful in achieving our organic growth strategies, which could limit our revenue growth or financial performance. Our ability to generate organic growth will be affected by our ability to, among other things:

●	attract new customers;

●	increase the number of products purchased from customers;

●	maintain profitable gross margins in the sale and maintenance of our products;

●	increase the number of projects performed for existing customers;

●	achieve the estimated revenue we announced from new customer contracts;

●	hire and retain qualified employees;

●	expand the range of our products and services we offer to customers to address their evolving network needs;

●	expand geographically, including internationally; and

●	address the challenges presented by difficult and unpredictable global and regional economic or market conditions that may affect us or our customers.

Many of the factors affecting our ability to generate organic growth may be beyond our control, and we cannot be certain that our strategies for achieving internal growth will be attempted, realized or successful.

If we fail to retain our existing customers or do not acquire new customers in a cost-effective manner, our revenue may decrease and our business, financial condition or results of operations may be harmed.

We believe that our success is dependent on our ability to continue identifying and anticipating the needs of our customers, to retain our existing customers and to add new customers. For example, we launched a business expansion plan in 2018 to leverage our FullMAX platform and penetrate the large, critical infrastructure end markets we target and grew our dedicated sales resources to broaden our marketing efforts into new industries and sectors. As a result, we have significantly increased customer engagement in the transportation, oil and gas, security and UAS end markets, and we expect that our qualified customer pipeline will increase throughout 2020 and beyond. However, as we become larger through organic growth, the growth rates for customer engagement, project volume and average spend per customer may slow, even if we continue to add customers on an absolute basis. In addition, the costs associated with customer retention may be substantially lower than costs associated with the acquisition of new customers. Therefore, our failure to retain existing customers, even if such losses are offset by an increase in revenue resulting from the acquisition of new customers, could have an adverse effect on our business, financial condition or results of operations.

Additionally, while a key part of our business strategy is to add customers in our existing geographic markets, we may expand our operations into new geographic markets. In doing so, we may incur losses or otherwise fail to enter new markets successfully. Our expansion into new markets may place us in unfamiliar and competitive environments and involve various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years or at all.

Any outbreak or worsening of an outbreak of contagious diseases, or other adverse public health developments, could have a material and adverse effect on our business operations, financial condition and results of operations.

Any outbreak or worsening of an outbreak of contagious diseases, or other adverse public health developments, could have a material and adverse effect on our business operations, financial condition and results of operations. For example, in December 2019, a novel strain of coronavirus (“COVID-19”) was identified in Wuhan, China, and has subsequently spread to other regions of the world, and has resulted in increased travel restrictions, business disruptions and emergency quarantine measures across the world including the United States. The Company’s business, financial condition and results of operations were impacted from the COVID-19 pandemic during the three and nine months ended September 30, 2020 as follows:

●	Sales and marketing efforts were disrupted as our business development team was unable to travel to visit customers and customers were unable to receive visitors for on-location meetings;

●	Field activity for testing and deploying our wireless systems was delayed due to the inability for our field service team to install and test equipment for our customers;

●	Supply chain disruptions led to component shortages and inefficiencies in and delays in producing and delivering equipment for certain purchase orders; and

●	Delays in fulfilling purchase orders reduced our cash flow from operations.

In the first quarter of 2020, we reduced our business activity to critical operations only, and furloughed 80% of our workforce. Per orders issued by the Health Officer of the County of Santa Clara, our corporate headquarters were closed, except for functions related to the support of remote workers and product support related to the essential transportation sector. On May 13, 2020, we reopened our corporate headquarters and as of September 30, 2020 we have no employees remaining on furlough. Of the 18 employees previously furloughed, 14 are currently employed by us.

Additionally, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the COVID-19 outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The Company applied for, and received, funds under the Paycheck Protection Program after the period end in the approximate amount of $666,000. The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support operations of the Company.

The Company expects its business, financial condition and results of operations will be impacted from the COVID-19 pandemic for the remainder of 2020 primarily due to the deferral of customer activity from the first half of the year. Further, the COVID-19 pandemic is ongoing and remains an unknown risk for the foreseeable future. The extent to which the coronavirus may impact our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus.  As a result, the Company is unable to reasonably estimate the full extent of the impact from the COVID-19 pandemic on its future business, financial condition and results of operations. The Company may also be unable to comply with the financial and other material covenants under its debt agreements and may not be able to negotiate waivers or amendments to such debt agreements in order to maintain ongoing compliance. In addition, if the Company were to experience any new impact to its operations, or incur additional unanticipated costs and expenses as a result of the COVID-19 pandemic, such operational delays and unanticipated costs and expenses there could be a further adverse impact on the Company’s business, financial condition and results of operations in 2020 and 2021.

We have significant dependence on a small number of customers, and the loss of such customers or a decrease in business conducted with such customers could materially harm our business, financial condition or results of operations.

Because we have only recently invested in our customer service and support organization, a small number of customers have accounted for a substantial amount of our revenue. During the nine months ended September 30, 2020, two customers accounted for approximately $993,000 and $866,000 of our revenue, or approximately 98%. During the year ended December 31, 2019, three customers accounted for approximately $144,000, $115,000 and $56,000 of our revenue, or approximately 45%, 36% and 18%, respectively. During the year ended December 31, 2018, two customers accounted for approximately $145,000 and $32,000 of our revenue or 76% and 17%, respectively. No other customers provided more than 10% of our revenue during the nine months ended September 30, 2020, or the years ended December 31, 2019 and 2018. The loss of these customers or a decrease in the business conducted with such customers could have a material adverse impact on our business, financial condition or results of operations.

Project performance delays or difficulties, including those caused by third parties, or certain contractual obligations may result in additional costs to us, reductions in revenues or the payment of liquidated damages.

Many projects involve challenging engineering, construction or installation phases that may occur over extended time periods. We may encounter difficulties as a result of delays or changes in designs, engineering information or materials provided by our customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, delays from our customer’s failure to timely obtain permits or meet other regulatory requirements, weather-related delays and other factors, many of which are beyond our control, that impact our ability to complete the project in accordance with the original delivery schedule. In addition, we contract with third-party subcontractors to assist us with the completion of contracts. Any delay or failure by suppliers or by subcontractors in the completion of their portion of the project may be beyond our control and may result in delays in the overall progress of the project or may cause us to incur additional costs, or both. Delays and additional costs may be substantial and, in some cases, we may be required to compensate the customer for such delays. Delays may also disrupt the final completion of our contracts as well as the corresponding recognition of revenues and expenses therefrom. In certain circumstances, we guarantee project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels; failure to meet any of our guarantees, schedules or performance requirements could also result in additional costs or penalties to us, including obligations to pay liquidated damages, and such amounts could exceed expected project profit. In extreme cases, the above-mentioned factors could cause project cancellations, and we may be unable to replace such projects with similar projects or at all. Such delays or cancellations may impact our reputation, brand or relationships with customers, adversely affecting our ability to secure new contracts.

Our contractors may fail to satisfy their obligations to us or other parties, or we may be unable to maintain these relationships, either of which may have a material adverse effect on our business, financial condition and results of operations.

We depend on third party contractors to complete manufacturing, certain research and development and deployment functions. There is a risk that we may have disputes with contractors arising from, among other things, the quality and timeliness of work performed by the contractor, customer concerns about the contractor or our failure to extend existing task orders or issue new task orders. In addition, if any of our contractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, then our ability to fulfill our obligations may be jeopardized. In addition, the absence of qualified contractors with whom we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts. Any of these factors may have a material adverse effect on our business, financial condition or results of operations.

Material delays or defaults in customer payments could leave us unable to cover expenditures related to such customer’s projects, including the payment of our subcontractors.

Because of the nature of most of our contracts, we commit resources to projects prior to receiving payments from our customers in amounts sufficient to cover expenditures as they are incurred. In certain cases, these expenditures include paying our contractors and purchasing parts. If a customer defaults in making its payments on a project or projects to which we have devoted significant resources, it could have a material adverse effect on our business, financial condition or results of operations.

Certain of our officers, employees, contractors and other service providers may work on projects that are inherently dangerous, and a failure to maintain a safe worksite could result in significant losses.

Certain of our project sites can place our officers, employees, contractors and other service providers and others, including third parties, in difficult or dangerous environments, and may involve difficult and hard to reach terrain, high elevation, or locations near large or complex equipment, moving vehicles, high voltage or other safety hazards or dangerous processes. Safety is a primary focus of our business and maintaining a good reputation for safety is critical to our business. Many of our customers require that we meet certain safety criteria to be eligible to bid on contracts. We maintain programs with the primary purpose of implementing effective health, safety and environmental procedures throughout our company. Maintaining such programs involves variable costs which may increase as governmental, regulatory and industry safety standards evolve, and any increase in such costs may materially affect or business, financial condition or results of operations. Further, if we fail to implement appropriate safety procedures or if our procedures fail, our officers, employees, contractors and other service providers, including third parties, may suffer injuries. Failure to comply with such procedures, client contracts or applicable regulations, or the occurrence of such injuries, could subject us to material losses and liability and may adversely impact our ability to obtain projects in the future or to hire and retain talented officers, employees, contractors and other services providers, therefore materially adversely affecting our business, financial condition or results of operations.

Warranty claims resulting from our services could have a material adverse effect on our business, financial condition or results of operations.

We generally warrant our manufactured products, including hardware and software, for a period of one year from the date of receipt of the product by the customer. After the first year, the customer can pay for extended hardware warranty and software maintenance and upgrades on an annual basis in advance. While costs that we have incurred historically under our warranty obligations have not been material, the costs associated with such warranties, including any warranty related legal proceedings, are variable and could have a material adverse effect on our business, financial condition or results of operations.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key officers, employees, contractors and other service providers or our inability to attract and retain qualified personnel could harm our business, financial condition or results of operations.

We depend, in part, on the performance of Eric Brock, our Chief Executive Officer, Stewart Kantor, our Chief Financial Officer, Thomas Bushey, our President, and Menashe Shahar, the Chief Technology Officer of Ondas Networks, to operate and grow our business. The loss of any of Messrs. Brock, Kantor, Bushey or Shahar could negatively impact our ability to execute our business strategies. Although we have entered into employment agreements with Messrs. Brock, Kantor, Bushey and Shahar, we may be unable to retain them or replace any of them if we lose their services for any reason.

Our future success will also depend on our ability to attract, retain and motivate highly skilled management, product development, operations, sales, technical and other personnel in the United States and abroad. Even in today’s economic climate, competition for these types of personnel is intense, particularly in the Silicon Valley, where our headquarters are located. All of our employees, contractors and other service providers in the United States work for us on an at-will basis. Given the lengthy sales cycles with utilities and deployment periods of our networking platform and solutions, the loss of key personnel at any time could adversely affect our business, financial condition or results of operations.

Our products are subject to a lengthy sales cycle and our customers may cancel or change their product plans after we have expended substantial time and resources in the design of their products.

Many of our customers are conservative in their decision-making process. Sales cycles for new customers can vary from one to three years depending on the complexity of the customer’s network, whether the customer is subject to state regulations, and annual budget cycles. During this lengthy sales cycle, our potential customers may cancel or change their product plans. Customers may also discontinue products incorporating our devices at any time or they may choose to replace our products with lower cost semiconductors. In addition, we are working with leading customers in our target markets to define our future products. If customers cancel, reduce or delay product orders from us, or choose not to release products that incorporate our devices after we have spent substantial time and resources developing products or assisting customers with their product design, our revenue levels may be less than anticipated and our business, results of operations and financial condition may be materially adversely affected.

Our ability to provide bid bonds, performance bonds or letters of credit is limited and could negatively affect our ability to bid on or enter into significant long-term agreements.

We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under customer contracts or, in some cases, as a pre-requisite to submit a bid on a potential project. Our ability to obtain such bonds primarily depends upon our capitalization, working capital, past performance, management expertise, reputation, brand and external factors beyond our control, including the overall capacity of the surety market and general and regional economic and regulatory conditions. Surety companies consider those factors in relation to the amount of our tangible net worth and other underwriting standards that may change from time to time. Surety companies may require that we collateralize a percentage of the bond with our cash or other form of credit enhancement. Events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future, or being available only at a significantly greater cost. In addition, some of our utility customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages as the result of an event of default under our contracts with them. If we enter into significant long-term agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into significant long-term agreements, could have a material adverse effect on our future revenues and business prospects.

Substantially all our current products depend on the availability and are subject to the use of licensed radio frequencies regulated by the FCC in the United States.

Substantially all of our current hardware products are designed to communicate wirelessly via licensed radio frequencies and therefore depend on the availability of adequate radio spectrum in order to operate. It is possible that the FCC or the U.S. Congress could adopt additional regulations or policies which are, or may change or modify current regulations or policies so that they are, harmful to our business or incompatible with our current or future product offerings, as well as products currently installed in the field. Additional regulations or policies or changes or modifications to current regulations or policies may require modification or replacement of our products, including products currently installed in the field, at significant, or even prohibitive, cost to us, and may require changes or modifications to, or termination of, ongoing or planned projects. Any of these developments could materially and adversely impact our business, financial condition or results of operations.

Our marketing efforts depend significantly on our ability to receive positive references from our existing customers.

Our marketing efforts depend significantly on our ability to call on our current and past customers to provide positive references to new, potential customers. A material portion of our current pipeline activity is concentrated in the transportation and aviation sectors. Given our limited number of customers, the loss or dissatisfaction of any customer could substantially harm our brand and reputation, inhibit the market acceptance of our products and services, and impair our ability to attract new customers and maintain existing customers. Further, as we expand into new vertical and geographic end markets, references from existing customers could be similarly important. Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

If our products contain defects or otherwise fail to perform as expected, we could be liable for damages and incur unanticipated warranty, recall and other related expenses, our reputation could be damaged, we could lose market share and, as a result, our financial condition or results of operations could suffer.

Our products are complex and may contain defects or experience failures due to any number of issues in design, materials, manufacture, deployment and/or use. If any of our products contain a defect, compatibility or interoperability issue or other error, we may have to devote significant time and resources to find and correct the issue. Such efforts could divert the attention of our management team and other relevant personnel from other important tasks. A product recall or a significant number of product returns could: be expensive; damage our reputation and relationships with utilities and other third-party vendors; result in the loss of business to competitors; and result in litigation against us. Costs associated with field replacement labor, hardware replacement, re-integration with third-party products, handling charges, correcting defects, errors and bugs, or other issues could be significant and could materially harm our financial results.

Estimated future product warranty claims are based on the expected number of field failures over the warranty commitment period, the term of the product warranty period, and the costs for repair, replacement and other associated costs. Our warranty obligations are affected by product failure rates, claims levels, material usage and product re-integration and handling costs.

Because our products are relatively new and we do not yet have the benefit of long-term experience observing products’ performance in the field, our estimates of a product’s lifespan and incidence of claims may be inaccurate. Should actual product failure rates, claims levels, material usage, product re-integration and handling costs, defects, errors, bugs or other issues differ from the original estimates, we could end up incurring materially higher warranty or recall expenses than we anticipate.

To date we have eliminated or limited the extent of liquidated damages and/or consequential losses from our agreements with customers. It is possible that we may not be able to achieve this in the future which could expose us to significant liabilities.

Our technology, products and services have only been developed in the last several years and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

The current generation of our radio hardware and software has only been developed in the last several years and is continuing to evolve. Deploying and operating our technology is a complex endeavor and, until recently, had been done primarily by a small number of customers and primarily in the electric utility industry. As the size, complexity and scope of our deployments grow we have been able to test product performance at a greater scale and in a variety of new geographic settings and environmental conditions. As the number, size and complexity of our deployments grow and we deploy FullMAX systems for new applications in new critical infrastructure industries, we may encounter unforeseen operational, technical and other challenges, some of which could cause significant delays, trigger contractual penalties, result in unanticipated expenses, and/or damage to our reputation, each of which could materially and adversely affect our business, financial condition and results of operations.

If we fail to respond to evolving technological changes, our products and services could become obsolete or less competitive.

Our industry is highly competitive and characterized by new and rapidly evolving technologies, standards, regulations, customer requirements, as well as frequent product introductions and revisions. Accordingly, our operating results depend upon our ability to develop and introduce new products and services, our ability to reduce production costs of our existing products. The process of developing new technologies and products is complex, and if we are unable to develop enhancements to, and new features for, our existing products and services or acceptable new products and services that keep pace with technological developments or industry standards, our products may become obsolete, less marketable and less competitive and our business, financial condition or results of operations could be significantly harmed.

We depend on our ability to develop new products and to enhance and sustain the quality of existing products.

Our growth and future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain the quality and marketability of our existing products. As such, we have made, and expect to continue to make, substantial investments in technology development. In the future, we may not have the necessary capital, or access to capital on acceptable terms, to fund necessary levels of research and development. Even with adequate capital resources, we may nonetheless experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules and, even if we do, we may not develop new products fast enough to provide sufficient differentiation from our competitors’ products, which may be more successful.

We and our customers operate in a highly regulated business environment and changes in regulation could impose costs on us or make our products less economical.

Our products and services and our utility customers are subject to federal, state, local and foreign laws and regulations. Laws and regulations applicable to us and our products govern, among other things, the manner in which our products communicate, and the environmental impact and electrical reliability of our products. Additionally, our critical infrastructure customers are often regulated by national, state and/or local bodies, including public utility commissions, the Department of Energy, the Federal Energy Regulatory Commission, the FCC, Federal Rail Association and other bodies. Prospective customers may be required to gain approval from any or all of these organizations prior to implementing our products and services, including specific permissions related to the cost recovery of these systems. Regulatory agencies may impose special requirements for implementation and operation of our products. We may incur material costs or liabilities in complying with government regulations applicable to us or our utility customers. In addition, potentially significant expenditures could be required in order to comply with evolving regulations and requirements that may be adopted or imposed on us or our utility customers in the future. Such costs could make our products less economical and could impact our utility customers’ willingness to adopt our products, which could materially and adversely affect our revenue, results of operations and financial condition.

Furthermore, changes in the underlying regulatory conditions that affect critical infrastructure industries could have a potentially adverse effect on our customers’ interest or ability to implement our technologies. Many regulatory jurisdictions have implemented rules that provide financial incentives for the implementation of energy efficiency and demand response technologies, often by providing rebates or through the restructuring of utility rates. If these programs were to cease, or if they were restructured in a manner inconsistent with the capabilities enabled by our products and services, our business, financial condition and results of operations could be significantly harmed.

If our products do not interoperate with our customers’ other systems, the purchase or deployment of our products and services may be delayed or cancelled.

Our products are designed to interface with our customers’ other systems, each of which may have different specifications and utilize multiple protocol standards and products from other vendors. Our products will be required to interoperate with many or all of these products as well as future products in order to meet our customers’ requirements. If we find errors in the existing software or defects in the hardware used in our customers’ systems, we may need to modify our products or services to fix or overcome these errors so that our products will interoperate with the existing software and hardware, which could be costly and negatively affect our business, financial condition, and results of operations. In addition, if our products and services do not interoperate with our customers’ systems, customers may seek to hold us liable, demand for our products could be adversely affected or orders for our products could be delayed or cancelled. This could hurt our operating results, damage our reputation or brand, and seriously harm our prospects, business, financial condition or results of operations.

Cyberattacks through security vulnerabilities could lead to disruption of business, reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position.

Security vulnerabilities may arise from our hardware, software, employees, contractors or policies we have deployed, which may result in external parties gaining access to our networks, datacenters, cloud datacenters, corporate computers, manufacturing systems, and or access to accounts we have at our suppliers, vendors, and customers. They may gain access to our data or our users’ or customers’ data, or attack the networks causing denial of service or attempt to hold our data or systems in ransom. The vulnerability could be caused by inadequate account security practices such as failure to timely remove employee access when terminated. To mitigate these security issues, we have implemented measures throughout our organization, including firewalls, backups, encryption, employee information technology policies and user account policies. However, there can be no assurance these measures will be sufficient to avoid cyberattacks. If any of these types of security breaches were to occur and we were unable to protect sensitive data, our relationships with our business partners and customers could be materially damaged, our reputation could be materially harmed, and we could be exposed to a risk of litigation and possible significant liability.

Further, if we fail to adequately maintain our infrastructure, we may have outages and data loss. Excessive outages may affect our ability to timely and efficiently deliver products to customers or develop new products and solutions. Such disruptions and data loss may adversely impact our ability to fulfill orders, patent our intellectual property or protect our source code, and interrupt other processes. Delayed sales or lost customers resulting from these disruptions could adversely affect our financial results, stock price and reputation.

Unauthorized use or disclosure of, or access to, any personal information maintained by us or on our behalf, whether through breach of our systems, breach of the systems of our suppliers or vendors by an unauthorized party, or through employee or contractor error, theft or misuse, or otherwise, could harm our business. If any such unauthorized use or disclosure of, or access to, such personal information was to occur, our operations could be seriously disrupted, and we could be subject to demands, claims and litigation by private parties, and investigations, related actions, and penalties by regulatory authorities. In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of foreign, federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business, financial condition and results of operations.

We do not control certain aspects of the manufacture of our product, including the supply of key components used to build our products and we also depend on a limited number of manufacturers.

Our future success will depend significantly on the availability of key components, and our ability to manufacture our products timely and cost-effectively, in sufficient volumes, and in accordance with quality standards. Our reliance on a small number of manufacturers reduces our control over the manufacturing process, exposing us to risks, including reduced control over quality assurance, product costs and product supply including delays in transportation and delivery. Any manufacturing disruption by our usual manufacturers could impair our ability to fulfill orders. We may be unable to manage our relationships with our usual manufacturers effectively as they may experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations or otherwise fail to meet our future requirements for timely delivery. Similarly, to the extent that our usual manufacturers procure materials on our behalf, we may not benefit from any warranties received by our usual manufacturers from the suppliers or otherwise have recourse against the original supplier of the materials or even the manufacturer. In such circumstances, if the original supplier were to provide us or our usual manufacturers with faulty materials, we might not be able to recover the costs of such materials or be compensated for any damages that arise as a result of the inclusion of the faulty components in our products.

One or more of our usual manufacturers may suffer an interruption in its business, or experience delays, disruptions or quality control problems in its manufacturing operations, or seek to terminate its relationship with us, or we may choose to change or add additional manufacturers for other reasons. Additionally, we do not have long-term supply agreements with our usual manufacturers. As a result, we may be unable to renew or extend our agreement on terms favorable to us, if at all. Although the manufacturing services required to manufacture and assemble our products may be readily available from a number of established manufacturers, it may be risky, time consuming and costly to qualify and implement new manufacturer relationships.

Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We may seek to grow our business through acquisitions of complementary companies, products, services or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could harm our business, financial condition and operating results.

From time to time, we may consider opportunities to acquire other companies, products, services or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base, or advance our business strategies. Potential acquisitions involve numerous risks, including:

●	problems assimilating the acquired companies, products, services or technologies;

●	issues maintaining uniform standards, procedures, controls and policies;

●	unanticipated costs associated with acquisitions;

●	diversion of management’s attention from our existing business;

●	risks associated with entering new markets in which we have limited or no experience;

●	increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters; and

●	unanticipated or undisclosed liabilities of any target.

We have no current commitments with respect to any acquisition. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired companies, products, services or technologies. Our potential inability to identify and complete such acquisitions or integrate any acquired products or technologies effectively may adversely affect our business, financial condition or results of operations.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial condition as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a significant diversion of our resources, and there is no guarantee that we will be able to successfully defend against any such litigation regardless of particular merits. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available on favorable terms, at all, or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business, financial condition and the results of our operations.

Risks Related to our Intellectual Property

Our ability to protect our intellectual property and proprietary technology is uncertain.

We rely primarily on patent, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements, to protect our proprietary technologies and intellectual property. As of this filing, we held a total of six issued patents in the U.S., seven patent pending applications in the U.S., and one international pending patent application. Our patents expire between 2030 and 2037, subject to any patent extensions that may be available for such patents.

We have applied for patent protection relating to certain existing and proposed products and processes. Currently, several of our issued U.S. patents as well as various pending U.S. and foreign patent applications relate to our FullMAX systems, and are therefore important to the functionality of our products. If we fail to timely file a patent application in any jurisdiction, we may be precluded from doing so at a later date. Furthermore, we cannot assure you that any of our patent applications will be approved in a timely manner or at all. The rights granted to us under our patents, and the rights we are seeking to have granted in our pending patent applications, may not be meaningful or provide us with any commercial advantage. In addition, those rights could be opposed, contested or circumvented by our competitors, or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier or cheaper for our competitors to offer the same or similar products or technologies. Even if we are successful in receiving patent protection for certain products and processes, our competitors may be able to design around our patents or develop products that provide outcomes which are comparable or superior to ours without infringing on our intellectual property rights. Due to differences between foreign and U.S. patent laws, our patented intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Even if patents are granted outside the U.S., effective enforcement in those countries may not be available without significant cost and time expense or at all.

We rely on our trademarks and trade names to distinguish our products from the products of our competitors. Third-parties may challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. Further, we cannot assure you that competitors will not infringe upon our trademarks, or that we will have adequate resources to enforce our trademarks.

We also rely on trade secrets, know-how and technology, which are not protectable by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements and intellectual property assignment agreements with our officers, employees, contractors and other service providers regarding our intellectual property and proprietary technology. In the event of unauthorized use or disclosure or other breaches of those agreements, we may not be provided with meaningful protection for our trade secrets or other proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, officers, employees, contractors and other service providers use intellectual property owned by others in their work for us, disputes may arise as to the rights in the related or resulting know-how and inventions. If any of our trade secrets, know-how or other technologies not protected by a patent were to be disclosed to or independently developed by a competitor, our business, financial condition and results of operations could be materially adversely affected.

If a competitor infringes upon one of our patents, trademarks or other intellectual property rights, enforcing those patents, trademarks and other rights may be costly, difficult and time consuming. Patent law relating to the scope of claims in the industry in which we operate is subject to rapid change and constant evolution and, consequently, patent positions in our industry can be uncertain. Even if successful, litigation to defend our patents and trademarks against challenges or to enforce our intellectual property rights could be expensive and time consuming and could divert management’s attention from managing our business. Moreover, we may not have sufficient resources or desire to defend our patents or trademarks against challenges or to enforce our intellectual property rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third-parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may harm our business, financial condition and operating results.

Our business may suffer if it is alleged or found that our products infringe the intellectual property rights of others.

Our industry is characterized by the existence of a large number of patents and by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements from companies like ours. To date we have received no claims with respect to our infringement of intellectual property or patents but, in the future, third parties may claim that we are infringing upon their patents or other intellectual property rights. In addition, we may be or may become contractually obligated to indemnify our utility customers or other third parties that use or resell our products in the event our products are alleged to infringe a third-party’s intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand, and cause us to incur significant expenses. Even if we are indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations. Further, claims of intellectual property infringement might require us to redesign affected products, delay affected product offerings, enter into costly settlement or license agreements or pay costly damage awards or face a temporary or permanent injunction prohibiting us from marketing, selling or distributing the affected products. If we cannot or do not license the alleged infringed technology on reasonable terms or at all, or substitute similar technology from another source, our revenue and earnings could be adversely impacted. Additionally, our utility customers may not purchase our products if they are concerned that our products infringe third-party intellectual property rights. This could reduce the market opportunity for the sale of our products and services. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented technology, trade secrets and know-how. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our officers, employees, contractors and other service providers and with parties with which we do business. These agreements may be breached, which breach may result in the misappropriation of such information, and we may not have adequate remedies for any such breach. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology.

Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our officers, employees, contractors, other service providers, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition, and results of operations.

We use open source software in our products and services that may subject our products and services to general release or require us to re-engineer our products and services, which may cause harm to our business.

We use open source software in connection with our products and services. From time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to suits by parties claiming ownership of what we believe to be open source software or noncompliance with open source licensing terms. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. While we monitor the use of open source software in our products and services and try to ensure that none is used in a manner that would require us to disclose the source code to the related product or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur and we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our products, discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	others may be able to make devices that are the same as or similar to our remote radios but that are not covered by the claims of the patents that we own;
●	we or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;
●	we might not have been the first to file patent applications covering certain of our inventions;
●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;
●	it is possible that our pending patent applications will not lead to issued patents;
●	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;
●	our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and
●	we may not develop additional proprietary technologies that are patentable.

Risks Related to our Financial Results and Need for Financing

We will need to generate significant sales to achieve profitable operations.

We intend to increase our operating expenses substantially in connection with the planned expansion of our business, establishment of our sales and marketing infrastructure, our ongoing research and development activities, and the commensurate development of our management and administrative functions, but there is no guarantee that we will succeed in these endeavors. We will need to generate significant sales to achieve profitability, and we might not be able to do so. Even if we do generate significant sales, we might not be able to achieve, sustain or increase profitability on a quarterly or annual basis in the future. If our sales grow more slowly than we expect, or if our operating expenses exceed our expectations, our business, financial condition and results of operations may be adversely affected.

We may not be able to generate sufficient cash to service our indebtedness, which currently consists of the secured loans with Steward Capital.

We currently have issued secured notes to Steward Capital in the aggregate principal amount of approximately $11.3 million, pursuant to term loans under a Loan and Security Agreement, as amended, that mature September 9, 2021, or the Steward Capital Loan and Security Agreement. At September 30, 2020, the accrued interest on the secured loans was approximately $73,000. In addition, we must pay $550,000 to Steward Capital at maturity for end-of-loan and loan extension fees. Our obligations under the Steward Capital Loan and Security Agreement are secured by a first priority security interest in substantially all of our assets. The Steward Capital Loan and Security Agreement also contains certain restrictive covenants that limit our ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions, as well as financial reporting requirements. We were in compliance with the affirmative and restrictive covenants as of December 31, 2019, September 30, 2020, and as of the date of this filing. We may also enter into other debt agreements in the future which may contain similar or more restrictive terms.

Our ability to make the scheduled payment to Steward Capital depends on numerous factors, including the amount of our cash reserves and our actual and projected financial and operating performance. These amounts and our performance are subject to certain financial and business factors, as well as prevailing economic and competitive conditions, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash reserves or cash flows from operating activities sufficient to permit us to pay the Steward Capital secured loans when due. If our cash flows and capital resources are insufficient to fund our debt service obligation to Steward Capital, we may be forced sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, or that these actions would permit us to meet our scheduled obligation to Steward Capital. Failure to comply with the conditions of the Steward Capital Loan and Security Agreement could result in an event of default, which could result in an acceleration of amounts due under the Steward Capital Loan and Security Agreement. We may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness and Steward Capital could seek to enforce security interests in the collateral securing such indebtedness, which would have a material adverse effect on our business.

If we do not obtain additional capital to fund our growth, operations, and obligations, our growth may be limited.

We will require additional capital to fund our growth, operations, and obligations. As our business has grown, we have managed periods of tight liquidity by accessing capital from our stockholders and their affiliates. Our capital requirements will depend on several factors, including:

●	our ability to enter into new agreements with customers or to extend the terms of our existing agreements with customers, and the terms of such agreements;

●	the success of our sales efforts;

●	our working capital requirements related to the costs of inventory and accounts receivable;

●	costs of recruiting and retaining qualified personnel;

●	expenditures and investments to implement our business strategy; and

●	the identification and successful completion of acquisitions.

We may seek additional funds through equity or debt offerings and/or borrowings under additional notes payable, lines of credit or other sources. We do not know whether additional financing will be available on commercially acceptable terms or at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect our business, financial condition or results of operations.

Our revenue is not predictable and recognition of a significant portion of it will be deferred into future periods.

Once a customer decides to move forward with a large-scale deployment of our products and services, the timing of and our ability to recognize related revenue will depend on several factors, some of which may not be under our control. These factors include shipment schedules that may be delayed or subject to modification, the rate at which our utility customers choose to deploy our products in their network, customer acceptance of all or any part of our products and services, our contractual commitments to provide new or enhanced functionality at some point in the future, other contractual provisions such as liquidated damages, our suppliers’ ability to provide an adequate supply of components, the requirement to obtain regulatory approval, and our ability to deliver quality products according to expected schedules. In light of these factors, the application of complex revenue recognition rules to our products and services has required us to defer, and in the future will likely continue to require us to defer, a significant amount of revenue until undetermined future periods. It may be difficult to predict the amount of revenue that we will recognize in any given period and amounts recognized may fluctuate significantly from one period to the next.

Risks Related to our Common Stock

Our ability to continue our operations requires that we raise additional capital and our operations could be curtailed if we are unable to obtain the additional funding as or when needed on terms acceptable to us or at all. As a result, our registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included for the years ended December 31, 2019 and December 31, 2018.

Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products from customers currently identified in our sales pipeline and to new customers as well. We also will be required to efficiently manufacturer and deliver equipment on those purchase orders. These activities, including our planned research and development efforts, will require significant uses of working capital through the end of 2020 and beyond. Based on our current operating plans, we believe that our existing cash at the time of this filing will only be sufficient to meet our anticipated operating needs through December 2020. Additionally, we currently do not have sufficient funds to repay our debt to Steward Capital due at maturity on September 9, 2021 and must secure additional equity or debt capital in order to repay this obligation. At the present time we have no commitments for any such funding and no assurance can be provided that we will be able to raise the needed funds on commercially acceptable terms or at all. These factors raise substantial doubt about our ability to continue as a going concern through October 23, 2021. The financial information contained in the financial statements included in this registration statement have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and these financial statements included in this registration statement do not include any adjustments that may result from the outcome of this uncertainty.

We will need to raise additional financing to continue operations beyond December 2020. We will require additional funding to continue operations and realize our business objectives in the future. If we are unable to continue as a going concern in the future, we may be unable to meet our obligations under the Steward Capital secured loans, which could result in an acceleration of our obligations to repay all amounts owed thereunder, and we may be forced to liquidate our assets. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We identified a material weakness in our internal control over financial reporting. If we are not able to remediate the material weakness and otherwise maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our common stock could be adversely affected.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

In connection with the annual report for the year ended December 31, 2019, we identified a material weakness in our internal control over financial reporting related to lack of segregation of duties and accounting resources. Accordingly, our Chief Executive Officer and Chief Financial Officer have certified that, based on their knowledge, the consolidated financial statements, and other financial information included in this registration statement, fairly present in all material respects our financial condition, results of operations and cash flows as of, and for, the periods presented in this this registration statement.

If our steps are insufficient to successfully remediate the material weakness and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our common stock could be materially and adversely affected. Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations.

We have limited trading activity and a result, the price of our common stock might fluctuate significantly and you could lose all or part of your investment.

To date, our common stock has not been listed on any security exchanges, but rather has been quoted on the OTCQB. The limited trading activity and resulting volatility in the market price of our common stock may prevent you from being able to sell your shares of our common stock at or above the price you paid for your shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including, but not limited to:

●	actual or anticipated fluctuations in our financial and operating results;
●	adverse results from delays in our product development;
●	legal, political, governmental or other regulatory developments, decisions or interpretations;
●	publication of research reports or coverage about us or our industry or positive or negative recommendations;
●	perceptions about the market acceptance of our products and services, and the recognition of our brand;
●	adverse publicity about our products and services, operating or financial results or industry in general;
●	overall performance of the equity markets;
●	introduction or discontinuation of products or services, or announcements of significant contracts, licenses or acquisitions, by us or our competitors;
●	additions or departures of key personnel;
●	threatened or actual litigation and government or regulatory investigations;
●	sale of shares of our common stock by us or members of our management or our stockholders; and
●	general economic conditions, both global and regional.

These and other factors might cause the market price of our common stock to fluctuate unpredictably and substantially, which may negatively affect the liquidity of our common stock. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries, including our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

●	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected consolidated financial data in this registration statement;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) December 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Reverse Stock Split may not result in a proportional increase in the per share price of our common stock.

The effect of the Reverse Stock Split on the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that the prices for shares of the common stock after the Reverse Stock Split will increase proportionately to prices for shares of our common stock immediately before the Reverse Stock Split. The market price of our common stock may also be affected by other factors which may be unrelated to the Reverse Stock Split or the number of shares outstanding.

Furthermore, even if the market price of our common stock does rise following the Reverse Stock Split, we cannot assure you that the market price of our common stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our common stock. Accordingly, our total market capitalization after the Reverse Stock Split may be lower than the market capitalization before the Reverse Stock Split.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates, in the aggregate, beneficially own approximately 43% of our outstanding common stock as of November 16, 2020, and as of the date of this filing. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

You may experience future dilution as a result of future equity offerings.

Our Amended and Restated Articles of Incorporation authorize the issuance of a maximum of 116,666,667 shares of common stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of common stock held by our then existing stockholders. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may be higher or lower than the price per share in this offering, and investors purchasing shares or other securities in the future could have rights superior to purchases in this offering or other existing stockholders. Also, we have reserved 3,333,334 shares of common stock for issuance pursuant to future awards under the 2018 Equity Incentive Plan. The issuance of such additional shares of common stock, or securities convertible or exchangeable into common stock, may cause the price of our common stock to decline. Additionally, if all or a substantial portion of these shares are resold into the public markets then the trading price of our common stock may decline.

Our Board may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of our Company.

Our Amended and Restated Articles of Incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, $0.0001 par value per share, with such designation rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without the need to obtain stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, which research and reports are not and would not be subject to our control. We currently do not have and may never obtain research coverage by securities analysts, and industry analysts that currently cover us may cease to do so. If no securities analysts commence coverage of our company, or if industry analysts cease coverage of our company, the trading price for our stock could be materially and adversely impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price may be materially and adversely impacted. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock nor are we under any obligation to declare or pay such cash dividends. We currently intend to retain any future earnings to fund our operations and the development and growth of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Our future ability to pay cash dividends on our capital stock may be limited by any future debt instruments or preferred securities. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases to a price above the price you paid for them and you sell such shares.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly.

Of the 19,796,154 shares of our common stock issued and outstanding as of September 30, 2020, 2,986,176 shares are freely tradable without restriction by stockholders who are not our affiliates and 16,809,978 shares are “restricted securities” as defined in Rule 144. Also, 15,188,181 restricted shares are subject to the terms of a lock up agreement entered into in connection with the Acquisition by each of the former Ondas stockholders, which lock up agreement was subsequently amended, under which these restricted shares cannot be sold until March 28, 2021.

In addition, we filed a registration statement on Form S-3, which was declared effective by the SEC on December 12, 2019, covering the resale of 2,894,862 shares of common stock and 1,447,431 shares of common stock underlying warrants held by selling stockholders (“Investor Warrants”) who participated in a private equity offering during the third and fourth quarter 2019. Pursuant to the registration statement on Form S-3, these selling stockholders may resell all or a portion of the 2,894,862 shares of common stock, and all or a portion of the 11,447,431 shares of common stock underlying the Investor Warrants after the Investor Warrants are exercised by the holders.

In addition, we filed a registration statement on Form S-8 registering the issuance of 3,333,334 shares of common stock reserved for issuance under our 2018 Equity Incentive Plan. Shares registered under this registration statement on Form S-8 are available for sale in the public market subject to vesting arrangements and exercise of options and the restrictions of Rule 144 in the case of our affiliates.

Our shares of common stock are subject to the penny stock rules.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If the price per share of our common stock continues to be is less than $5.00, our common stock will continue to be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Certain provisions of our Amended and Restated Articles of Incorporation and Bylaws and Nevada law make it more difficult for a third-party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ best interest.

Certain provisions of our Amended and Restated Articles of Incorporation and Bylaws and Nevada law make it more difficult for a third-party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest. For example, Nevada law provides that approval of two-thirds of the stockholders is required to remove a director, which may make it more difficult for a third-party to gain control of the Company. This concentration of ownership limits the power to exercise control by our minority stockholders.

Our bylaws designate the Eighth Judicial District Court of Clark County of the State of Nevada as the sole and exclusive forum for certain actions, which could limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Risks Related to This Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated the net proceeds from this offering for any specific purpose, except, subject to us receiving gross proceeds of not less than $20 million in the offering, $5 million to repay principal and accrued interests under the Steward Capital Loan and Security Agreement, that matures on September 9, 2021. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering, including for any of the purposes described in the section titled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with or ways which are likely to increase the value of your investment. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company or your investment. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is a limited market for our securities, which may make it more difficult to dispose of our securities and we may fail to sustain trading on Nasdaq, which could make it more difficult for investors to sell their shares.

Our common stock is quoted on OTCQB, under the symbol “ONDS,” and, to date, has traded on a limited basis. We have applied to list our common stock on Nasdaq under the symbol “ONDS.” In the event our common stock begins trading on the Nasdaq, there can be no assurance that trading of our common stock on such market will be sustained. In the event that our common stock is not listed on Nasdaq or if we do not sustain such listing, our common stock could be quoted only on the OTC Markets. Under such circumstances, you may find it significantly more difficult to trade, or to obtain accurate quotations for our common stock and our common stock may become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and other similar investors.

A more active market for our common stock may never develop, and we are under no obligation to seek out a more active market for our common stock.

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

The public offering price per share of our common stock may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of              shares of our common stock in this offering, at the public offering price of $              per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, purchasers of our common stock in this offering will incur immediate dilution of $              per share in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

If we issue additional shares of common stock (including pursuant to the exercise of outstanding stock options or warrants), or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through and including the date 90 days after the date of this prospectus, subject to certain exceptions. The underwriters may, in their discretion, release the restrictions on any such shares at any time without notice. See “Underwriting.” We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If the price of our common stock fluctuates significantly, your investment could lose value.

Our common stock is quoted on the OTCQB, under the symbol “ONDS,” and, to date, has traded on a limited basis. We have applied to list our common stock on Nasdaq under the symbol “ONDS.” We cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including, but not limited to:

●	our quarterly or annual operating results;
●	changes in our earnings estimates or the failure to accurately forecast and appropriately plan our expenses;
●	failure to achieve our growth expectations;
●	failure to attract new customers or retain existing customers;
●	the effect of increased or variable competition on our business;
●	additions or departures of key or qualified personnel;
●	failure to adequately protect our intellectual property;
●	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
●	changes in governmental or other regulations affecting our business;
●	our compliance with governmental or other regulations affecting our business; and
●	changes in global or regional industry, general market, or economic conditions.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes may not be possible to predict and often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that relate to future events or to our future operations or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement. Forward-looking statements include statements, other than statements of historical fact, about:

●	our plans to further develop our FullMAX system of wireless base stations;
●	our plans to further develop remote radios;
●	the adoption by our target industries of the new IEEE 802.16s standard for private cellular networks;
●	our future development priorities;
●	our estimates regarding the size of our potential target markets;
●	our expectations about the impact of new accounting standards;
●	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing or the period for which our existing cash resources will be sufficient to meet our operating requirements;
●	our plans to list our common stock on the Nasdaq and whether an active trading market for our common stock will develop; and
●	our strategies, prospects, plans, expectations, forecasts or objectives.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this registration statement, we caution you that these statements are based on our estimates or projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance, experience or achievements to differ materially from those expressed or implied by any forward-looking statement. Actual results, level of activity, performance, experience or achievements may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including our critical accounting policies and risks and uncertainties relating, to:

●	our ability to obtain additional financing on reasonable terms, or at all;
●	our ability to repay our indebtedness;
●	the accuracy of our estimates regarding expenses, costs, future revenues, uses of cash and capital requirements;
●	any outbreak or worsening of an outbreak of contagious diseases, or other adverse public health developments, could have a material and adverse effect on our business operations, financial condition and results of operations;
●	the market acceptance of our wireless connection products and the IEEE 802.16s standard;
●	our ability to develop future generations of our current products;
●	our ability to generate significant revenues and achieve profitability;
●	our ability to successfully commercialize our current and future products, including their rate and degree of market acceptance;
●	our ability to attract and retain key scientific or management personnel and to expand our management team;
●	our ability to establish licensing, collaboration or similar arrangements on favorable terms and our ability to attract collaborators with development, regulatory and commercialization expertise;
●	our ability to manage the growth of our business;
●	expenditures not resulting in commercially successful products;
●	our outreach to global markets;
●	our commercialization, marketing and manufacturing capabilities and strategy;
●	our ability to expand, protect and maintain our intellectual property position;
●	the success of competing third-party products;
●	our ability to fully remediate our identified internal control material weaknesses;
●	regulatory developments in the United States and other countries; and
●	our ability to comply with regulatory requirements relating to our business, and the costs of compliance with those requirements, including those on data privacy and security.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of            shares of common stock in this offering will be approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming a public offering price of $             per share. If the option to purchase additional shares is exercised in full, we estimate that our net proceeds will be approximately $             million.

Each $1.00 increase or decrease in the assumed public offering price of $             per share would increase or decrease the net proceeds to us from this offering by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of             in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by $             million, assuming no change in the assumed public offering price and after deducting the estimated underwriting discounts and commissions.

As of September 30, 2020, we had cash and cash equivalents of approximately $2.1 million. We currently expect that we will use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows: (1) to continue research and development of future configurations of our FullMAX platform; (2) to build product inventory to support expected increased levels of customer sales activity; (3) subject to us receiving gross proceeds of not less than $20 million in the offering, repay approximately $5 million of principal and accrued interests under the Steward Capital Loan and Security Agreement, that matures on September 9, 2021, and (4) for other general corporate purposes. See Note 7 in the accompanying unaudited condensed consolidated financial statements for additional information on the Steward Capital Loan and Security Agreement.

We believe that our existing cash and cash equivalents, along with the net proceeds from this offering, together with interest on cash balances, will be sufficient to fund our operating expenses and capital expenditure requirements through at least the next twelve months. The amount and timing of our actual expenditures will depend upon numerous factors, including the progress of our continuing product research, development, the timing and results of our product launch, as well as any collaborations that we may enter into with third parties, and any unforeseen delays or cash needs.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business conditions. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the progress of our continuing product research, development, the timing and results of our product launch, as well as any collaborations that we may enter into with third parties, and any unforeseen delays or cash needs. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these certain of these activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock originally traded on OTC Markets, the OTC Pink (Current Information) tier of OTC Markets Group, Inc. under the trading symbol “ZVVT” on a very limited basis. On October 5, 2018, the trading symbol changed to “ONDS.” On December 19, 2018, our common stock started being quoted on the OTCQB under the symbol “ONDS” where it continues to trade on a very limited basis. Any over-the-counter market quotations reflect inter-dealers prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. We have applied to list our common stock on Nasdaq under the symbol “ONDS.”

Stockholders

As of November 13, 2020, there were 281 stockholders of record with respect to our common stock.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock for the foreseeable future, and currently intend to retain any future earnings to fund our operations and the development and growth of our business. In addition, the terms of our indebtedness with Steward Capital Holdings, LP prohibit us from paying cash dividends. Any future determination to declare and pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our board of directors may deem relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020.

●	on an actual basis, giving effect to the Reverse Stock Split; and

●	on an as adjusted basis to give effect to (i) the Reverse Stock Split, (ii) our sale of shares of common stock in this offering at an assumed public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, (iii) the repayment of approximately $5 million of principal and accrued interests under the Steward Capital Loan and Security Agreement, subject to us receiving gross proceeds of not less than $20 million in this offering, and (iv) the issuance of 783,464 shares of common stock underlying 2,350,390 shares of Series A Preferred outstanding, which Series A Preferred will mandatorily convert into common stock in connection with this offering.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2020
	Actual	As Adjusted
Cash, cash equivalents, restricted cash	$2,148,345	$
Secured promissory notes	$11,453,047
Note payable, current portion	370,051
Notes payable, non-current	596,040
Stockholders’ equity:
Preferred stock - par value $0.0001; 5,000,000 shares authorized at September 30, 2020 and none issued or outstanding at September 30, 2020	-
Preferred stock, Series A – par value $0.0001, 5,000,000 shares authorized, 2,350,390 issued and outstanding at September 30, 2020 and none shares issued and outstanding, as adjusted	235
Common stock, $0.0001 par value; 116,666,667 shares authorized, 19,796,154 shares issued and outstanding, actual; 116,666,667 shares authorized, shares issued and outstanding, as adjusted	1,980
Additional paid-in capital	47,378,024
Accumulated deficit	(61,125,373)
Total stockholders’ equity (deficit)	$(13,745,134)	$
Total capitalization	$(1,325,996)	$

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of         shares in the number of shares we are offering would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $         million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 20,579,633 shares of our common stock outstanding as of September 30, 2020, after giving effect to the assumptions set forth below:

●	including 783,479 shares of common stock underlying 2,350,390 shares of Series A Preferred outstanding, which preferred stock will mandatorily convert into common stock in connection with this offering;

●	excluding outstanding warrants to purchase 1,879,785 shares of common stock; and

●	excluding 3,333,334 shares of common stock reserved for issuance pursuant to future awards under our 2018 Incentive Stock Plan, or the 2018 Plan, including outstanding options and restricted stock units to purchase an aggregate of approximately 1,625,834 shares of common stock.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2020, our historical net tangible book value was $(14,454,445) or $(0.73) per share of common stock after giving effect to the Reverse Stock Split. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 19,796,154, the number of shares of common stock outstanding on September 30, 2020.

After giving effect to (i) the Reverse Stock Split, (ii) the sale of           shares of our common stock in this offering at the assumed offering price of $         per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. (iii) the repayment of approximately $5 million of principal and accrued interests under the Steward Capital Loan and Security Agreement, subject to us receiving gross proceeds of not less than $20 million in this offering, and (iv) the mandatory conversion of the Series A Preferred, our net tangible book value as of September 30, 2020 would have been $         or $         per share. This amount represents an immediate increase in net tangible book value of $         per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $         per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$
Historical net tangible book value per share as of September 30, 2020	$(0.73)
Increase in net tangible book value per share attributable to new investors
Net tangible book value per share after the offering
Dilution per share to new investors		$

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) our net tangible book value after this offering by approximately $         million, or approximately $         per share, and increase (decrease) the dilution per share to new investors by approximately $         per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of           shares in the number of shares offered by us would increase (decrease) our net tangible book value after this offering by approximately $         million, or $         per share, and increase (decrease) the dilution per share to new investors by approximately $         per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares in full, the net tangible book value per share after giving effect to the offering would be $         per share. This represents an immediate increase in as adjusted net tangible book value of $         per share to existing stockholders and an immediate dilution in net tangible book value of per share to new investors purchasing shares of our common stock in this offering.

The following table sets forth as of September 30, 2020, on the as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the weighted average price per share paid by existing stockholders and by investors purchasing shares of our common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, at an assumed public offering price of $         per share:

	Shares Purchased			Total Consideration				Weighted Average
	Number	Percent		Amount		Percent		Price per Share
Existing stockholders			%		$(1)		%	$
New investors
Total			%	$			%

(1) Represents:

Common Stock – par value	$
Additional paid – in capital
$

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the total consideration paid by new investors by approximately $         million, and increase (decrease) the percentage of total consideration paid by new investors by approximately             %, assuming that the number of shares offered by us, as listed on the cover page of this prospectus, remains the same. Similarly, each increase (decrease) of             shares in the number of shares of common stock offered by us would increase (decrease) the total consideration paid by new investors by approximately $         million and increase (decrease) the percentage of total consideration paid by new investors by approximately % assuming that the assumed public offering price of $         per share remains the same.

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to             % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in the offering would be increased to              % of the total number of shares of our common stock outstanding after this offering.

The number of shares of our common stock to be outstanding after this offering is based on 20,579,633 shares of our common stock outstanding as of September 30, 2020, after giving effect to the assumptions set forth below:

●	including 783,464 shares of common stock underlying 2,350,390 shares of Series A Preferred outstanding, which Series A Preferred will mandatorily convert into common stock in connection with this offering;

●	excluding outstanding warrants to purchase 1,879,785 shares of common stock; and

●	excluding 3,333,334 shares of common stock reserved for issuance pursuant to future awards under our 2018 Incentive Stock Plan, or the 2018 Plan, including outstanding options and restricted stock units to purchase an aggregate of approximately 1,625,834 shares of common stock.

If the shares described above that are reserved for issuance under our 2018 Plan are issued, or we otherwise issue additional shares of common stock in the future, there could be further dilution to investors participating in this offering. In addition, we anticipate needing to raise additional capital before generating positive cash flows and we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with our unaudited condensed consolidated financial statements and the notes to those financial statements for the three and nine months ended September 30, 2020 and 2019 and consolidated financial statements and notes to those financial statements for the years ended December 31, 2019 and 2019 included elsewhere in this Report. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. See “Statement Regarding Forward-Looking Information.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

On September 28, 2018, we consummated a reverse acquisition transaction to acquire a privately-held company, Ondas Networks Inc., and changed our name from “Zev Ventures Incorporated” to “Ondas Holdings Inc.” As a result, Ondas Networks Inc. (“Ondas Networks”) became our wholly owned subsidiary. We refer to this transaction as the “Acquisition.” In connection with the closing of the Acquisition, we discontinued the prior business of Zev Ventures as a reseller of sporting and concert tickets and our sole business became that of Ondas Networks.

We design, develop, manufacture, sell and support FullMAX, our patented Software Defined Radio (“SDR”) platform for secure, licensed, private wide-area broadband networks. This radio network provides point-to-multipoint, non-line of sight connectivity for industrial wireless networks. Since its inception on February 26, 2006, Ondas Networks has devoted its efforts principally to research and development and the commercialization of our FullMAX wireless technology platform. We helped create the IEEE 802.16s wireless broadband standard, which was published in the fourth quarter of 2017. In 2018, we initiated a business expansion plan designed to invest in our sales and marketing and customer support capabilities in order to build our customer base.

We have incurred significant net losses since inception. For the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, our accumulated deficit was approximately $61, $52 and $32 million, respectively. We expect to continue incurring substantial losses for the next several years as we continue to develop, manufacture and market our technologies. Our operating expenses are comprised of research and development expenses, general and administrative expenses, and sales and marketing expenses.

Our future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, our ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes and overall economic conditions in our target markets.

Our business consists of a single segment of products and services, all of which are sold and provided in the United States and certain international markets.

The Acquisition

On September 28, 2018, we entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Zev Merger Sub, Inc. and Ondas Networks to acquire Ondas Networks. The transactions contemplated by the Merger Agreement were consummated on September 28, 2018 (the “Closing”), and pursuant to the terms of the Merger Agreement, all outstanding shares of common stock of Ondas Networks, $0.00001 par value per share, (the “Ondas Networks Shares”), were exchanged for shares of our common stock, $0.0001 par value per share (the “Company Shares”). Accordingly, Ondas Networks became our wholly-owned subsidiary and its business became the business of the Company.

At the Closing, each Ondas Networks Share outstanding immediately prior to the Closing was exchanged for 1.274 Company Shares (the “Exchange Ratio”), with all fractional shares rounded down to the nearest whole share. Accordingly, we issued an aggregate of 8,487,911 Company Shares for all of the then-outstanding Ondas Networks Shares.

In connection with the Closing, we amended and restated our articles of incorporation, effective September 28, 2018 to (i) change our name to Ondas Holdings Inc., and (ii) increase our authorized capital to 360,000,000 shares, consisting of 350,000,000 shares of common stock, par value $0.0001 per share (representing 116,666,667 shares after the Reverse Stock Split), and 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. In connection with the Acquisition, our trading symbol changed to “ONDS” effective at the opening of business on October 5, 2018.

Also in connection with the Closing, (i) our sole director appointed additional individuals, who previously sat on the board of Ondas Networks and its chief executive officer, to serve on our Board, and our Board subsequently appointed our executive officers; (ii) the former holders of the Ondas Networks Shares executed lock-up agreements (the “Lock-Up Agreements”), which provided for an initial twelve-month lock-up period followed by a subsequent 12-month limited sale period, commencing with the date of Closing; (iii) we entered into a Common Stock Repurchase Agreement with an entity pursuant to which the entity sold an aggregate of 10,866,657 Company Shares (the “Repurchase Shares”) to us at $0.0001 per share, for an aggregate consideration of $3,260 (the Repurchase Shares were canceled and returned to our authorized but unissued shares); (iv) our Board approved, and our stockholders adopted, the 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to which 3,333,334 Company Shares have been reserved for issuance to employees, including officers, directors and consultants; and (v) we entered into a Loan and Security Agreement with Energy Capital, a stockholder of the Company, pursuant to which Energy Capital agreed to lend the Company an aggregate principal amount of up to $10 million, subject to specified conditions.

Subsequent to the Closing, (i) the Lock-Up Agreements were amended on August 30, 2019 to delete the 12-month limited sale period making all shares locked up until September 28, 2020, and (ii) Energy Capital loaned the Company the full $10 million available under the Loan and Security Agreement. On September 27, 2019, Energy Capital, LLC entered into a Securities Purchase Agreement with other subscribers in which it converted an aggregate of approximately $10,563,000 principal and interest outstanding under the Loan and Security Agreement into an aggregate of 1,408,414 Units (wherein a unit consisted of one-third of a share of common stock and one-sixth of one warrant to purchase one share of Company common stock (the “Investor Warrant”)) of the Company. At the closing of the transaction, the debt owed Energy Capital under the Loan and Security Agreement was extinguished and the Loan terminated pursuant to its terms. See NOTE 8 in the accompanying consolidated financial statements for the years ended December 31, 2019 and 2018 for additional details.

Key Components of Our Results of Operations and Financial Condition

Revenues

Our revenues are derived principally from the sale of our multi-patented FullMAX wireless radio system. We also provide a warranty/maintenance program through an annual contract. The warranty/maintenance contract requires payment in full at the time of execution of the contract. Revenue from the warranty/maintenance contract is initially recorded as deferred revenue and is subsequently recorded as income spread equitably over the term of the contract. Due to the ongoing development and commercialization process of our FullMAX solutions, our revenues have historically been generated by equipment trial and pilot programs and related services, in addition to a modest number of full network deployments. We have historically had limited sales and customer service resources to support higher sales volumes. In 2018 and 2019, we expanded our sales and marketing effort across multiple industries which dramatically increased our sales pipeline and the number of customers and projects we are targeting. We expect this increased customer engagement to lead to a larger number of sales opportunities and revenue in 2020.

Cost of Sales

Our cost of sales is comprised primarily of the cost of components included in our FullMAX system and other costs associated with the assembly and delivery thereto. We expect our investment in expanding our customer sales and service efforts to lead to increased volume of FullMAX equipment sales in future periods, which will lead to higher costs of sales. Cost of sales as a percentage of revenue has historically been volatile due to low levels of revenue and can be skewed higher or lower due to the mix of high margin base station units relative to remote units sold. Higher unit sales volume will provide scale manufacturing opportunities which could lead to a decline in the cost of sales as a percentage of revenue in future periods.

General and Administration

General and administration expenses primarily include salary and benefit expense, legal and accounting services, professional services, rent and facilities costs, general liability insurances, and travel expenses. We expect these expenses to increase as a result of continued growth in headcount and support of our business and operations.

Sales and Marketing

Sales and marketing expenses primarily include salary and benefit expense, trade shows, marketing programs and promotional material, travel expenses, and the allocation of certain facility costs. We expect these expenses to increase as a result of continued growth in headcount and support of our business and operations.

Research and Development

Research and development expenses primarily include salary and benefit expense and costs for contractors engaged in research, design and development activities including intellectual property, travel expenses, and the allocation of certain facility costs. We expect our research and development costs to increase as we continue making investments in developing new products in addition to new versions of FullMAX.

Other Income (Expense)

Other income (expense) primarily includes interest expense and impairment of deferred offering and financing costs.

Results of Operations

Three months ended September 30, 2020 compared to three months ended September 30, 2019

	Three Months Ended September 30,
	2020	2019	Change
Revenue	$614,026	$88,132	$525,894
Cost of goods sold	365,863	15,185	350,678
Gross profit	248,163	72,947	175,216
Operating expenses:
General and administrative	1,823,336	1,036,013	787,323
Sales and marketing	253,560	1,174,293	(920,733)
Research and development	904,378	1,250,736	(346,358)
Total operating expense	2,981,274	3,461,042	(479,768)
Operating loss	(2,733,111)	(3,388,095)	(654,984)
Other income (expense)	(592,769)	(1,815,564)	(1,222,795)
Net loss	(3,325,880)	(5,203,659)	(1,877,779)
Foreign currency translation	-	(21,655)	21,655
Comprehensive loss	$(3,325,880)	$(5,225,314)	$(1,899,434)

Revenues

Our revenues were $614,026 for the three months ended September 30, 2020 compared to $88,132 for the three months ended September 30, 2019. Revenues during the three months ended September 30, 2020 included $245,075 for products, $16,410 for maintenance/service contracts, $351,248 for development services and $1,293 for other revenues. Revenues during the same period in 2019 included $61,182 for products and $26,950 for maintenance/service contracts.

Cost of goods sold

Our cost of sales was $365,863 for the three months ended September 30, 2020 compared to $15,185 for the three months ended September 30, 2019. The increase in cost of sales was a result of costs related to products totaling approximately $72,000, development services totaling approximately $273,000 and maintenance/service contracts and other revenues totaling approximately $6,000.

Gross profit

Our gross profit increased by $175,216 for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 based on the changes in revenues and costs of sales as discussed above. Gross margin for the periods in 2020 and 2019 was 40% and 83%, respectively.

Operating Expenses

Our principal operating costs include the following items as a percentage of total expense.

	Three Months Ended September 30,
	2020	2019
Human resource costs, including benefits	36%	32%
Stock-based compensation	19%	14%
Travel and entertainment	-%	3%
Other general and administration costs:
Professional fees and consulting expenses	25%	31%
Other expense	12%	10%
Depreciation and amortization	2%	1%
Other research and deployment costs, excluding human resources and travel and entertainment	6%	6%
Other sales and marketing costs, excluding human resources and travel and entertainment	-%	3%

Operating expenses decreased by approximately $480,000, or 14% as a result of the following items:

(000s)
Human resource costs, including benefits	$(535)
Stock-based compensation	595
Travel and entertainment	(93)
Other general and administration costs:
Professional fees and consulting costs	(342)
Other expense	16
Depreciation and amortization	24
Other research and deployment costs, excluding human resources and travel and entertainment	(40)
Other sales and marketing costs, excluding human resources and travel and entertainment	(105)
$(480)

During the three months ended September 30, 2020, with our continued reduction in business development and the continuing impact of the COVID-19 pandemic, we have reduced costs compared to the same period in 2019 as detailed in the table above. These efforts to reduce spending resulted in a reduction in the major components of our operating costs for the three months ended September 30, 2020 compared to the same period in 2019. The increase in stock-based compensation during the three months ended September 30, 2020 is primarily a result of the vesting of previously issued restricted stock units to Mr. Bushey.

Operating Loss

As a result of the foregoing, our operating loss decreased by $654,984, or 19%, to $2,733,111 for the three months ended September 30, 2020, compared with $3,388,095 for the three months ended September 30, 2019, primarily as a result of reduced operating expenses and the increase in gross profit as discussed above.

Other Income (Expense), net

Other income (expense), net decreased by $1,222,795, or 67%, to $(592,769) for the three months ended September 30, 2020, compared with $(1,815,564) for the three months ended September 30, 2019. During the three months ended September 30, 2020, compared to the same period in 2019, we reported a decrease in interest expense of approximately $454,000, primarily a result of certain debt instruments converted into common stock of the Company during the three months ended September 30, 2019, and a decrease in the write-off of financing costs of approximately $910,000, while interest and other income, net increased by approximately $6,000. The Company also recorded a loss on the change of fair value of a derivative liability of approximately $136,000 during the three months ended September 30, 2020.

Net Loss

As a result of the net effects of the foregoing, net loss decreased by $1,877,779, or 36%, to $3,325,880 for the three months ended September 30, 2020, compared with $5,203,659 for the three months ended September 30, 2019. Net loss per share of common stock, basic and diluted, was $(0.17) for the three months ended September 30, 2020, compared with approximately $(0.31) for the three months ended September 30, 2019.

Nine months ended September 30, 2020 compared to nine months ended September 30, 2019

	Nine Months Ended September 30,
	2020	2019	Change
Revenue	$1,969,598	$313,583	$1,656,015
Cost of goods sold	1,087,540	71,133	1,016,407
Gross profit	882,058	242,450	639,608
Operating expenses:
General and administrative	5,222,180	3,874,186	1,347,994
Sales and marketing	934,948	4,728,505	(3,793,557)
Research and development	2,555,223	4,411,266	(1,856,043)
Total operating expense	8,712,351	13,013,957	(4,301,606)
Operating loss	(7,830,293)	(12,771,507)	(4,941,214)
Other income (expense)	(1,523,413)	(3,356,505)	(1,833,092)
Net loss	(9,353,706)	(16,128,012)	(6,774,306)
Foreign currency translation	-	(7,755)	7,755
Comprehensive loss	$(9,353,706)	$(16,135,767)	$(6,782,061)

Revenues

Our revenues were $1,969,598 for the nine months ended September 30, 2020 compared to $313,583 for the nine months ended September 30, 2019. Revenues during the nine months ended September 30, 2020 included $1,043,585 for products, $53,500 for maintenance/service contracts, $866,119 for development services and $6,394 for other revenues. Revenues during the same period in 2019 included $212,905 for products and $100,678 for maintenance/service contracts.

Cost of goods sold

Our cost of sales was $1,087,540 for the nine months ended September 30, 2020 compared to $71,133 for the nine months ended September 30, 2019. The increase in cost of sales was primarily a result of costs related to products totaling approximately $259,000, development services totaling approximately $735,000 and maintenance/service contracts and other revenues totaling approximately $22,000.

Gross profit

Our gross profit increased by $639,608 for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 based on the changes in revenues and costs of sales as discussed above. Gross margin for the periods in 2020 and 2019 was 45% and 77%, respectively.

Operating Expenses

Our principal operating costs include the following items as a percentage of total expense.

	Nine Months Ended September 30,
	2020	2019
Human resource costs, including benefits	21%	42%
Stock-based compensation	28%	4%
Travel and entertainment	1%	5%
Other general and administration costs:
Professional fees and consulting expenses	33%	28%
Other expense	11%	10%
Depreciation and amortization	1%	1%
Other research and deployment costs, excluding human resources and travel and entertainment	5%	5%
Other sales and marketing costs, excluding human resources and travel and entertainment	-%	5%

Operating expenses decreased by approximately $4,302,000, or 33% as a result of the following items:

(000s)
Human resource costs, including benefits	$(3,727)
Stock-based compensation	1,964
Travel and entertainment	(525)
Other general and administration costs:
Professional fees and consulting costs	(705)
Other expense	(393)
Depreciation and amortization	11
Other research and deployment costs, excluding human resources and travel and entertainment	(301)
Other sales and marketing costs, excluding human resources and travel and entertainment	(626)
$(4,302)

During the nine months ended September 30, 2020, with our continued reduction in business development and the continuing impact of the COVID-19 pandemic, we have reduced costs compared to the same period in 2019 as detailed in the table above. These efforts to reduce spending resulted in a reduction in the major components of our operating costs for the nine months ended September 30, 2020 compared to the same period in 2019. The increase in stock-based compensation during the nine months ended September 30, 2020 is primarily a result of the vesting of previously issued restricted stock units to Mr. Bushey.

Operating Loss

As a result of the foregoing, our operating loss decreased by $4,941,214, or 39%, to $7,830,293 for the nine months ended September 30, 2020, compared with $12,771,507 for the nine months ended September 30, 2019, primarily as a result of reduced operating expenses and the increase in gross profit as discussed above.

Other Income (Expense), net

Other income (expense), net decreased by $1,833,092, or 55%, to $(1,523,413) for the nine months ended September 30, 2020, compared with $(3,356,505) for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, compared to the same period in 2019, we reported a decrease in interest expense of approximately $975,000, primarily a result of certain debt instruments converted into common stock of the Company during the nine months ended September 30, 2019, a decrease in the write-off of financing costs of approximately $997,000, while interest and other income, net increased by approximately $3,000. The Company also recorded a loss on the change of fair value of a derivative liability of approximately $136,000 during the three months ended September 30, 2020.

Net Loss

As a result of the net effects of the foregoing, net loss decreased by $6,774,306, or 42%, to $9,353,706 for the nine months ended September 30, 2020, compared with $16,128,012 for the nine months ended September 30, 2019. Net loss per share of common stock, basic and diluted, was $(0.47) for the nine months ended September 30, 2020, compared with approximately $(0.96) for the nine months ended September 30, 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

	Year ended December 31,
	2019	2018	Change
Revenue	$320,383	$190,029	$130,354
Cost of sales	79,126	39,365	39,761
Gross profit	241,257	150,664	90,593
Operating expenses:
General and administrative	4,792,867	2,611,992	2,180,875
Sales and marketing	5,403,901	2,897,703	2,506,198
Research and development	5,416,425	3,076,502	2,339,923
Total operating expense	15,613,193	8,586,197	7,026,996
Operating loss	(15,371,936)	(8,435,533)	6,936,403
Other income (expense)	(4,018,196)	(3,661,331)	356,865
Net loss	$(19,390,132)	$(12,096,864)	$7,293,268

Revenue

Revenue increased to approximately $320,000 for the year ended December 31, 2019 from approximately $190,000 for the year ended December 31, 2018. Revenues in both years were primarily generated via pilot programs and small customer deployments which increased year over year in 2019.

Cost of sales

Cost of sales increased to approximately $79,000 for the year ended December 31, 2019 from approximately $39,000 for the year ended December 31, 2018. This increase in cost of sales is a direct result of the increase in revenue during 2019.

Gross profit

Our gross profit increased to approximately $241,000 for the year ended December 31, 2019 from approximately $151,000 for the year ended December 31, 2018 based on the changes in revenue and cost of sales as discussed above. Gross margins for the years ended December 31, 2019 and 2018 were 75% and 79%, respectively.

Operating Expenses

Our principal operating costs include the following items as a percentage of total expense.

	Year Ended December 31,
	2019	2018
Human resource costs, including benefits	45%	43%
Travel and entertainment	4%	5%
Other general and administration costs:
Professional fees and consulting expenses	28%	33%
Other expense	11%	9%
Depreciation and amortization	1%	1%
Other research and deployment costs, excluding human resources and travel and entertainment	6%	5%
Other sales and marketing costs, excluding human resources and travel and entertainment	5%	4%

As a direct result of (i) the aforementioned Acquisition and (ii) the two $10 million dollars loan and security agreements discussed herein and in NOTE 8 in the accompanying consolidated financial statements for the years ended December 31, 2019 and 2018, the Company was able to launch its business expansion effort to open new markets for FullMAX and invest in product development programs, through significant increases in human resources costs and professional and consulting costs.

Operating expenses changed by approximately $7,027,000 (82%) as a result of the following items:

(000s)
Human resource costs, including benefits	$3,239
Travel and entertainment	262
Other general and administration costs:
Professional fees and consulting costs	1,612
Other expense	931
Depreciation and amortization	89
Other research and deployment costs, excluding human resources and travel and entertainment	479
Other sales and marketing costs, excluding human resources and travel and entertainment	415
$7,027

Operating Loss

As a result of the foregoing, our operating loss increased approximately $6,936,000, or 82%, to approximately $15,372,000 for the year ended December 31, 2019, compared with approximately $8,436,000 for the year ended December 31, 2018, primarily as a result of increases associated with administrative support and increased spending as we ramp up our sales and marketing and research and development efforts.

Other Income (Expense)

Other expense increased by approximately $357,000, or 10%, to approximately $4,018,000 for the year ended December 31, 2019 compared with approximately $3,661,000 for the comparable period in 2018.

	Year ended December 31,
	2019	2018	Change
	(000s)
Interest expense	$2,929	$2,664	$265
Impairment of deferred offering and financing costs associated with canceled financing efforts	920	-	920
Loss on disposal of fixed assets	183	-	183
Interest and other income	(14)	(23)	9
Change in fair value of derivative liability	-	976	(976)
Loss on extinguishment of debt	-	44	(44)
	$4,018	$3,661	$357

Net Loss

Because of the net effects of the foregoing, net loss increased approximately $7,293,000, or 60%, to approximately $19,390,000 for the year ended December 31, 2019, compared with approximately $12,097,000 for the year ended December 31, 2018. Net loss per share of common stock, basic and diluted, was ($0.37) for the year ended December 31, 2019, compared with ($0.42) per share of common stock for the year ended December 31, 2018.

Summary of (Uses) and Sources of Cash

	Nine Months Ended September 30
	2020	2019
Net cash used in operating activities	$(4,875,137)	$(11,333,484)
Net cash used in investing activities	(13,606)	(341,863)
Net cash provided by financing activities	4,884,060	15,200,982
Increase (decrease) in cash	(4,683)	3,525,635
Effect of foreign currency transaction on cash	-	(5,180)
Cash and cash equivalents, beginning of period	2,153,028	1,129,863
Cash, cash equivalents and restricted cash, end of period	$2,148,345	$4,650,318

The principal use of cash in operating activities for the nine months ended September 30, 2020 was to fund the Company’s current expenses primarily related to sales and marketing and research and development activities necessary to allow us to service and support customers. The decrease in cash flows used in operating activities of approximately $6,400,000 is primarily a result of a reduced headcount, reduced travel and entertainment expense and lower product development spending. Cash flows used in investing activities decreased by approximately $400,000 primarily due to a reduction in capital spending. The decrease in cash provided by financing activities of approximately $10,300,000 is a result of a reduction in funding activities partially offset by funds provided by the Payroll Protection Program of $666,091 and the sale of Preferred Stock, net of costs of $4,217,969, as described below.

In August 2020, the Company entered into securities purchase agreements with certain purchasers, which provided for the sale of an aggregate of $4.435 million of the Company’s Series A Preferred at a cash purchase price of $2.00 per share (the “Purchase Price”) (the “2020 Offering”). Pursuant to the purchase agreements, the Company issued an aggregate of 2,217,500 shares of Series A Preferred to the investors, which Series A Preferred will mandatorily convert into common stock in connection with this offering. In connection with the 2020 Offering, Eric Brock, the Company’s Chief Executive Officer purchased 157,500 shares of Series A Preferred. The aggregate gross proceeds to the Company from the 2020 Closing was $4.435 million. After payment of offering expenses, the net proceeds to the Company from the 2020 Closing was approximately $4.22 million.

For a summary of our outstanding short-term and long-term loans, see NOTES 7 and 8 in the accompanying unaudited condensed consolidated financial statements for the nine months ended September 30, 2020 and 2019.

	Year ended December 31,
	2019	2018
Net cash used in operating activities	$(14,664,385)	$(8,517,263)
Net cash used in investing activities	(354,822)	(629,683)
Net cash provided by financing activities	16,042,372	9,820,791
Increase in cash	1,023,165	673,845
Cash and cash equivalents, beginning of year	1,129,863	456,018
Cash and cash equivalents, end of year	$2,153,028	$1,129,863

The principal use of cash in operating activities for the year ended December 31, 2019 was to fund the Company’s current expenses primarily related to sales and marketing and research and development activities necessary to allow us to service and support a higher level of business activity as we expanded into new industry and geographic markets. The increase in cash flows used in operating activities of approximately $6,148,000 is primarily a result of the addition of personnel, both employees and third-party consulting services. The decrease in cash flows used in investing activities of approximately $275,000 is primarily a result of a decrease in the purchase of equipment partially offset by the purchase of wireless spectrum licenses. The increase in cash provided by financing activities is primarily a result of the Company’s private placement of its common stock totaling $6,110,000, net of closing fees (see NOTE 9 in the accompanying consolidated financial statements for the years ended December 31, 2019 and 2018 for further details).

For a summary of our outstanding Notes Payable and Other Financing Agreements and Secured Promissory Note, see NOTES 7 and 8 in the accompanying consolidated financial statements for the years ended December 31, 2019 and 2018.

Liquidity and Capital Resources

We have incurred losses since inception and have funded our operations primarily through debt and the sale of capital stock. As of September 30, 2020, we had a stockholders’ deficit of approximately $13,700,000. As of September 30, 2020, we had net short and long-term borrowings outstanding of approximately $11,800,000 and $600,000, respectively. As of September 30, 2020, we had cash of approximately $2,100,000 and a working capital deficit of approximately $14,100,000.

Our future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, our ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes and overall economic conditions in our target markets. Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products from customers currently identified in our sales pipeline, as well as new customers. We also will be required to efficiently manufacturer and deliver equipment on those purchase orders. These activities, including our planned research and development efforts, will require significant uses of working capital through the end of 2020 and beyond. Based on our current operating plans, we believe that our existing cash at the time of this filing, and cash received under the Paycheck Protection Program (see NOTE 8 in the accompanying unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2020 and 2019 for further details) will only be sufficient to meet our anticipated operating needs through December 2020.

As of September 30, 2020, excluding operating lease liabilities, the outstanding amount, including principal, accrued interest, accredited costs, net of debt discount, of indebtedness was $12,527,453, summarized in the table below. See NOTES 7 and 8 in the accompanying unaudited condensed consolidated financial statements for further details.

Outstanding Amount as of September 30, 2020

Paycheck Protection Program	$666,091
Steward Capital Holdings, LP	$11,525,891
Convertible Promissory Note	$335,471
$12,527,453

In August 2020, the Company entered into securities purchase agreements with certain purchasers, which provided for the sale of an aggregate of $4.435 million of the Company’s Series A Preferred at a cash purchase price of $2.00 per share (the “Purchase Price”) (the “2020 Offering”). Pursuant to the purchase agreements, the Company issued an aggregate of 2,217,500 shares of Series A Preferred to the investors. In connection with the 2020 Offering, Eric Brock, the Company’s Chief Executive Officer purchased 157,500 shares of Series A Preferred. The aggregate gross proceeds to the Company from the 2020 Closing was $4.435 million. After payment of offering expenses, the net proceeds to the Company from the 2020 Closing was approximately $4.21 million.

Accounting standards require management to evaluate the Company’s ability to continue as a going concern for a period of one year subsequent to the date of the filing of this Registration Statement (“evaluation period”). As such, we have evaluated if cash on hand and cash generated through operating activities would be sufficient to sustain projected operating activities through October 23, 2021. We anticipate that our current resources will be insufficient to meet our cash requirements throughout the evaluation period, including funding anticipated losses and scheduled debt maturities. We expect to seek additional funds from a combination of dilutive and/or nondilutive financings in the future. Because such transactions have not been finalized, receipt of additional funding is not considered probable under current accounting standards. If we do not generate sufficient cash flows from operations and obtain sufficient funds when needed, we expect that we would scale back our operating plan by deferring or limiting some, or all, of our capital spending and/or eliminating planned headcount additions, as well as other cost reductions to be determined. Because such contingency plans have not been finalized (the specifics would depend on the situation at the time), such actions are also not considered probable for purposes of current accounting standards. Because, under current accounting standards, neither future cash generated from operating activities, nor management’s contingency plans to mitigate the risk and extend cash resources through the evaluation period, are considered probable, substantial doubt is deemed to exist about the Company’s ability to continue as a going concern. As we continue to incur losses, our transition to profitability is dependent upon achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until doing so, we intend to fund future operations through additional dilutive or non-dilutive financings. There can be no assurances; however, that additional funding will be available on terms acceptable to us, if at all.

The financial information contained in these financial statements have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and these financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

From inception to September 30, 2020, we had no off-balance sheet arrangements.

Contractual Obligations

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide information under this item.

Critical Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if:

●	if requires assumptions to be made that were uncertain at the time the estimate was made, and
●	changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

We base our estimates and judgments on our experience, our current knowledge, our beliefs of what could occur in the future, our observation of trends in the industry, information provided by our customers and information available from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following accounting policies and estimates as those that we believe are most critical to our financial condition and results of operations and that require management’s most subjective and complex judgments in estimating the effect of inherent uncertainties: share-based compensation expense, income taxes, and impairment of long-lived assets.

Share-Based Compensation Expense. We calculate share-based compensation expense for option awards and certain warrant issuances (“Share-based Awards”) based on the estimated grant/issue date fair value using the Black-Scholes-Merton option pricing model (“Black-Sholes Model”) and recognize the expense on a straight-line basis over the vesting period, net of estimated forfeitures. We have not included an estimate for forfeitures due to our limited history and we revise based on actual forfeitures each period. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the vesting period of the Share-based Award in determining the fair value of Share-based Awards. Although we believe our assumptions used to calculate share-based compensation expense are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to our assumptions could significantly impact the amount of expense recorded in a given period.

Income Taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. Our provision for income taxes is determined using the asset and liability approach to account for income taxes. A current liability is recorded for the estimated taxes payable for the current year. Deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which the timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates or tax laws are recognized in the provision for income taxes in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount more-likely-than-not to be realized. Changes in valuation allowances will flow through the statement of operations unless related to deferred tax assets that expire unutilized or are modified through translation, in which case both the deferred tax asset and related valuation allowance are similarly adjusted.

The determination of our provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. In the ordinary course of our business, there are transactions and calculations for which the ultimate tax determination is uncertain. In spite of our belief that we have appropriate support for all the positions taken on our tax returns, we acknowledge that certain positions may be successfully challenged by the taxing authorities. We determine the tax benefits more likely than not to be recognized with respect to uncertain tax positions. Although we believe our recorded tax assets and liabilities are reasonable, tax laws and regulations are subject to interpretation and inherent uncertainty; therefore, our assessments can involve both a series of complex judgments about future events and rely on estimates and assumptions. Although we believe these estimates and assumptions are reasonable, the final determination could be materially different than that which is reflected in our provision for income taxes and recorded tax assets and liabilities.

Complex Derivative Financial Instruments. From time to time we sell common stock and we issue convertible debt, both with common stock purchase warrants, which may include terms requiring conversion price or exercise price adjustments based on subsequent issuance of securities at prices lower than those in the agreements of such securities. Due to the complexity of the agreement, we use an outside expert to assist in providing the mark to market fair valuation of the liabilities over the reporting periods in which the original agreement was in effect. It was determined that a Binomial Lattice option pricing model using a Monte Carlo simulation would provide the most accuracy given all the potential variables encompassing a future dilutive event. This model incorporated transaction assumptions such as our stock price, contractual terms, maturity, risk free rates, as well as estimates about future financings, volatility, and holder behavior. Although we believe our estimates and assumptions used to calculate the fair valuation liabilities and related expense were reasonable, these assumptions involved complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to our assumptions could significantly impact the amount of expense recorded in a given period.

Impairment of Long-Lived Assets. Carrying values of property and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. If impairment indicators are present, we determine whether an impairment loss should be recognized by testing the applicable asset or asset group’s carrying value for recoverability. This assessment requires the exercise of judgment in assessing the future use of and projected value to be derived from the eventual disposal of the assets to be held and used. Assessments also consider changes in asset utilization, including the temporary idling of capacity and the expected timing for placing this capacity back into production. If the carrying value of the assets is not recoverable, then a loss is recorded for the difference between the assets’ fair value and respective carrying value. The fair value of the assets is determined using an “income approach” based upon a forecast of all the expected discounted future net cash flows associated with the subject assets. Some of the more significant estimates and assumptions include: market size and growth, market share, projected selling prices, manufacturing cost and discount rate. Our estimates are based upon historical experience, commercial relationships, market conditions and available external information about future trends.

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in ASU 2018-07 expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company has elected to early adopt ASU 2018-07. The adoption of this pronouncement had no impact on our accompanying consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11 (“ASU 2017-11”), Earnings Per Share (“Topic 260”), Distinguishing Liabilities from Equity (“Topic 480”), and Derivatives and Hedging (“Topic 815”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable non-controlling interests. ASU 2017-11 was effective for the Company on January 1, 2019. There was no material effect on the 2019 financial statements upon adoption.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). ASU 2016-15 is intended to reduce the diversity in practice regarding how certain transactions are classified within the statement of cash flows. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. There was no material effect on the 2019 and 2018 financial statements upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases. This guidance requires lessees to record most leases on their balance sheet while recognizing expenses on their income statements in a manner similar to current accounting. The guidance also eliminates current real estate-specific provisions for all entities. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The standard is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted for all entities. In July 2018, the FASB amended the new leases standard and issued ASU 2018-11, Leases, (Topic 842): Targeted Improvements to give entities another option for transition and to provide lessors with practical expedient. We adopted ASU 2016-02 on January 1, 2019 utilizing the alternative transition method allowed for under ASU 2018-11. Comparative financial information was not adjusted and will continue to be reported under ASC 840. We also elected the transition relief package of practical expedients and as a result we did not assess (1) whether existing or expired contracts contain leases, (2) lease classification for any existing or expired leases, and (3) whether lease origination costs qualified as initial direct costs. We elected the short-term lease practical expedient by establishing an accounting policy to exclude leases with a term of 12 month or less. We elected not to separate lease components from non-lease components for our specified asset classes. Additionally, the adoption of the new standard resulted in increased disclosure requirements in our quarterly and annual filings.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under previous guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (ASU 2016-08), accounting for licenses of intellectual property and identifying performance obligations (ASU 2016-10), narrow-scope improvements and practical expedients (ASU 2016-12) and technical corrections and improvements to Topic 606 (ASU 2016-20) in its new revenue standard. The guidance is effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. Our services are performed over the term of our contracts and customers are billed for those services as they are performed on a monthly basis. Revenue is recognized each month for the services that have been provided to our customers. Additionally, we do not have significant exposure related to uncollectible accounts. We have performed a review of the requirements of the new revenue standard and have performed our analysis of our customer contracts on a portfolio basis (by each hospital group) utilizing the five-step model of the new standard. We have compared the results of our analysis to our current accounting practices. We adopted Topic 606 on January 1, 2018 using the full retrospective transition method for recognizing revenue. The adoption of Topic 606 represents a change in accounting principle that will more closely align revenue recognition with the delivery of our services to our customers and will provide financial statement readers with enhanced disclosures. The adoption of this standard did not have a material effect on the timing and recognition of revenue for the services provided to our customers.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2022.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in interim periods. ASU 2019-12 is applicable to all entities subject to income taxes. ASU 2019-12 provides guidance to minimize complexity in certain areas by introducing a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and guides whether to relate a step-up tax basis to a business combination or separate transaction. ASU 2019-12 changes the current guidance of making an intraperiod allocation, determining when a tax liability is recognized after a foreign entity investor transitions to or from equity method of accounting, accounting for tax law changes and year-to-date losses in interim periods, and determining how to apply income tax guidance to franchise taxes. The amendments ASU 2019-12 are effective for all public business entities for fiscal years beginning after December 15, 2020 and include interim periods. The guidance is effective for all other entities for fiscal years beginning after December 15, 2021 and for interim periods beginning after December 15, 2022. Early adoption is permitted. The Company is evaluating impact on our accompanying consolidated financial statements.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends certain aspects of the Board’s new credit loss standard (ASC 326). ASU 2019-11 is applicable to companies that hold financial assets in the scope of the credit losses standard. FASB permits to include the following in estimate if expected credit losses: expected recoveries of financial assets previously written off and expected recoveries of financial assets with credit deterioration. The scope of guidance related to expected recoveries includes purchased financial assets with credit deterioration. ASU 2019-11 permits entities to record negative allowance when measuring expected credit losses for a purchased credit deteriorated financial asset and expected recoveries cannot exceed the aggregate amount previously written off or expected to be written off. When discounted cash flow method is not being used to estimate expected credit losses, expected recoveries cannot include any amounts in an acceleration of the noncredit discount. An entity may include increases in expected cash flows after acquisition. Early adoption is not permitted. The Company is evaluating impact on our accompanying consolidated financial statements.

In August 2018, the FASB issued ASU, 2018-13 that eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. The FASB developed the amendments to ASC 820 as part of its broader disclosure framework project, which aims to improve the effectiveness of disclosures in the notes to financial statements by focusing on requirements that clearly communicate the most important information to users of the financial statements. The new guidance is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. We are currently evaluating the effect of this guidance on our disclosures.

BUSINESS

Corporate Overview of Ondas Holdings Inc.

Ondas Holdings Inc. was originally incorporated in Nevada on December 22, 2014 under the name Zev Ventures Incorporated. On September 28, 2018, we consummated a reverse acquisition transaction to acquire a privately-held company, Ondas Networks Inc., and changed our name from “Zev Ventures Incorporated” to “Ondas Holdings Inc.” As a result, Ondas Networks Inc. became our wholly-owned subsidiary. We refer to this transaction as the “Acquisition.” In connection with the closing of the Acquisition, we discontinued the prior business of Zev Ventures as a reseller of sporting and concert tickets and our sole business became that of Ondas Networks. The use of the words “we,” “our,” the “Company” and “Ondas Holdings” means Ondas Holdings Inc. and its subsidiaries. Where necessary for clarification purposes, Ondas Holdings, Ondas Networks or Zev Ventures may be used independently.

Corporate Overview of Ondas Networks Inc.

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). The Company’s wireless networking products are applicable to a wide range of MC-IoT applications which are most often located at the very edge of large industrial networks. These applications require secure, real time connectivity with the ability to process large amounts of data at the edge. Such applications are required in all of the major critical infrastructure markets including rail, electric grids, drones, oil and gas, and public safety and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security. We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network (“WAN”) infrastructure. Our MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Ondas has taken a leadership position in IEEE as it relates to wireless networking for industrial markets given that standards-based communications solutions are preferred by our mission-critical customers and ecosystem partners. As such, management believes this standards-based approach supports the adoption of the Company’s technology across a burgeoning ecosystem of partners and end markets.

Our FullMAX SDR platform is an important and timely upgrade solution for privately-owned and operated wireless WANs, leveraging Internet Protocol-based communications to provide more reliability and data capacity for our mission-critical infrastructure customers. Critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in our end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling our customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the Edge.

We sell our products and services globally through a direct sales force and value-added sales partners to critical infrastructure providers including major rail operators, commercial and industrial drone operators, electric and gas utilities, water and wastewater utilities, oil and gas producers and pipeline operators, and for other critical infrastructure applications in areas such as homeland security and defense, and transportation. We continue to develop our value-added reseller relationships which today include a major strategic partnership with Siemens Mobility for the development of new types of wireless connectivity for the North American Rail. In addition, Ondas and JVCKenwood, a global supplier of Land Mobile Radio (LMR) systems, have jointly responded to a request from the rail industry for the design and delivery of a next generation data and voice platform.  We believe our Siemens’ partnership and our joint effort with JVCKenwood are indicative of the potential for additional Tier 1 partnerships in our other vertical markets including securing reseller relationships with major suppliers to the worldwide government and homeland security markets. These partnerships are being driven by the flexibility of our FullMAX software to support legacy industrial protocols (e.g. Push to Talk Voice, Dial-up Serial Data Communications, and Advanced Train Control System – ATCS) while simultaneously operating our state of the art MC-IoT protocols. This dual and multi-mode software capability provides major industrial customers with a seamless migration path to advanced internet-protocol-based networks. Over time, these legacy functions, like Push to Talk Voice and ATCS, are transformed into just several of many new data applications we can support.

Background

The Internet of Things (“IoT”) is transforming the way businesses and industries function with a massive shift from on-premise locally executed software to cloud computing. IoT is applicable across all global consumer, enterprise, industrial and government markets. By storing and processing data using cloud technology, there is now an ability to access, analyze and utilize vast amounts of information and liberate operators from accessing data in limited amounts. Cloud computing has enabled the access of additional features on IoT devices such as smartphones, computers and laptops without the need for investing in additional computing power or memory.

However, specific areas of IoT, particularly the mission-critical industrial markets, have additional requirements when compared to enterprise and consumer markets. With industrial markets, the bulk of the critical assets are dispersed over vast field area operations and varying geographical locations. This wide dispersion of assets shifts the emphasis from the centralized private Cloud to the network edge and Fog which requires reliance on edge computing and the processing of data in the field, closer to the source of the data generation. The primary benefit of Fog networks is to enable the execution of mission-critical functions and manage and operate intelligent field equipment and systems many of which require real-time decision-making. Edge computing is required for low-latency applications where real-time performance is critical for safety and efficient systems performance. In addition, processing data closer to the source improves reliability and offers security benefits. The Fog and edge computing advantages enabled by our FullMAX technology are now driving the adoption of our connectivity solutions by some of the largest industrial companies worldwide including the major North American freight rail operators.

In a MC-IoT wide-area network, a Fog-computing architecture requires an intelligent communications system able to manage all network resources, including edge remotes, smart equipment and machinery and other network elements such as sensor networks. Importantly, advanced MC-IoT applications require highly reliable network performance over the air with customized Quality of Service (“QoS”) standards which are not available in legacy narrowband wireless networks. The intelligent communications system is coordinated via base stations which contain network management software algorithms designed to control critical operations and distribute bandwidth across multiple edge computing applications required by customers. The Fog-computing environment can be further enhanced by high-power edge remote radios with embedded computing power and software providing the ability to host MC-IoT software applications or to reliably interface with intelligent equipment and sensor networks deployed across the field of operations. The interplay between base stations and remote edge radios requires a robust software communications layer to ensure that network performance and operating data is properly communicated to the corporate cloud located in the network operations center.

For example, the North American freight rail operators are seeking to deploy new, on-locomotive and wayside MC-IoT technologies along the track in order to reliably enhance safety and improve efficiency and profitability of train operations. These rail operators currently operate antiquated legacy communications systems utilizing serial based narrowband wireless technologies for voice and data communications. These legacy wireless networks have limited data capacity and are unable to support the adoption of new, intelligent train control and management systems. In addition to data capacity challenges, rail operators need to reliably cover the vast and often remotely located rail track and related infrastructure which extends nationwide over 140,000 miles. The rail operators require a next-generation, robust broadband system with significantly increased data throughput capacity and Fog networking capability. A transition to integrated Fog-computing communications wireless systems will enable the rail operators to drive more intelligence to the edge of their operating environments enabling real time automation and better operator control of many critical operating systems related to train control, crossing safety, train and track integrity and drone operations. This upgrade cycle is being driven by a recent key event which occurred in May 2020 in which the Class 1 rail systems in the U.S. were awarded new nationwide “greenfield” wideband radio spectrum by the Federal Communications Committee (“FCC”). As part of the award, the rail operators are required, over the next three years, to vacate a series of legacy narrowband channels. The completion of this multiyear negotiation between the FCC and other licensed users is projected to generate a major network upgrade cycle for the rail industry.

There are many other mission-critical industries across the globe operating private networks that are similarly constrained by their legacy narrowband wireless communications systems. The lack of bandwidth, appropriate software and integrated edge computing and Fog capability are a bottleneck for the adoption of next-generation MC-IoT applications and intelligent equipment that can serve to create more efficient, profitable, and safer operations. This can be seen in Land Mobile Radio (“LMR”) markets where legacy critical voice networks lack increasingly valuable data capacity and next generation networks such as FullMAX can provide voice over IP as a data application. Similarly, the adoption of smart grid technologies by electric utilities, well pump automation systems by oil producers and new navigation systems for commercial and industrial drones require new, robust wireless network platforms such as FullMAX that can also offer the capability of Fog-computing architectures.

COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was identified in Wuhan, China, and has subsequently spread to other regions of the world, and has resulted in increased travel restrictions, business disruptions and emergency quarantine measures across the world including the United States.

The Company’s business, financial condition and results of operations were impacted from the COVID-19 pandemic during the three and nine months ended September 30, 2020 as follows:

●	Sales and marketing efforts were disrupted as our business development team was unable to travel to visit customers and customers were unable to receive visitors for on-location meetings;
●	Field activity for testing and deploying our wireless systems was delayed due to the inability for our field service team to install and test equipment for our customers;
●	Supply chain disruptions led to component shortages and inefficiencies in and delays in producing and delivering equipment for certain purchase orders; and
●	Delays in fulfilling purchase orders reduced our cash flow from operations.

In the first quarter of 2020, we reduced our business activity to critical operations only, and furloughed 80% of our workforce. Per orders issued by the Health Officer of the County of Santa Clara, our corporate headquarters were closed, except for functions related to the support of remote workers and product support related to the essential transportation sector. On May 13, 2020, we reopened our corporate headquarters and as of September 30, 2020 we have no employees remaining on furlough. Of the 18 employees previously furloughed, 14 are currently employed by us.

Additionally, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the COVID-19 outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The Company applied for, and received, funds under the Paycheck Protection Program after the period end in the approximate amount of $666,000. The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support operations of the Company.

The Company expects its business, financial condition and results of operations will be impacted from the COVID-19 pandemic for the remainder of 2020 primarily due to the deferral of customer activity from the first half of the year. Further, the COVID-19 pandemic is ongoing and remains an unknown risk for the foreseeable future. The extent to which the coronavirus may impact our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus.  As a result, the Company is unable to reasonably estimate the full extent of the impact from the COVID-19 pandemic on its future business, financial condition and results of operations. The Company may also be unable to comply with the financial and other material covenants under its debt agreements and may not be able to negotiate waivers or amendments to such debt agreements in order to maintain ongoing compliance. In addition, if the Company were to experience any new impact to its operations, or incur additional unanticipated costs and expenses as a result of the COVID-19 pandemic, such operational delays and unanticipated costs and expenses there could be a further adverse impact on the Company’s business, financial condition and results of operations in 2020 and 2021.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The Company applied for, and received, funds under the Paycheck Protection Program after the period end in the approximate amount of $666,000. The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support operations of the Company. This certification further requires the Company to consider its current business activity and ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan related to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on our future adherence to the forgiveness criteria.

Although COVID-19 has had an immediate near-term impact on our business operations, we also believe the one outcome of the pandemic will be to reinforce the need for more reliable private commercial and industrial communications. This can be seen specifically in the need for new Unmanned Aerial Systems solutions including the safe command and control of drones as remote delivery method. In a recent filling at the FCC, the Drone Responders Public Safety Alliance stated, (the) “current COVID-19 pandemic only emphasizes this need, as remote methods of commercial delivery will only become more essential to serve the public good. In light of the current COVID-19 crisis, UAS have the potential to deliver payloads of medical equipment and supplies.”

Our Strategy

Our goal is to be a global leader in providing secure wireless connectivity solutions enabling high-bandwidth, mission-critical Industrial Internet applications and services. We intend to leverage our patented FullMAX technology and the IEEE 802.16s standard to achieve this goal. We have adopted a “Deep and Wide” marketing strategy designed to drive adoption of our mission-critical connectivity solutions into global critical infrastructure end markets. Our strategy is to deeply penetrate the Class 1 Freight Rail, government and aviation markets while continuing the expansion of our distribution and support capabilities alongside ecosystem partners such as Siemens into adjacent vertical end markets such as oil and gas, electric, gas and water utilities and military sectors.

The key elements of our growth strategy include the following:

●	Deliver on sales pipeline opportunities. Our marketing efforts have generated the potential for significant sales in our targeted end markets. Our sales activity in the North American Class 1 Railroad sector has resulted in several pilot programs for multiple railroad operators. Once we successfully complete field testing, we expect to work with our customers to design and develop a network deployment strategy which we expect to lead to purchase orders for equipment and services. We have similar field testing and initial system deployments planned in the UAS markets, security, electric and gas utilities, and oil and gas markets.

●	Secure additional marketing partnerships and OEM relationships. We service blue chip customers in critical infrastructure sectors with standards-based, mission-critical connectivity solutions. Those customers value the experience and resources provided by additional ecosystem partners that help support the growth of the MC-IoT end markets. As we have done with Siemens Mobility, we intend to pursue marketing and OEM partnership agreements with other Tier 1 global industrial and communications equipment suppliers that have extensive reach and domain expertise in our targeted end markets. These relationships will offer customers greater choice, expanded levels of after-market support and services, and the potential for greater product integration with intelligent equipment, and systems that are increasingly being deployed by our critical infrastructure customers.

●	Develop new products and features to continuously improve our customer value. We introduced our Mercury remote radio in the first quarter of 2020 in order to address the expanding MC-IoT market for high volume, lower cost endpoint radios. Our Mercury radios are integrated into our existing FullMAX private network solutions, are compliant with IEEE 802.16s and can be utilized in both Tier 1 and Tier 2 network configurations. We will continue to enhance our SDR capabilities to aggregate non-contiguous channels with a focus on traditional licensed LMR frequency bands to provide IP data networking solutions in historically analog push-to-talk (PTT) bands. We will also work with ecosystem partners to develop dual-mode products to assist in the migration from legacy networks to our next-generation FullMAX platform.

●	Expand our MC-IoT capabilities via partnerships, joint ventures, or acquisitions. In addition to internal investment and development, we will actively pursue external opportunities to enhance our product offerings and solutions for our critical infrastructure customers via joint ventures, partnerships, and acquisitions. This activity will be focused on companies with complementary technologies or product offerings or synergistic distribution strategies.

In executing our go-to-market strategy, we intend to monetize our software-based intellectual property and grow revenue and cash flow with embedded FullMAX software sales, Software-as-a-Service (“SaaS”) arrangements, IP royalties based on Ondas software and through additional services provided to customers and ecosystem partners. Customers deploy our connectivity and Fog-computing platform in private networks that are designed for lifetimes of 10 – 15 years or even longer. Our FullMAX platform is software-defined and offers customers flexibility to expand capacity and evolve network utilization. Similarly, our ecosystem partners often integrate our FullMAX software and wireless capability into their own equipment and systems which their customers purchase and deploy are also designed for long lifetimes. As such, we believe our software solutions provide ongoing revenue opportunities and sales models both related to both connectivity value and edge computing capability. Customers and ecosystem partners will require ongoing FullMAX system and security enhancements and for us to design additional features which create opportunities for additional, recurring revenue and profit streams. Our monetization strategies include:

Systems sales: Our FullMAX deployments are typically large, mission-critical wide-area networks deployed and privately operated by our industrial and government customers. These end-to-end system deployments involve sales consisting of both base stations and edge radio end points with embedded FullMAX software and network management software and tools.

Software and hardware maintenance agreements: Our customers contract for extended software and hardware maintenance which provide them with critical ongoing support for their installed network. These SaaS contracts provide revenue to Ondas in the year following an initial installation. Software maintenance licenses entitle the customer to ongoing software and security upgrades as well as enabling the provision of additional system features. Similarly, hardware maintenance programs provide customers extended equipment warranty terms for an installed network. These SaaS maintenance arrangements allow our customers to continue to maintain a modern, flexible and upgradeable network over a long period of time. These agreements may extend for multiple years given the long average life of the installed and growing network.

Licensing / Royalties: In certain system deployments, our ecosystem partners will chose to embed FullMAX software into their own hardware and software platforms providing Ondas with an ongoing per device multi-year revenue stream. Licensing is an effective way for an ecosystem partner to jumpstart customer activity. Alternatively, a partner may choose to develop software based on our intellectual property generating royalty revenue.

Other Services: We provide ancillary services directly related to the sale of our wireless communications products which include wireless network design, systems engineering, radio frequency planning, software configuration, product training, installation, and onsite support. Furthermore, we also provide engineering and product development services to ecosystem partners who are interested in integrating their intelligent equipment with our FullMAX SDR platform and need our expertise to do so.

The Siemens Partnership

In April 2020, we entered into a strategic partnership with Siemens Mobility, a separately managed company of Siemens AG (“Siemens”), to jointly develop wireless communications products for the North American Rail Industry based on Siemens’ Advanced Train Control System (“ATCS”) protocol and our MC-IoT platform, for availability in the second half of 2020. These dual-mode ATCS/MC-IoT radio systems will support Siemens’ extensive installed base of ATCS radios as well as offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing our MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring, and support for next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. The new ATCS-compatible products will be introduced in two phases, including a field-selectable ATCS or MC-IoT remote radio available in the fourth quarter of 2020. Furthermore, Siemens has begun to market and sell Siemens-branded MC-IoT wireless systems based on our technology platforms.

The North American Rail Network is vast in scale, consisting of 140,000 miles of track, 25,000 locomotives, and 1.6 million railcars. Within this large footprint, we believe there are 200,000 highway crossings, with at least 65,000 of the crossings equipped with electronic systems today, a number which is expected to increase in the coming years. A significant portion of the communications infrastructure has been in operation for more than 20 years and now requires a technological upgrade to support new applications and increased capacity requirements. Our MC-IoT platform offers an excellent migration path for these applications. The Class I Railroads value the ability of the Ondas’ frequency-agnostic SDR architecture to enable a substantial capacity increase utilizing the railroad’s existing wireless infrastructure and dedicated Federal Communications Commission (“FCC”) licensed radio frequencies, as well as the flexibility to adapt to and take advantage of future changes in spectrum availability.

We believe the Siemens partnership validates our wireless connectivity solutions and will accelerate the adoption of our wireless technology in the North American Class I Railroad market. We believe Siemens has both the sales and marketing reach and support to drive our technology to wide scale acceptance. Siemens also brings Ondas access to the North American transit market where our technology has broad potential. In addition to our strategic partnership with Siemens Mobility, we expect to establish additional formal sales and marketing partnerships and OEM relationships with other leading Tier 1 vendors of industrial equipment in 2020.

The Market for our Products

Our FullMAX system of Software Defined Radios, base stations, fixed and mobile edge radios and supporting technology is designed to enable highly secure and reliable Industrial-grade connectivity for truly mission-critical applications. We offer a range of products with different options for narrowband and broadband applications. Our SDR platforms offer unmatched flexibility with respect to the radio frequencies in which they operate (ranging from 70 MHz to 6 GHz) and channel size configurations (ranging from 12.5 kHz to 10 MHz).

The global end markets for our MC-IoT solutions are established, large, and we believe, poised to grow rapidly given the key role connectivity will play in next generation IoT-type applications. Firms like Cisco Systems, Inc. and Gartner, Inc. forecast that there will be billions of connected IoT devices installed by year end 2020; many of which will be deployed for industrial applications. Dell’Oro Group, Inc. estimates that Wide Area IoT spending, including low power WAN deployments with which we compete, will reach $33.0 billion for carriers and infrastructure vendors by 2022, growing approximately 2.5Xs from 2017. In many of our industrial end markets, we believe the adoption of low-cost edge computing and increased penetration of “smart machinery” is driving demand for next-generation networks for IoT applications such as those powered by FullMAX. Demand for edge computing solutions is growing rapidly and adopting edge computing applications can help our customers run their businesses more efficiently, profitably, and safely. According to MarketsandMarkets the market for global edge computing solutions is expected to grow over 34% per year from $3.6 billion in 2020 to $15.7 billion by 2025. Ondas is leveraging its industry expertise and FullMAX connectivity and Fog-computing platform to develop an enhanced range of products to capitalize on this expanding opportunity with the goal of becoming the leading supplier of private industrial networks.

According to research firm MarketsandMarkets, worldwide spending on communications by the electric utility sector is estimated to grow over 15% per year and is expected to reach $15.4 billion annually by 2021. This growth is being driven by distributed and renewable power generation projects and regulatory requirements for secure and reliable power generation and distribution as the industry deals with aging infrastructure. Market forecasts for oil and gas producers, water and wastewater utilities, homeland security, transportation and other critical infrastructure segments are similarly large. According to Market Reports World, the global LMR market generates over $17 billion in revenue annually. In oil and gas, MarketsandMarkets forecasts that spending on oilfield communications will reach $4.5 billion by 2022, which would represent an annual growth of 7.9% from today. In addition, the U.S. Railroad sector is expected to spend over $10.0 billion in aggregate by 2020 to fully implement Positive Train Control (“PTC”) safety functions as required by Federal regulations according to the American Association of Railroads. We estimate the addressable market for our FullMAX solution with the North American Class 1 Railroads is over $1.5 billion. Our innovative, standards-based FullMAX system offers Unmanned Aircraft Systems (“UAS”) operators and users a high-performing, cost-effective solution for reliable command and control of drones. The end market opportunity for UAS network solutions is large and rapidly growing. According to analysts at Barclays Capital, spending on commercial drones will rise 10-fold over five years from $4 billion to nearly $40 billion in 2024. The U.S. Federal Aviation Administration (“FAA”) raised its forecast in 2019 and now expects over 450,000 commercial drones flying in the U.S. by 2022, a four-fold increase from 2017. Improvements in drone navigation capability allowing for the safe command and control of industrial UAS beyond visual line of sight (“BVLOS”) will be a key enabler driving the growth of the UAS market. Industrial UAS applications offer significant value to our core critical infrastructure markets and the economy at large, which supports the growth outlook for this market. In addition to broad use by government agencies and agriculture markets, utilities, railroads, and oil and gas industries are actively evaluating, or are in the process of incorporating, the extensive use of drones into their business operations. These critical infrastructure sectors can realize substantial savings and improved reliability in operations from deploying drones to monitor and inspect their remote infrastructure and assets.

Our Products and Services

Ondas was founded in 2006 to develop a new type of radio platform specifically to meet the evolving data needs of large industrial and government customers and markets.  These markets are differentiated from consumer markets in that the customers assets are dispersed over very wide and remote geographies with specific challenges to installation, maintenance, and upgrades.  These challenges led us to design a new type of software-based radio platform capable of supporting a long useful life to the network hardware.  Instead of using low cost, off the shelf, dedicated communications chipsets (“ASICs”), we selected powerful programmable embedded general-purpose processors, DSPs, and FPGAs, all of which are software upgradable. Our software defined radio (“SDR”) architecture, with more than 12 years in development and supported by a team of 45 software engineers, allows us to customize almost any aspect of the air interface protocol, the key components of which are patented and have been incorporated into new IEEE wireless standards. The ability to constantly improve customer networks and hosted software applications with flexible, over-the-air software upgrade creates customer stickiness with high switching costs.

FullMAX Software: Our FullMAX SDR platform is designed to enable highly secure and reliable industrial-grade connectivity for truly mission-critical applications. An end-to-end FullMAX network consists of connected wireless base stations, fixed and mobile edge radios and supporting technology all enabled by critical software developed and owned by Ondas. The target customers for our products operate in critical infrastructure sectors of the global economy. Private wireless networks are typically the preferred choice of these large industrial customers with business operations spanning large field areas. Private networks provide enhanced protection against cyber terrorism, as well as natural and man-made disasters, and the ability for the operator to maintain and control their desired quality of service.

In many of our industrial end markets, the adoption of low-cost Edge computing and increased penetration of “smart machinery” and sensors is driving demand for higher bandwidth, next-generation networks for IoT applications such as those powered by FullMAX. These new technologies often require Fog-computing capabilities to maximize their utility to customers. The Fog-computing capability integrated in our end-to-end FullMAX SDR platform is valued by our customers and ecosystem partners as they seek to leverage the value of MC-IoT applications for improved safety, efficiency, and profitability. Our IEEE 802.16s compliant equipment is designed to optimize performance of unused or underutilized low frequency licensed radio spectrum and narrower channels. We do this through various patented software algorithms including via “spectrum harvesting” techniques which aggregate narrowband channels to create increased broadband network capacity. Our channel aggregation algorithms include the ability to aggregate hard to utilize, non-contiguous narrowband channels and are a hallmark feature of a FullMAX broadband system. Consequently, a FullMAX wireless network is significantly less expensive to build compared to traditional LTE and 5G networks given its ability to optimize the performance of lower cost, low frequency radio spectrum and provide much greater coverage and capacity.

The critical software algorithms powering our end-to-end FullMAX wireless SDR platform and related Fog-computing architecture have been developed by and are owned by Ondas. FullMAX is an intelligent networking system which integrates core network management systems with edge computing resources including computing hardware and MC-IoT software applications. In the MC-IoT Fog enabled by FullMAX, base stations are enabled with a highly configurable Quality of Service algorithms which coordinate the data traffic within the Fog for both the edge radio and the resident MC-IoT applications. The intelligent base stations control and manage all network resources including the Ondas edge remotes; dynamically allocating bandwidth, prioritizing data packets and managing edge applications. The intelligent software-managed base stations determine whether to process data at the edge, distribute data traffic across the Fog to other edge remote radios or to transport information to the corporate Cloud. Ondas’ Edge remotes have embedded compute capability and are able to host MC-IoT applications including those from third party vendors via virtualized software systems managed in docker / container architectures and can also manage data from intelligent equipment or sensor networks that interface with the edge remotes in the field. The Ondas software-managed edge remotes offer security via authentication, multi-layer encryption and virtual software firewalls which are requirements for mission-critical data networks.

Our FullMAX Software Defined Radio platform:

●	offers a dedicated private network for industrial applications which safeguards critical assets and information and protects against cyberattacks;
●	has frequency agility with the capability to operate in any frequency between 70 MHz and 6 GHz;
●	may be deployed in a wide variety of narrow and broadband channel sizes and can aggregate non-contiguous channels; and
●	implements standard and enhanced versions of the IEEE 802.16 protocol, the new 802.16s amendment, and the planned 802.16t enhancements.

FullMAX System: FullMAX base stations and edge radios are deployed by our customers to create wide-area wireless communication networks. A FullMAX network provides end-to-end IP connectivity, allowing critical infrastructure providers to extend their secure corporate networks into the far reaches of their service territories. A FullMAX network also provides more data capacity allowing our customers to transition legacy applications such critical Push-to-Talk Voice operating in legacy LMR networks to Voice over IP data networks which provide network capacity for other data requirements alongside voice. We refer to these networks as Land Mobile Data Radio (LMDR) systems.

FullMAX radios can operate at high transmit power (up to 100 watts) at both the Base Station and Remote sites providing fixed and mobile data connectivity up to 30 miles from the tower site (see Figure 1 below). This results in up to 2,800 square miles of coverage from a single FullMAX tower compared with the 28 square miles typically supported by other 4G technologies and three-square miles by 5G technologies (see Figure 2 below). This dramatically reduces the infrastructure cost of building and operating a private cellular network. For example, to cover a territory of over 10,000 square miles may require only four FullMAX towers compared with more than 350 typical 4G towers, depending on the topography of the region.

Figure 1

FullMAX is the critical, high value, high margin network
Massive wide area coverage

NMS at Corporate Office
50 MHz to 6 GHz
30 Mile Radius
2800 Square Miles
Tier 1 FullMAX Network
Tier 2 Sensor Network

Figure 2

Consumer		Industrial
	5G	4G LTE	FullMAX
Coverage	2.8 sq. miles	28 sq. miles	2,800 sq. miles
# Cells	1,000	100	1
Cost	~$50.0M	~$10.0M	~$0.1M

We also provide a variety of services associated with the sale of our FullMAX products including network design, RF planning, product training and spectrum consulting. We provide customers with technical support, extended hardware warranties, and software.

TARGET MARKETS AND APPLICATIONS

Sector	Application	Customer Segment
Transportation	Signaling, PTC, MOTES	Class I Rail Class II Rail
UAS / Drones	Managed Services	Critical Industries Government
Oil & Gas	Pump Control Sensor Networks	Oil Field Off-Shore
Utilities	Pump Control Sensor Networks	Electric Gas Water
Security	Borders, Ports Ship-to-Shore	Government
Public Safety	Land Mobile Data Radio (LMDR)	Law enforcement Fire safety
Aviation	AeroMACS	Airports

We are dedicated to promoting standards-based wireless connectivity solutions for our customers. Our FullMAX platform is compliant with the mission critical wireless Industrial Internet IEEE 802.16s. The specifications in the IEEE 802.16s standard are primarily based on our FullMAX technology, and many of our customers and industrial partners actively supported our technology during the IEEE standards-making process. In January 2020, a new working group was launched by the IEEE to establish IEEE 802.16t, a further evolution of this wireless standard. The IEEE 802.16t working group includes industry-leading trade organizations such as the Utilities Technology Council (UTC) and the Electric Power Research Institute (EPRI), as well as representation from world-leading transportation and oil and gas companies. We expect our technology to remain a prominent feature of this evolving standard.

We believe that the current standard and its evolution have been instrumental in broadening the appeal of our FullMAX platform globally across all critical infrastructure markets. Since the publishing of IEEE 802.16s in November 2017, there has been a significant increase in interest from customers in end markets including oil and gas, water and wastewater, transportation and homeland security, as well as for the command and control of industrial drones. We believe we are currently the only supplier able to offer IEEE 802.16s compliant systems and are actively working with customers and industry partners to help develop and support a multi-vendor MC-IoT industry ecosystem for this standard.

Our FullMAX system of wireless base stations, fixed and mobile remote radios and supporting technology is designed to enable highly secure and reliable industrial-grade connectivity for truly mission-critical applications. The target customers for our products operate in critical infrastructure sectors of the global economy. Private wireless networks are typically the preferred choice of these large industrial customers with business operations spanning large field areas. Private networks provide enhanced protection against cyber terrorism, as well as natural and man-made disasters, and the ability for the operator to maintain and control their desired quality of service. Our IEEE 802.16s compliant equipment is designed to optimize performance of unused or underutilized low frequency licensed radio spectrum and narrower channels. A FullMAX wireless network is significantly less expensive to build compared to traditional LTE and 5G networks given its ability to optimize the performance of lower cost radio spectrum (non-traditional LTE and 5G bands) and provide much greater coverage and capacity. In many of our industrial end markets, the adoption of low-cost edge computing and increased penetration of “smart machinery” and sensors is driving demand for higher bandwidth, next-generation networks for IoT applications such as those powered by FullMAX.

Effective April 24, 2020, we entered into a strategic partnership with Siemens Mobility, Inc., a separately managed company of Siemens AG (“Siemens”), to jointly develop wireless communications products for the North American Rail Industry by integrating Siemens’ Advanced Train Control System (“ATCS”) protocol with our MC-IoT platform to create (i) a dual-mode 900 MHz over-the-air ATCS compatible, MC-IoT capable base station radio and (ii) a dual-purpose 900 MHz, over-the-air ATCS compatible, MC-IoT capable wayside ratio. These dual-mode ATCS/MC-IoT radio systems will support Siemens’ extensive installed base of ATCS radios and offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing Ondas’ MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring and support for next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. The new ATCS-compatible products will be introduced in two phases, including a field-selectable ATCS or MC-IoT remote radio, which we expect to be available in the fourth quarter of 2020. Siemens began to market and sell Siemens-branded MC-IoT wireless systems based on our technology platforms to the North American Rail industry in the second quarter 2020. We expect to enter into the joint development of additional rail products with Siemens in the second half of 2020 and 2021.

Our FullMAX platform has been selected by a customer to be the connectivity backbone for the deployment of a nationwide wireless network for operators of UAS. Our technology was selected for its unique capabilities to operate with very high reliability and high throughput using narrowband licensed VHF frequencies. Our technology solves the need for robust command and control functionality which is required by the Federal Aviation Administration (FAA) to operate commercial, industrial and governmental drones beyond visual line of site (BVLOS). The network, once fully deployed, will be capable of supporting the simultaneous operation of tens of thousands of drones throughout US Airspace. We are currently working with the network operator and expect to engage multiple Tier 1 ecosystem partners to fully commercialize the network over the next 12 months. Organizations that have publicly announced their support for this network include Aerospace Industries Association (AIA) AeroVironment, Inc., AiRXOS Inc. (GE Aviation), the Commercial Drone Alliance, Crown Castle International Corp., the Edison Electric Institute, General Atomics Aeronautical Systems, Inc., the National Public Safety Telecommunications Council (NPSTC) and Xcel Energy Services Inc.

Our FullMAX platform also addresses the increasing need for data capability in the private Land Mobile Radio (LMR) push-to-talk mission critical voice markets. Land mobile radio refers to the two-way mobile and handheld radio-based systems with the ability to offer seamless communication to field personnel working across industrial and governmental sectors. LMR systems have traditionally offered very limited data capacity (9.6 kbps) alongside voice-centric services. Our FullMAX platform offers the unique ability to utilize narrow and non-adjacent channels in traditional LMR radio spectrum bands with 300x or greater capacity creating a Land Mobile Data Radio (LMDR) platform. Our LMDR network platform simultaneously supports legacy voice services alongside the growing demand for data services. This advancement allows customers to deploy our FullMAX data platform where push-to-talk, critical voice services are provided as one of multiple data applications running on the network. LMR markets are seeing a growing demand for remote monitoring and control capabilities driven by the need for efficiencies (e.g. rail sensor bed networks) and new sensor-based networks to monitor climate conditions. We see the need to upgrade these networks across all industries and government users worldwide.

In addition to selling our FullMAX solutions for dedicated private wide area networks, we offer private mission-critical wireless services to industrial and governmental customers in select regions of the United States. In June 2019, we acquired 2 MHz of licensed spectrum in the 700 MHz band including the State of Alaska and four strategic industrial counties bordering the Gulf of Mexico.  These counties are gateways into the Gulf of Mexico for the industrial transport of goods (e.g. Liquid Natural Gas) and include the ports of Cameron Parish Port in Louisiana and Port Arthur and Port Lavaca in Texas.

Target Customers

The target customers for our products operate in critical infrastructure sectors of the global economy. Private wireless networks are typically the preferred choice of these large industrial customers with business operations spanning large field areas. Private networks provide enhanced protection against cyber terrorism, as well as natural and man-made disasters, and the ability for the operator to maintain and control their desired quality of service. The existing public carrier networks based on LTE and 5G technology are designed for mobile consumer usage and are not architected for MC-IoT applications. Wi-Fi-based IoT offerings have similar shortcomings related to security, availability, and reliability, which are likewise unacceptable for mission-critical functions.

Our FullMAX technology offers a next-generation upgrade path for existing private networks currently managed by our industrial customers. These networks will typically be deployed on the existing tower and backhaul infrastructure owned by our customers thereby reducing incremental infrastructure costs. We offer much faster data throughput and more efficient radio frequency utilization relative to existing private networks that are based largely on legacy, proprietary technologies. We believe the IEEE 802.16s standard, and its next iteration as 802.16t, are important catalysts for the MC-IoT upgrade cycle as our critical infrastructure customers increasingly prefer standards-based technology. Standards-based solutions offer a deeper ecosystem of suppliers resulting in more price and service competition and lower costs. The standard is relevant for all critical infrastructure providers with operations covering large field areas making the market potential sizeable enough to attract a deep ecosystem of hardware and software solutions providers along with ancillary service organizations to support our customers.

We believe our FullMAX powered WANs serve the high end of the value chain as compared to mass-market, low-powered, narrowband solutions such as LoRa, Sigfox and NB-IoT technologies which are being offered by public carriers. Our customers require wide-area coverage with broadband speeds and low latency performance for operating environments managed over large field areas, which we can provide cost effectively.

Customer Activity

We launched a business expansion plan in 2018 to leverage our world-class, standards based FullMAX platform and penetrate the large, fast-growing critical infrastructure end markets we target. We grew our dedicated sales resources to broaden our marketing efforts beyond the electric utility sector, which had historically been our primary end market. Since the second half of 2018, we have significantly increased customer engagement in the transportation, security, LMR and UAS end markets and our qualified pipeline has grown. A potential customer is included in our qualified pipeline after the potential customer expresses interest in our products and we have confirmed that the potential customer has an application for which our FullMAX platform would be well-suited.

We have multiple, ongoing testing and pilot programs with BNSF (Burlington Northern Santa Fe Railway) and CSX Corporation, two North American Class I freight railroad operators in addition to lab testing with other rail operators. There are seven Class I freight railroad operators in North America, all of which run multiple, frequency-specific networks for different applications. Our FullMAX platform has the flexibility to operate in all these frequency bands and will allow these customers the opportunity to better utilize their radio spectrum and add more high-value, data-intensive applications to their operations. Our initial field work with these rail customers has been for applications related to train control systems in the 900 MHz frequency band where the FCC has recently awarded our railroad customers new radio spectrum in connection with the Anterix 900 Report and Order. We are working with Siemens to introduce our FullMAX platform and intelligent Fog-computing capability in the form of a shared network to the Class 1 railroads in the 900 MHz frequency band. We expect multiple rail customers to participate in extensive lab and field work in connection with the planning for a commercial rollout beginning in 2021. We expect a 900 MHz network upgrade cycle across all Class I railroad systems over the next few years in order to comply with FCC license requirements and meet business needs related to safety and profitability.

We are also currently lab testing with rail customers in the 160 MHz land mobile radio (LMR) network, which is where the Class I railroads run their legacy critical voice LMR applications. We believe the rails are exploring options to upgrade their legacy 160 MHz network to better utilize the frequency band and add additional network capacity for new data requirements related to MC-IoT applications. The Class 1 railroads would like this next-generation 160 MHz network to offer critical voice over IP in addition to carrying new data traffic. We believe our FullMAX platform meets these new, next-generation network requirements for a Land Mobile Data Radio (LMDR) system. We are also planning with Siemens to jointly develop an on-locomotive wireless system with FullMAX embedded in Siemens Head-of-Train (“HOT”) on-train systems. The HOT wireless system will utilize the Class 1 railroads existing 450 MHz band for on-train telemetry data applications. Our activity with the freight railroads has led to similar network opportunities amongst Class II railroad operators. We expect additional purchase orders from Class I and Class II railroads in the fourth quarter of 2020 and large commercial-scale orders in 2021.

We entered the aviation services market in late 2019 when we received a purchase order for base stations and remote radios from a customer planning to deploy a nationwide network for the command and control of commercial drones. We completed the fulfillment of that purchase order in July 2020 and the customer has completed the initial nationwide deployment to satisfy FCC license requirements. We are now working closely with the customer and ecosystem partners to fully commercialize an end-to-end system designed to develop an FAA-compliant industrial UAS navigation system. We expect additional purchase orders in 2020 for development work related to system commercialization and for testing equipment from end user customers.

We initiated field trials with large electric utility and oil and gas customers in 2019 and continue to target sales pipeline opportunities in these sectors as we work to secure significant reference customers in these important end markets. We continued to support customers in the government security sector, including through deployment of a network supporting a mobile maritime border security installation in the Caribbean for Israel Aerospace Industries (IAI), a leading Israeli defense systems supplier (This radar based security and intruder detection installation, integrated with a FullMAX network, can be replicated by sovereign nations globally.

In addition to selling our FullMAX solutions for dedicated private wide area networks, we intend to offer mission-critical wireless services to industrial customers and governmental users in the form of a Managed Private Network in Alaska and four strategic industrial counties bordering the Gulf of Mexico.  We are now offering mission-critical wireless connectivity and secured initial customers in these regions. In Alaska, we established mission-critical wireless service covering Anchorage and Fairbanks North Star, Alaska’s two most populated boroughs with more than half the State’s approximate 740,000 population. In the Gulf of Mexico region, we established service and coverage in coastal counties including Cameron Parish in Louisiana, and Victoria, Calhoun and Jefferson Counties in Texas.

In December 2018, we established a China-based subsidiary located in Chengdu, to market our products in China by targeting critical infrastructure industries. We explored the establishment of supply chain management and manufacturing operations for both local customers and for export. We expected to secure lower component costs via the further development of our supply chain in Asia for high volume production and planned to develop internal capabilities for product assembly and testing. However, in the fourth quarter of 2019, we revised our business strategy and withdrew our direct marketing and manufacturing efforts in China after determining that our customers, in particular those customers operating in the U.S., including electric utility and rail sectors, strongly preferred that our products be manufactured outside of China. Consequently, we have dissolved our China-affiliated subsidiary.

FullMAX Network Architecture

Sales and Marketing

We generate sales leads and new customers through direct sales efforts, third party resellers, customer referrals, consultant referrals, trade show attendance, general marketing efforts and public relations.

After basic qualification of the prospect, the typical sales process starts with the customer supplying us with key information regarding their network assets including the location of their existing radio tower sites and the remote locations where they require data connectivity. We use this information to generate radio frequency coverage maps based on our FullMAX technology. This information is formatted into a proposal which is then reviewed with the customer to determine the suitability of our solution. The next step typically involves a customer paid onsite lab evaluation of our products during which the customer tests for basic functionality, security and application compatibility. This is typically followed by a live, real world outdoor test in which the customer purchases additional equipment to communicate with a representative number of utility infrastructure control points.

Following the successful evaluation of the FullMAX product in a pilot network, the customer may choose, or be required, to complete a Request for Proposal (RFP) or Request for Quotation (RFQ) process to address the requirements of their entire network. We have participated in many such processes and have developed an extensive library of material and processes for responding effectively and efficiently in a timely manner.

If we are selected, we typically enter into contract negotiations with the customer based on our standard terms and condition of sale, software licensing agreement and warranty policy. The customer then generates a purchase order and we commence fulfillment of the order. Many purchase orders allow for or require phased delivery of products over several months or years.

Many of our customers are conservative in their decision-making process. Sales cycles for new customers can vary from one to three years depending on the complexity of the customer’s network, whether the customer is subject to state regulations, and annual budget cycles. We believe that the sales cycle will shorten as we build our market presence with successful FullMAX deployments which will serve as reference customers and as the IEEE 802.16s multi-vendor ecosystem develops.

Manufacturing, Availability and Dependence upon Suppliers

We design the printed circuit boards and enclosures for our radios and maintain the bill of materials for all of the products we manufacturer. A Bill of Materials (BOM) is a list of the raw materials, sub-assemblies, intermediate assemblies, sub-components, parts and the quantities of each needed to manufacture an end product. The physical manufacturing of FullMAX circuit boards is outsourced to best-in-class industrial contract manufacturers. The contract manufacturer is responsible for sourcing the majority of components in the BOM, assembling the components onto the printed circuit boards and then delivering the final boards to us. Once at our facility, the boards are tested, then placed into enclosures and programmed with the appropriate software. The radios are then configured according to the requirement of the network and run through system level tests before being packaged and shipped to the customer.

We have elected to outsource manufacturing in order to allow us to focus on designing, developing and selling our products. Furthermore, outsourced manufacturing allows us to leverage the economies of scale and expertise of specialized outsourced manufacturers, reduce manufacturing and supply chain risk and distribution costs. We maintain multiple contract manufacturers, both domestically and internationally, to ensure competitive pricing and to reduce the risk from a single manufacturer.

Customer Support

We supply our customers with installation manuals, user guides and system documentation as well as onsite training customized to their specific needs. We are also capable of supporting installation and commissioning services either internally or, for extensive projects, through subcontracted third-party specialists.

We provide remote support to our customers including radio configuration assistance, hardware and software troubleshooting, software updates and software enhancements. The original purchase price of all FullMAX radios includes a one-year hardware warranty and software maintenance plan. After one year, the customer may enter into an Annual Support Agreement with us in order to continue their hardware warranty and software maintenance.

Product Development

We retain a dedicated team of software and hardware engineers that are responsible for developing and maintaining various aspects of our FullMAX technology. The core technology is based on state-of-the-art digital signal processing (DSP) chipsets, field programmable gate arrays (FPGAs), and general-purpose processors. In wireless nomenclature, this concept is referred to as software defined radio (SDR) technology.

We believe FullMAX is one of the most flexible SDRs for private WANs on the market today. It can be viewed in contrast to most other commercial wireless technologies (e.g. LTE, Wi-Fi, etc.) which are based on dedicated communications chipsets with very limited flexibility. We have purposely designed the technology with a wide range of flexibility given the current and evolving requirements of industrial field area data networks. Specifically, we capable of accommodate legacy protocols that predate Internet Protocol (IP) and Ethernet while also supporting some of the most advanced protocols in the world including multiprotocol label switching (MPLS). This flexibility offers industrial and governmental a smooth migration path to our advanced technology. Our flexible hardware and software radio architecture ensures we can support the entire range of protocols as our customers evolve their networks and applications.

Our SDR technology also provides our customers with unmatched flexibility with respect to radio spectrum frequency bands and channel sizes. Our FullMAX radios work in frequency bands ranging from 70 MHz to 6 GHz and in channel sizes from 12.5 kHz to 10 MHz. This flexibility allows our customers to repurpose their existing underutilized spectrum assets or access new licensed radio spectrum at a lower cost.

FullMAX radios have three major software components: (i) general embedded Linux-based software, (ii) DSP software, and (iii) FPGA software. FullMAX Base Stations and Remote radios have distinct software packages which combine these three components. Also, different computer software tools are used to develop the source code for each of the components. Hardware design and development is completed using standard computerized hardware design tools.

Our product design process begins with detailed requirements supplied from current and prospective customers. These inputs then flow into our development roadmap, which is divided into six, 12 and 36-month plans. A majority of our ongoing development is software related which includes the following development process: (i) requirements specification, (ii) high level design, (iii) detailed design, (iv) coding, (v) unit test, (vi) integration tests, (vii) lab verification tests, and (viii) outdoor deployment verification.

Our FullMAX technology is a single-tier (Tier 1) point-to-multi-point broadband wireless system. Our FullMAX platform is available via: (1) our Venus Base Station and Remote Radio hardware platform with transmit power up to four watts; (2) our Mars Base Station hardware platform with enhanced processing power and up to 100 watts of transmit power and (3) our Mercury Remote hardware platform for ubiquitous low cost, wide area sensor based networks and for Unmanned Aircraft Systems (UAS).

Research & Development

Our ability to develop state-of-the-art and cost-effective solutions relative to our competitors can only be achieved through our continued research and development efforts. Our research and development activities are headed by Menashe Shahar, our Chief Technology Officer, based in our Sunnyvale, California headquarters. Mr. Shahar is a co-founder of the Company and has over 30 years of telecommunications system development experience, including the design and implementation of broadband wireless data systems for top tier system integrators and service providers including WorldCom, Nortel and ADC. Mr. Shahar has been awarded multiple patents in the data communications industry and has been an active participant in major wireless standardization activities including IEEE 802.16. In addition to internal research and development efforts, we also engage third party consultants to assist us in our research and development activities.

Our research and development team works closely with our customer support team, and incorporates feedback from our customers into our product development plans to improve our products and address emerging market requirements.

Our research and development expenses were approximately $2,555,000 and approximately $4,411,000 for the nine-months ended September 30, 2020 and 2019, respectively and approximately $5,416,000 and approximately $3,077,000 for the years ended December 31, 2019 and 2018, respectively.

Intellectual Property

We rely primarily on patent, trademark and trade secret laws to protect our proprietary technologies and intellectual property. As of this filing, we held a total of six issued patents in the U.S., seven pending patent applications in the U.S., and one international pending patent application. Our patents expire between 2030 and 2037, subject to any patent extensions that may be available for such patents. Our intellectual property centers around creating and maintaining robust, private, highly secure, broadband industrial wireless networks using our FullMAX radio technology for our mission critical customers’ networks. We view our patents as a key strategic advantage as the markets for industrial wireless connectivity grows and as these industries move to standardized solutions and will enable us to earn licensing fees and/or royalties for the use of our patents.

We have a policy of requiring our officers, employees, contractors and other service providers and parties with which we do business to enter into confidentiality, non-disclosure (“NDAs”) and assignment of invention agreements before disclosure of any of our confidential or proprietary information.

Seasonality

We do not believe that the industry in which we compete is subject to seasonal sales fluctuation; however, we do recognize that a typical sales cycle for new customers may take from one to three years depending on the complexity of their network and whether the customer is subject to state regulations and/or annual budget cycles.

Concentration of Customers

Because we have only recently invested in our customer service and support organization, a small number of customers have accounted for a substantial amount of our revenue. During the nine-months ended September 30. 2020, 2 customers accounted for approximately $993,000 and $866,000 of our revenue, or approximately 51% and 44%, respectively. During the year ended December 31, 2019, three customers accounted for approximately $144,000, $115,000 and $56,000 of our revenue, or approximately 45%, 36% and 18%, respectively. During the year ended December 31, 2018, two customers accounted for approximately $145,000 and $32,000 of our revenue, or approximately 76% and 17%, respectively. No other customers provided more than 10% of our revenue during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018.

Competition

We compete with alternatives to wireless technology, public cellular data networks and private wireless networking products from other manufactures. We believe that each of these competing solutions has core weaknesses when compared to FullMAX, as described below.

Non-wireless technologies:

●	Leased Phone Lines – Analog lines are being retired by the phone companies and are not being replaced by new digital lines, especially where the grid assets are located.
●	Power Line Carrier – The transmit speeds supported by this technology are typically too low to meet the data rates of new applications. Furthermore, the service may not be available if there is an interruption in the grid (e.g. downed power lines); often the situation when communication is mission critical.
●	Private Fiber – Fiber is a point-to-point technology which has many points of failure (e.g. accidental or malicious fiber cuts) and security vulnerabilities (e.g. tapping). Underground fiber is cost prohibitive in most cases and above ground is susceptible to the same failures as downed power lines.

Alternate technologies:

●	Satellite Technologies — These technologies provide good coverage, but throughput is limited and latency is too high to support mission-critical applications for our customers. These technologies can be very costly as compared to our products and systems.
●	Low-Power Wide Area Networks (LP-WANs) — LP-WAN solutions such as LoRa, Sigfox and NB-IoT are architected with lower power, the purpose of which is to make these typically sensor-based networks lower-cost solutions. The low powered equipment means these systems have lower throughput and higher latency and are not reliable for mission-critical applications that require both monitoring and control functions.

Public cellular data networks:

●	Public networks are vulnerable to cyber security attacks from anywhere in the world including denial of service attacks; private networks can operate independent of the public internet. Based on current and planned FAA rules, UAVs will be off-net without public Internet access.
●	Public networks are susceptible to prolonged outages during man-made and natural disasters (e.g. 9/11, Hurricane Sandy, etc.), exactly when utilities and mission critical entities require the greatest reliability.
●	Public networks are typically designed for population coverage rather than the geographic areas required by critical infrastructure providers, which often include remote locations.
●	Public networks are by definition oversubscribed, shared networks without the necessary prioritization service to support mission critical applications.
●	Public networks typically use shared infrastructure including tower sites and long-haul fiber connections resulting in vulnerabilities at many points.
●	Public networks are designed to support high capacity downloading and streaming applications with limited upload bandwidth available. Utilities typically require the reverse traffic flow, often uploading data from a large number of remote locations.

Other private wireless products:

●	Unlicensed Point to Multipoint Wireless (e.g. Wi-Fi) — This equipment is very inexpensive to purchase but is subject to interference, has many security vulnerabilities, uses a contention-based protocol and transmits only over short range. Deploying Wi-Fi over wide areas is cost prohibitive.
●	Private Licensed Narrowband Wireless Radios — These networks can provide good coverage and range but are typically too slow and lack sufficient bandwidth to support new applications and the increased number of data connections required.

Governmental Regulations

Our operations are subject to various federal, state and local laws and regulations including:

●	Authorization from the Federal Communications Commission (FCC) for operation in various licensed frequency bands,
●	FAA regulations unique to the navigation of commercial or industrial drones,
●	customers’ licenses from the FCC,
●	licensing, permitting and inspection requirements applicable to contractors, electricians and engineers,
●	regulations relating to worker safety and environmental protection,
●	permitting and inspection requirements applicable to construction projects,
●	wage and hour regulations,
●	regulations relating to transportation of equipment and materials, including licensing and permitting requirements,
●	building and electrical codes, and
●	special bidding, procurement and other requirements on government projects.

We believe we have all the licenses materially required to conduct our operations, and we are in substantial compliance with applicable regulatory requirements. The operation of our manufactured products by our customers (network providers and service providers) in the U.S. or in foreign jurisdictions in a manner not in compliance with local law could result in fines, business disruption, or harm to our reputation. The changes to regulatory and technological requirements may also alter our product offerings, impacting our market share and business.  Failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, or could give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Employees

As of September 30, 2020, we have 17 full-time employees, one part-time employee, and 8 consultants. Additionally, from time to time, we may hire temporary employees. We also utilize contractors to manufacture components, for certain research and development and for system deployment functions. None of our employees are covered by a collective bargaining agreement and we are unaware of any union organizing efforts. We have never experienced a major work stoppage, strike or dispute. We consider our relationship with our employees to be good.

Subsidiaries

We have one wholly owned operating subsidiary, Ondas Networks Inc., a Delaware corporation. Also, we have one wholly-owned subsidiary, FS Partners (Cayman) Limited, a Cayman Islands limited liability company, and one majority owned subsidiaries, Full Spectrum Holding Limited, a Cayman Islands limited liability company. Both FS Partners (Cayman) Limited and Full Spectrum Holding Limited were formed for the purpose of beginning operations in China. As described above, we revised our business strategy and are in the process of dissolving our China-affiliated subsidiaries. Once this process is complete, we will have only one wholly owned subsidiary, Ondas Networks Inc.

Corporate Information

We are a Nevada corporation. Our corporate headquarters and operation facilities are located at 165 Gibraltar Court, Sunnyvale, CA 94089. Our telephone number is (888) 350-9994 and our fax number is (408) 300-5750. We maintain a website at http://www.ondas.com.

Available Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as section 16 reports on Form 3, 4, or 5, are available free of charge on our website at http://www.ondas.com as soon as it is reasonably practicable after they are filed or furnished with the SEC. Our Code of Business Conduct and the charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Directors (“Board”) are also available on our website. The Code of Business Conduct and charters are also available in print to any shareholder upon request without charge. Requests for such documents should be directed to Eric Brock, Chief Executive Officer, at 165 Gibraltar Court, Sunnyvale, CA 94089. Our Internet website and the information contained on it or connected to it are not part of, or incorporated by, reference into this Form S-1. Our filings with the SEC are also available on the SEC’s website at http://www.sec.gov.

MANAGEMENT

The following table sets forth information on our executive officers and directors as of November 16, 2020. The terms of service for each of our directors expires at our next annual meeting of stockholders or until their successors are duly elected and qualified. We do not have any promoters or control persons.

Name	Age	Position
Eric A. Brock	50	Chairman and Chief Executive Officer
Stewart Kantor	58	Director, Chief Financial Officer, Treasurer and Secretary
Thomas Bushey	40	Director, President
Richard M. Cohen	69	Director
Derek Reisfield	57	Director
Randall P. Seidl	57	Director
Richard H. Silverman	80	Director
Guy Simpson	62	Chief Operating Officer of Ondas Networks
Menashe Shahar	69	Chief Technology Officer of Ondas Networks

Family Relationships

There are no family relationships between our officers and members of our Board of Directors.

Business Experience of Directors and Executive Officers

The business experience of each of our directors and executive officers follows.

Executive Officers

Eric A. Brock – Chairman of the Board and Chief Executive Officer

Mr. Brock was elected as one of our directors and was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer on June 28, 2018. On September 28, 2018, following the completion of the Acquisition, he was appointed Chairman of the Board and resigned from the positions of Chief Financial Officer, Secretary and Treasurer. Mr. Brock also serves as Chairman of the Board and Chief Executive Officer of Ondas Networks Inc. since September 28, 2018. Mr. Brock is an entrepreneur with over 20 years of global banking and investing experience. He served as a founding Partner and Portfolio Manager with Clough Capital Partners, a Boston-based investment firm from 2000 to 2017. Prior to Clough, Mr. Brock was an investment banker at Bear, Stearns & Co. and an accountant at Ernst & Young, LLP. Mr. Brock holds an MBA from the University of Chicago and a BS from Boston College. Our Board believes that Mr. Brock’s experience in the public markets makes him well qualified to serve on our Board.

Stewart Kantor – Director, Chief Financial Officer, Treasurer and Secretary

Mr. Kantor was elected as one of our directors and was appointed as our President, Chief Financial Officer, Treasurer and Secretary on September 28, 2018 following the completion of the Acquisition. Mr. Kantor served as our President through June 2, 2020, and continues to serve as our Chief Financial Officer, Treasurer and Secretary. Mr. Kantor is a co-founder of Ondas Networks Inc. and had served as its Chief Executive Officer since inception on February 16, 2006 until the completion of the Acquisition. He now serves as Chief Financial Officer, Treasurer and Secretary of Ondas Networks Inc. Mr. Kantor brings 27 years of experience in the wireless industry including senior level positions in business and product development, and marketing and finance at AT&T Wireless, BellSouth International and Nokia Siemens Networks. Since 2004, Mr. Kantor has focused exclusively on the development of private wireless data network technology for mission critical industries including electric utilities, oil and gas companies and the transportation industries. Mr. Kantor obtained his B.A. in Political Science from Columbia University in 1984 and an MBA in Finance from the Wharton School in 1991. We believe Mr. Kantor’s industry background and experience makes him well qualified to serve on our Board.

Thomas Bushey – Director and President

Mr. Bushey was appointed as a director and as our President on June 2, 2020, effective June 3, 2020. Mr. Bushey has been Chief Executive Officer of Sunderland Capital, an investment management firm, since 2015. Prior to founding Sunderland Capital in 2015, Mr. Bushey was a portfolio manager at Blackrock. Previously he worked as an investment banker at Credit Suisse, as a private equity professional at Thayer Capital, and as a hedge fund analyst at Millennium Partners. Mr. Bushey earned a B.S in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Bushey’s investment banking and private equity background and experience make him well qualified to serve on our Board.

Non-Management Directors

Richard M. Cohen – Director

Mr. Cohen was elected as a director of Ondas Holdings Inc. on September 28, 2018. Previously, he had served as a member of the Board of Ondas Networks Inc. since April 2016. He has been the President of Richard M Cohen Consultants since 1995, a company providing financial consulting services to both public and private companies. From March 2012 to July 2015, he was the Founder and Managing Partner of Chord Advisors, a firm providing outsourced CFO services to both public and private companies. From May 2012 to August 2013, he was the Interim CEO and member of the Board of Directors of CorMedix Inc. (NYSE: CRMD). From July 2008 to August 2012, Mr. Cohen was a member of the Audit Committee of Rodman and Renshaw, an investment banking firm. From July 2001 to August 2012, he was a partner with Novation Capital until its sale to a private equity firm. Mr. Cohen holds a BS with honors from the University of Pennsylvania (Wharton), an MBA from Stanford University and a CPA from New York State. He is considered an expert to Chair the Audit Committee of a publicly traded company. We believe that Mr. Cohen’s educational background and financial experience supporting publicly traded companies including as a CEO and Board member of a public traded company on the New York Stock Exchange makes him well qualified to serve on our Board.

Derek Reisfield – Director

Derek Reisfield was elected as a director of Ondas Holdings Inc. on September 28, 2018. Previously, he had served as a member of the Board of Ondas Networks Inc. since April 2016. From December 2018 to the present, he has also served as an independent business consultant. From 2015 to December 2018, Mr. Reisfield served as Vice President, Strategy and Business Development of MetaRail, Inc. (formerly, Wayfare Interactive Technologies, Inc.), a company that provides commerce search capabilities to digital publishers and marketers. In 2008, Mr. Reisfield co-founded BBN Networks, LLC, formerly known as BBN Networks, Inc., a digital advertising and marketing solutions company focused on the B2B sector, where he served as Chief Executive Officer until 2014 and as Chairman until 2015. Mr. Reisfield was Executive Vice President of Fliptrack, Inc., a social mobile gaming company, from 2007 to 2008. He was an independent consultant from 2002 to 2007 working with digital startups and large consumer-oriented companies facing digital threats and opportunities. He was Co-Founder and Managing Principal of i-Hatch Ventures, LLC from 1999-2001, Co-Founder, Vice Chairman and Executive Vice President of Luminant, Inc., a digital financial and business news and information company, from 1999-2000, Co-Founder and Chairman of Marketwatch from 1997-1998, President CBS New Media from 1997-1998, Vice President, Business Development of CBS, 1996-97, Director of Strategic Management CBS and its predecessor Westinghouse Electric Corporation, Inc. 1996-1997. Prior to that, Mr. Reisfield was the Co-Founder of the Media and Telecommunications Practice of Mitchell Madison Group, LLC, a management consultancy and a leader of the Media and Telecommunications practice of McKinsey & Company, Inc. a management consultancy. He has served on several public corporation boards. Mr. Reisfield is a director emeritus of the San Francisco Zoological Society. Mr. Reisfield holds a BA from Wesleyan University, and an AM in Communications Management from the Annenberg School of Communications of USC in 1986. We believe Mr. Reisfield’s experience in senior leadership positions at both privately held and publicly traded technology companies, including holding board positions in corporate governance, make him a well-qualified candidate to serve on our Board.

Randall P. Seidl - Director

Randall P. Seidl was elected as a director of Ondas Holdings Inc. on November 16, 2020. In September 2020, he founded and continues to serve as CEO of Sales Community, a sales social network with a mission to add value to technology sales professionals. In 2016, he founded and continues to serve as CEO of Top Talent Recruiting, a boutique contingency-based recruiting business. In 2013, he founded and continues to serve as CEO of Revenue Acceleration to help tech companies accelerate revenue growth. From 2009 to 2013, Mr. Seidl served as Sr. Vice President/General Manager of Hewlett Packard’s Americas and U.S. Enterprise Group. From 2006 to 2009, he served as Sr. Vice President/General Manager of Sun Microsystems’ North America business and as Vice President/General Manager for its Financial Services Area. From 2004 to 2006, he served as Vice President/General Manager of East Region at StorageTek. From 2003 to 2004, he served as CEO and director at Permabit, from 2000 to 2003 was co-founder and Executive Vice President of GiantLoop, and from 1996 to 1999 was Chairman and CEO of Workgroup Solutions. He began his career at EMC Corporation, holding various positions including Vice President of Open Systems Sales for North America from 1985 to 1996.

Since 2015, Mr. Seidl has served as director of Data Dynamics, a privately-held company, a leader in intelligent file management solutions. Since 2014, he has served as director of Cloudgenera, a privately-held company, a leading supplier of vendor agnostic IT analytics that arm organizations with the business cases needed to optimize technology spend. He previously served as director of Datawatch Corporation (2015-2018, Nasdaq: DWCH, acquired by Altair). He continues to serve on the advisory boards or consults with DataRobot, Trilio, WekalO, ISG, CXO Nexus, EPODIUM, Arxscan, Infinidat, Scality, Corent, Open Legacy, Moveworks, Yellowbrick, Security Scorecard, CaptivateIQ, and Jellyfish. Mr. Seidl is a graduate of Boston College’s Carroll School of Management. Mr. Seidl serves as a trustee on Boston College’s Board of Trustees, on the Board of Trustees of St. Sebastian’s School, and is active with other charities. We believe Mr. Seidl’s experience in senior leadership positions at private/public technology companies and his private/public board experience makes him well-qualified to serve on our board of directors.

Richard H. Silverman – Director

Mr. Silverman was elected as a director of Ondas Holdings Inc. on September 28, 2018. Previously, he had served as a member of the Board of Ondas Networks Inc. since April 2016. Mr. Silverman is a well-recognized and respected professional in the energy industry in Arizona and on a national level. He is past Chair of the board of directors for the Electric Power Research Institute; past Chair and former steering committee member of the Large Public Power Council; and former executive committee member of the board of directors for the American Public Power Association. Since August 2011, Mr. Silverman has been Of Counsel at Jennings, Strouss & Salmon, PLC, where he focuses his practice on energy law. Prior to joining the firm, he served as General Manager of Salt River Project from 1994 to 2011. Mr. Silverman holds a Juris Doctor from the University of Arizona and B.A. in Business from the University of Arizona. We believe Mr. Silverman’s prior experience as general manager of Salt River Project, one of the nation’s largest public power utilities serving approximately one million customers in the Phoenix metropolitan area, will help the Company navigate strategic issues in the rapidly changing electric utility industry with specific knowledge of the impact of renewables like solar energy on the electric grid and makes him well qualified to serve on our Board.

Significant Employees

Guy Simpson – Chief Operating Officer of Ondas Networks

 Mr. Simpson has been the Chief Operating Officer of Ondas Networks since January 2012. From June 2010 to December 2012, Mr. Simpson served as Ondas Networks' Vice President of Operations, as a consultant. Mr. Simpson brings a diverse set of managerial, operations and engineering skills to his role as Chief Operating Officer of the Company. Mr. Simpson joined AT&T Bell Laboratories in 1983 as a software engineer and was rapidly promoted to technical manager. In 1989, Mr. Simpson joined Catapult Communications, a leading developer of telecommunications test equipment for the world's major wireless equipment manufacturers and operators including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo and Nokia Siemens Networks. During his 19-year tenure with Catapult, Mr. Simpson held a variety of senior positions including Vice President of Applications Engineering and Vice President of Product Development. Furthermore, Mr. Simpson was part of the executive team that led Catapult to a successful IPO in 1999. Mr. Simpson holds a B.Sc. degree in Computer Science from Hatfield Polytechnic at the University of Hertfordshire, United Kingdom

Menashe Shahar – Chief Technology Officer of Ondas Networks

Mr. Shahar has been the Chief Technology Officer and a co-founder of the Ondas Networks since February 2006. He has over 30 years of telecommunications system development experience including the design and implementation of broadband wireless data systems for top tier system integrators and service providers including WorldCom, Nortel and ADC. Mr. Shahar has been awarded multiple patents in the data communications industry and has been an active participant in major wireless standardization activities including IEEE 802.16. He obtained his B.Sc. & M.Sc. in electrical engineering at Tel Aviv University, Israel in 1976 and 1983, respectively. Mr. Shahar’s background as Chief Technology Officer and his in-depth knowledge of the technology including the primary author of FullMAX patent portfolio makes him well qualified to serve on our board.

Other Directorships

Other than as indicated within this section at Business Experience, none of our directors hold or have been nominated to hold a directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act (the “Act”) or subject to the requirements of Section 15(d) of the Securities Act of 1933, or any company registered as an investment company under the Investment Company Act of 1940.

Committees of the Board

Audit Committee

Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee consists of three directors, Messrs. Cohen, Reisfield and Silverman, and our Board has determined that each of them is independent within the meaning of listing requirements of The Nasdaq Stock Market (“Nasdaq”) and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Cohen is the chairman of the audit committee and our Board has determined that Mr. Cohen is an “audit committee financial expert” as defined by SEC rules and regulations implementing Section 407 of the Sarbanes-Oxley Act. Our Board has determined that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with, the applicable requirements of the Sarbanes-Oxley Act, Nasdaq listing requirements and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

●	overseeing the accounting and financial reporting processes of the Company, internal systems of control of the Company and audits of the Company’s consolidated financial statements;
●	overseeing the Company’s relationship with its independent auditors, including appointing or changing the Company’s auditors and ensuring their independence;
●	providing oversight regarding significant financial matters, including the Company’s tax planning, treasury policies, dividends and share issuance and repurchases;
●	overseeing the Code of Conduct; and
●	reviewing and approving all transactions with related persons for potential conflict of interest situations on an ongoing basis.

Compensation Committee

Our compensation committee reviews and determines the compensation of all our executive officers. Our compensation committee consists of three directors, Messrs. Cohen, Reisfield and Silverman, each of whom is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act and independent within the meaning of listing requirements of Nasdaq. Mr. Reisfield is the chairman of the compensation committee. Our Board has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable listing requirements of Nasdaq and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

●	establishing, overseeing and administering the Company’s employee compensation policies and programs;
●	reviewing and approving compensation and incentive programs and awards for the Company’s CEO, all other executive officers of the Company and the non-employee members of the Company’s Board ; and
●	administering the Company’s equity compensation plans.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of three independent directors, Messrs. Cohen, Reisfield and Silverman. Mr. Cohen is the chairman of the nominating and corporate governance committee.

Our Board has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable listing requirements of Nasdaq and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

●	assisting the Board in identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
●	recommending for the Board’s approval the slate of nominees to be proposed by the Board to stockholders for election to the Board;
●	developing, updating and recommending to the Board the governance principles applicable to the Company;
●	overseeing the evaluation of the Board and management;
●	recommending to the Board the directors who will serve on each committee of the Board; and
●	addressing any related matters required by the federal securities laws.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.ondas.com. The audit committee of our Board is responsible for overseeing the Code of Conduct and our Board must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Code of Conduct. All of our directors, executive officers and employees are required to certify in writing their understanding of and intent to comply with the Code.

Committee Charters and Code of Business Conduct

Our Board adopted a Code of Business Conduct and charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board describing the authority and responsibilities delegated to each committee. We post on our website www.ondas.com the charters of each of our board committees and our Code of Business Conduct, and any amendments or waivers thereto applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions; and any other corporate governance materials contemplated by the Nasdaq listing requirements and SEC regulations. These documents are also available in print, without charge, to any stockholder requesting a copy in writing from our Secretary at our executive offices set forth in this registration statement.

Executive Compensation.

Summary Compensation Table

The table below sets forth compensation information for services rendered in all capacities for the last two fiscal years ended December 31, 2019 and 2018. The information includes the dollar value of base salaries, bonus awards, stock awards, non-qualified stock options (“Options”) grants and certain other compensation, if any, whether paid or deferred. No stock awards or Options grants were made in 2019 or 2018. At the time of the Acquisition, Mr. Brock was the sole executive officer of the Company, and he received no compensation for his services from the time of his election on June 28, 2018 until the execution of his employment agreement on September 28, 2018 at the closing of the Acquisition.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Eric A. Brock (1) (CEO)	2019	$200,000	$-	$-	$-	$-	$-	$27,819	$227,819
	2018	$50,769	$-	$-	$-	$-	$-	$5,846	$56,615
Stewart Kantor (2) (President, CFO, Treasurer and Secretary)	2019	$200,000	$50,000	$-	$-	$-	$-	$12,500	$262,500
	2018	$162,500	$50,000	$-	$-	$-	$-	$1,250	$213,750

(1)	In 2019, Mr. Brock’s salary of $200,000 includes $58,333 paid between January 1 and April 15, 2019 and $141,667 accrued between April 16 and December 31, 2019. On March 12, 2020, Mr. Brock waived accrued payroll amounts in the amount of $141,667. In 2018, Mr. Brock’s salary of $50,769 was for the period from September 28 through December 31, 2018. All Other Compensation for 2019 and 2018 includes health insurance premiums paid on Mr. Brock’s behalf.
(2)	In 2018, $8,334 of Mr. Kantor’s salary was accrued. On March 12, 2020, Mr. Kantor waived accrued payroll amounts in the amount of $8,334. All Other Compensation for 2019 and 2018 represents employer matching of 401(k).

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards for our executive officers as of the fiscal year ended December 31, 2019.

Employment Agreements with Executive Officers

Employment Agreements with Messrs. Brock and Kantor

Eric Brock serves as our Chief Executive Officer pursuant to an employment agreement entered into on September 28, 2018 (the “Brock Agreement”). The Brock Agreement provides for a continuous term and may be terminated by either party at any time. Pursuant to the Brock agreement, Mr. Brock will receive an initial salary of $200,000 per annum, subject to annual review by our Board. Mr. Brock is eligible to participate in benefit plans generally available to our employees.

Stewart Kantor serves as our President, Chief Financial Officer, Secretary and Treasurer pursuant to an employment agreement entered into on September 28, 2018 (the “Kantor Agreement”), which replaces the prior employment agreement he had with Ondas Networks. The Kantor Agreement provides for a continuous term and may be terminated by either party at any time. Pursuant to the Kantor Agreement, Mr. Kantor will receive an initial salary of $200,000 per annum, subject to annual review by our Board. Mr. Kantor is eligible to participate in benefit plans generally available to our employees.

As part of the terms of the Brock and Kantor Agreements, each of Messrs. Brock and Kantor entered into a Non-Competition, Confidential Information and Intellectual Property Assignment Agreement (the “Supplemental Agreements”). As part of the Supplemental Agreements, each of Messrs. Brock and Kantor agreed (i) not to engage in Competitive Business (as defined in the Supplemental Agreements) during his term of employment with us and for a period of 12 months following termination; (ii) not to disclose Confidential Information (as defined in the Supplemental Agreements), subject to certain customary carve-outs; and (iii) to assign to the Company any Intellectual Property (as defined in the Supplemental Agreements) developed using the Company’s resources or related to the Company’s business within the scope of and during the period of employment.

Mr. Brock is entitled to severance compensation from the Company if his employment is terminated i) without cause or ii) due to “constructive termination” or iii) due to disability, with these causes of termination being defined in the Brock Agreement. The severance compensation would consist of i) accrued and vested benefits, and ii) continued payment of Mr. Brock’s base salary and benefits for a period of six (6) months following separation.

Mr. Kantor is entitled to severance compensation from the Company if his employment is terminated i) without cause or ii) due to “constructive termination” or iii) due to disability, with these causes of termination being defined in the Kantor Agreement. The severance compensation would consist of i) accrued and vested benefits, and ii) continued payment of Mr. Kantor’s base salary and benefits for a period of twelve (12) months following separation.

Amended and Restated Employment Agreements with Messrs. Brock and Kantor

Also, on June 3, 2020, the Company entered into amended and restated employment agreements with each of Eric Brock, Chairman and Chief Executive Officer of the Company, and Stewart Kantor, Chief Financial Officer, Treasurer and Secretary of the Company. The amended and restated employment agreement for Messrs. Brock and Kantor, among other things, amend provisions to comply with the requirements of Section 409A of the Internal Revenue Code.

Employment Agreement with Mr. Bushey

On June 3, 2020, the Company entered into an employment agreement with Mr. Bushey to serve as President of the Company. Pursuant to the employment agreement, Mr. Bushey will be paid an annual salary of $200,000 and will be eligible to participate in the benefits plans established for Company employees. Also, on June 3, 2020, Mr. Bushey was granted restricted stock units for 1,000,000 shares of the Company’s common stock pursuant to the Company’s 2018 Incentive Stock Plan, which shares will vest quarterly in equal amounts over a period of two years from the date of grant (with 125,000 shares vesting on the last day of each calendar quarter beginning on June 30, 2020), and which shares will not be issued and delivered to Mr. Bushey until June 3, 2022, at the request of Mr. Bushey.

Pursuant to the employment agreement, Mr. Bushey will be an at will employee of the Company. If (i) Mr. Bushey is terminated by the Company without Cause (as defined in the employment agreement), (ii) Mr. Bushey terminates his employment due to Constructive Termination (as defined in the employment agreement), or (iii) Mr. Bushey’s employment terminates as a result of his disability, the Company will provide Mr. Bushey the following compensation: (a) benefits accrued and vested through the date of termination pursuant to the Company’s plan benefits and (b) continued base salary and plan benefits on a monthly basis for a period of twelve (12) months following the date of termination. If terminated without cause, the Company will accelerate the vesting of all unvested restricted stock units. The payment of the severance payments described above are conditioned on Mr. Bushey’s continued compliance with the terms of the employment agreement and Mr. Bushey executing, delivering to the Company and not revoking a general release and non-disparagement agreement. The employment agreement contains standard non-compete and non-solicitation provisions.

Director Compensation

We do not pay cash fees to directors who attend regularly scheduled and special board meetings; however, we did reimburse directors for travel expenses related to attending such board meetings. We also did not pay cash fees to our directors prior to the Acquisition; however, we did reimburse them for travel expenses related to their attendance at board meetings.

We granted no equity awards to our directors for services rendered for the year ended December 31, 2019.

Equity Compensation Plan Information

The following table shows the number of securities to be issued upon exercise or vesting of outstanding equity awards under the Incentive Plan as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise or vesting of outstanding equity awards (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	—	—	3,333,334
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	3,333,334

The following table shows the number of securities to be issued upon exercise or vesting of outstanding equity awards under the Incentive Plan as of September 30, 2020.

Plan Category	Number of securities to be issued upon exercise or vesting of outstanding equity awards (a)		Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	1,625,834	(1)	$6.39	1,707,500
Equity compensation plans not approved by security holders	—		—	—
Total	1,625,834			1,707,500

(1)	Consist of 499,674 shares of common stock underlying stock options and 1,126,160 shares of common stock underlying restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board adopted a Related Party Transactions Policy as we recognize that transactions involving related parties present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore, our Board determined that our Audit Committee shall review, approve and, if necessary, recommend to the Board for its approval all related party transactions and any material amendments to such related party transactions. Our Board may determine that a particular related party transaction or a material amendment thereto shall instead be reviewed and approved by a majority of directors disinterested in the related party transaction. No director shall participate in any approval of a related party transaction for which the director is a related party, except that the director shall provide all material information concerning the related party transaction to the committee. Our Chief Executive Officer is responsible for providing to the Audit Committee, on a quarterly basis, a summary of all payments made by or to us in connection with duly approved related party transactions during the preceding fiscal quarter. The CEO is responsible for reviewing and approving all payments made by or to us in connection with duly approved related party transactions and shall certify to the Audit Committee that any payments made by or to us in connection with such related party transactions have been made in accordance with the policy. All related party transactions shall be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations.

Related Party Transactions

Energy Capital, LLC

In connection with the Acquisition and pursuant to a Common Stock Repurchase Agreement dated September 28, 2018, we purchased from Energy Capital, LLC (“Energy Capital”), a more than 10% stockholder, 10,866,667 shares of our common stock in exchange for the payment of $3,260. The repurchased shares were cancelled and returned to the authorized but unissued shares of the Company. In connection with the Acquisition, we also entered into the Loan and Security Agreement with Energy Capital pursuant to which Energy Capital agreed to lend an aggregate principal amount of up to $10 million, subject to specified conditions. During 2019, we drew down the entire $10 million, with all advances used for operating capital.

On September 27, 2019, Energy Capital, LLC converted an aggregate of $10,563,104 principal and interest outstanding under the Loan and Security Agreement into an aggregate of 1,408,414 Units (wherein a unit consisted of one-third of a share of common stock and one-sixth of one warrant to purchase one share of Company common stock (the “Investor Warrant”)) of the Company. At the closing of the transaction, the debt owed under the Loan and Security Agreement was extinguished and the Loan terminated pursuant to its terms. Energy Capital, LLC owns 704,207 shares of common stock underlying the Investor Warrant, which Investor Warrant vests six months from the date of the Securities Purchase Agreement and may be exercised at a price of $9.75 per share.

Eric Brock

On August 14, 2020, Eric A. Brock, our Chairman and Chief Executive Officer, entered into a Securities Purchase Agreement with other subscribers in which he purchased 157,500 shares of the Company’s Series A Preferred at a cash purchase price of $2.00 per share.

On September 27, 2019, Eric A. Brock, our Chairman and Chief Executive Officer, entered into a Securities Purchase Agreement with other subscribers in which he purchased 133,334 units (wherein a unit consisted of one third of a share of common stock and one-sixth of one warrant to purchase one share of Company common stock (the “Investor Warrant”)) of the Company for $1,000,000. The Investor Warrant for 66,667 underlying shares of common stock vests six months from the date of the Securities Purchase Agreement and may be exercised at a price of $9.75 per share.

Between April 16 and December 31, 2019, we accrued $141,667 for salary owed for 2019 to Mr. Brock, the Company’s Chief Executive Officer. On March 14, 2020, Mr. Brock waived accrued payroll amounts in the amount of $141,667. During the nine months ended September 30, 2020, the Company accrued payroll in the amount of $94,218 for Mr. Brock. As of September 30, 2020, the accrual balance was $94,218.

Stewart Kantor

Mr. Kantor, the Company’s Chief Financial Officer, advanced funds to Ondas Networks to fund its operations. As of December 31, 2017, the advance due to Mr. Kantor was $155,645, which was non-interest bearing and due on demand. The advance was repaid as of June 30, 2018.

As of December 31, 2018, Ondas Networks accrued $280,209 in salary owed for 2016, 2017 and 2018 to Mr. Kantor. On March 14, 2020, Mr. Kantor waived accrued payroll amounts in the amount of $8,334. During the nine months ended September 30, 2020, the Company accrued payroll in the amount of $2,956 for Mr. Kantor. As of September 30, 2020, the accrual balance was $274,831.

Thomas Bushey

Mr. Bushey was appointed as a director and as our President on June 2, 2020, effective June 3, 2020. During the nine months ended September 30, 2020, the Company accrued payroll in the amount of $70,387 for Mr. Bushey. As of September 30, 2020, the accrual balance was $70,387.

Other Related Party Transactions

As of December 31, 2017, Ondas Networks accrued $178,125 in salary owed for 2016 and 2017 to Menashe Shahar, an employee of Ondas Networks and formerly a more than 5% stockholder of the Company. As of December 31, 2018, Ondas Networks accrued an additional $8,334 for salary owed during 2018 to Mr. Shahar. As of September 30, 2020, the accrual balance is $186,459.

Zev Turetsky, former Chief Executive Officer of Zev Ventures Incorporated prior to the Acquisition, advanced funds to the Company to fund operations. In 2018, Mr. Turetsky advanced $12,500 to the Company. On June 27, 2018, Mr. Turetsky forgave the advances in the aggregate amount of $89,633.

Director Independence

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board has determined that Messrs. Cohen, Reisfield, Seidl and Silverman, are “independent directors” as defined under the rules of Nasdaq.

CONTROLS AND PROCEDURES

Management’s Annual Report on Internal Control over Financial Reporting

Our senior management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, our principal executive and principal financial officers, or persons performing similar functions, and effected by our Board, senior management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We continue to review our internal control over financial reporting and may from time to time make changes aimed at enhancing their effectiveness and to ensure that our systems evolve with our business.

Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the control deficiencies identified during this evaluation and set forth below, our senior management has concluded that we did not maintain effective internal control over financial reporting as of December 31, 2019 and September 30, 2020 due to the existence of a material weakness in internal control over financial reporting as described below.

As set forth below, management will take steps to remediate the control deficiencies identified below. Notwithstanding the control deficiencies described below, we have performed additional analyses and other procedures to enable management to conclude that our consolidated financial statements included in this prospectus fairly present, in all material respects, our financial condition and results of operations as of and for the years ended December 31, 2019 and December 31, 2018 and the three and nine months ended September 30, 2020.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Management has determined that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 and September 30, 2020 due to the existence of the following material weakness identified by management:

Lack of Segregation of Duties and Accounting Resources

Due to our limited accounting staff, the Company’s Chief Executive Officer and Chief Financial Officer were responsible for initiating transactions, had custody of assets, recorded transactions and prepared financial reports. Therefore, it was determined that the Company had inadequate segregation of duties in place related to its financial reporting and other management oversight procedures due to the lack of accounting resources.

Accordingly, management has determined that these control deficiencies constitute a material weakness. During 2019, management began implementing the Remediation Plan described herein and intends to continue working on it through the year ended December 31, 2020.

Management’s Remediation Plan

Management believes that progress has been made during the three months ended September 30, 2020, and through the date of this prospectus, to remediate the underlying causes of the material weakness in internal control over financial reporting by implementing additional systems and technologies to enhance the timeliness and reliability of financial data within the organization. Management intends to remediate the material weakness in the following manner:

●	identify and employ full time additional senior level accounting personnel to join the corporate accounting function in order to enhance overall monitoring and accounting oversight within the Company;

●	continue to engage third-party subject matter experts to aid in identifying and applying US GAAP rules related to complex financial instruments as well as to enhance the financial reporting function;

●	design and implement additional internal controls and policies to ensure that we routinely review and document our application of established significant accounting policies; and

●	implement additional systems and technologies to enhance the timeliness and reliability of financial data within the organization.

Changes In Internal Control Over Financial Reporting

Other than the Remediation Plan set forth above, there were no changes in our internal control over financial reporting identified in management’s evaluation pursuant to Rules 13a-15(d) or 15d-15(d) of the Exchange Act during the three months ended December 31, 2019 and nine months ended September 30, 2020 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Disclosure Controls and Procedures

The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of December 31, 2019 and September 30, 2020. Based on that evaluation, the Company’s Chief Executive Officer and the Company’s Chief Financial Officer have concluded that as of the periods ended December 31, 2019 and September 30, 2020, due to the existence of the material weakness in the Company’s internal control over financial reporting described above, the Company’s disclosure controls and procedures were not effective.

Limitations on Effectiveness of Controls and Procedures

In designing and evaluating the disclosure controls and procedures and internal control over financial reporting, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures and internal control over financial reporting must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of November 16, 2020, the following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) by each of our current directors, executive officers and significant employees as identified herein, and (iii) all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock, non-qualified stock options (“Options”), and common stock purchase warrants (“Warrants”) that are currently exercisable or convertible into shares of our common stock within sixty (60) days of the date of this document, are deemed to be outstanding and to be beneficially owned by the person holding the Options or Warrants for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, the address for all officers and directors listed below is 165 Gibraltar Court, Sunnyvale, CA 94089.

Name and Address of Officer and Directors	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership after the Offering	Percent of Class after the Offering
Eric A. Brock (Chairman of the Board and Chief Executive Officer)(2)	1,943,697	9.76%			%
Thomas Bushey (Director and President)(3)	-	-%			%
Stewart Kantor (Director, Chief Financial Officer, Treas. and Sec.)	908,445	4.59%			%
Richard M. Cohen (Director)	24,314	*
Richard H. Silverman (Director)	24,314	*
Derek Reisfield (Director)	24,314	*
Randall P. Seidl	-	-
Guy Simpson (Chief Operating Officer of Ondas Networks)	472,991	2.39%			%
Menashe Shahar (Chief Technology Officer of Ondas Networks)	887,091	4.48%			%
All Executive Officers & Directors as a Group (7 persons)	2,925,084	14.69%			%

Name and Address of Stockholders
Energy Capital, LLC(4)	5,796,455	28.27%			%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them. Applicable percentage of ownership is based on 19,756,154 shares of common stock currently outstanding, as adjusted for each stockholder.
(2)	Mr. Brock exercises sole voting and dispositive power over the 1,824,530 shares of common stock and 66,667 shares of common stock issuable upon exercise of Warrants. Includes 157,500 shares of Series A Preferred that are convertible into 52,500 shares of common stock within 60 days.
(3)	Does not include 250,000 shares of common stock underlying vested RSUs or RSUs that will vest within 60 days. The delivery of these shares has been delayed until June 3, 2022 at the request of Mr. Bushey.
(4)

The address for Energy Capital is 13650 Fiddlesticks Blvd., Suite 202-324, Ft. Myers, FL 33912. Robert J. Smith is the sole owner of Energy Capital and exercises sole voting and dispositive power over the 5,092,248 shares of common stock and 704,207 shares of common stock issuable upon exercise of Warrants. This information is based on the Schedule 13-D/A (Amendment No.1) filed with the SEC on January 27, 2020.

DESCRIPTION OF CAPITAL STOCK

Overview

Our authorized capital stock consists of 116,666,667 shares of common stock, par value $0.0001 per share, after giving effect to the Reverse Stock Split, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which are undesignated. As of September 30, 2020, we had 19,796,154 shares of common stock outstanding, after giving effect to the Reverse Stock Split, and 2,350,390 shares of Series A Preferred outstanding. The following is a summary of the rights of our common and preferred stock and some of the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the Nevada Revised Statutes (the “NRS”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated articles of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the NRS.

Common Stock

The holders of the Company’s common stock:

1.	Have ratable rights to dividends from funds legally available if and when declared by the Company’s Board of Directors (the “Board”).
2.	Are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon liquidation.
3.	Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.
4	Are entitled to cast one non-cumulative vote for each share held on all matters on which holders of common stock may vote and, with respect to the election of directors, one non-cumulative vote for each share held for each of the duly nominated directors.

The rights, preferences, and privileges of the holders of common stock may be adversely affected by, the rights of the holders of any series of Preferred Stock that may be issued by Ondas.

Preferred Stock

The Board may, without further action of the Company’s stockholders, issue shares of Preferred Stock in one or more series, fix the number of shares, determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted under Chapter 78 of the NRS.

The Board may also increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of Ondas entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

On August 14, 2020, the Company filed a Certificate of Designation with the State of Nevada to designate 5,000,000 shares of the Company’s Preferred Stock as Series A Preferred. Shares of Series A Preferred rank pari passu with the Company’s common stock, except that holders of Series A Preferred shall have certain liquidation preferences as set forth in the Certificate of Designation and the holders of the Series A Preferred are not entitled to vote on any matters presented to the stockholders of the Company. The Certificate of Designation became effective on the August 14, 2020.

The Series A Preferred is convertible at a holder’s election any time beginning six months from the Closing into shares of the Company’s common stock at an initial conversion price equal to the Purchase Price, subject to certain adjustments described below, so that, initially, each share of Series A Preferred shall be convertible into one (1) share of the Company’s common stock. Also, the Series A Preferred will be automatically converted into the Company’s common stock (a “Mandatory Conversion”), at the then applicable conversion price, in the event of an equity offering of shares of the Company’s common stock resulting in the Company uplisting to a national securities exchange (provided that if the per share offering price in such offering is less than the then applicable conversion price for the Series A Preferred, the Series A Preferred will automatically convert based on the offering price in such offering).

In the event of any stock split, stock dividend, or stock combination, the number of shares deliverable and the conversion price of the Series A Preferred will be appropriately adjusted. In the event a Mandatory Conversion is triggered, if the offering price on the date such Mandatory Conversion is triggered is less than a 25% premium to the purchase price of $6.00 per share, the Company will issue additional shares of the Company’s common stock for each outstanding share of Series A Preferred to ensure the effective conversion price equals a 25% discount to the purchase price of $6.00 per share.

Also, for a period of one year from the date of the purchase agreements, if the Company undertakes an underwritten public equity offering, the holders of Series A Preferred will enter into a lock-up agreement with respect to the sale of the Series A Preferred and the Company’s common stock underlying such Series A Preferred as may be reasonably requested by the Company or the Company’s underwriter for such public equity offering.

As of September 30 2020, we had 2,350,390 shares of Series A Preferred outstanding.

Nevada Laws

Chapter 78 of the NRS contains a provision governing “Acquisition of Controlling Interest.” This “control share act” (NRS 78.378 through 78.3793, inclusive) provides generally that any person, individually or in association with others, that acquires 20% or more of the outstanding voting shares of certain Nevada corporations may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share act will apply to the Company if the Company were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger) and if the Company does business in the State of Nevada directly or through an affiliated corporation, unless the Company’s Articles of Incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. The control share act provides that a person, individually or in association with others, acquires a “controlling interest” when it acquires ownership of outstanding voting shares that, but for the operation of the control share act, would bring its voting power of the Company in the election of directors within any of the following three ranges:

●	20% to 33%;
●	33% to 50%; and
●	more than 50%.

Once an acquirer crosses one of the above thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. A corporation may elect to opt-out from the provisions of the control share act by providing in the articles of incorporation or bylaws that such provisions do not apply to the corporation. The Company’s Articles of Incorporation and bylaws do not exempt the Company’s common stock from the control share act. As of the date of this filing, the Company does not have 200 or more stockholders of record and, as a result, the control share act does not currently apply to the Company.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

Our transfer agent and registrar is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, Florida. Its telephone number is (813) 344-4490.

Stock Exchange Listing

Our common stock is quoted on the OTCQB under the symbol “ONDS,” and, to date, has traded on a limited basis. We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “ONDS.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, a very limited public market exists for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, approximately ___% of our common stock outstanding immediately after this offering will be subject to contractual and legal restrictions on resale. Nevertheless, sales of our common stock eligible for sale in the public market immediately after this offering, or sales of other shares eligible for sale after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of November ___, 2020, upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional shares of common stock will be outstanding. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act. Of the 19,796,154 shares of common stock held by existing stockholders, 16,809,862 shares are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described pursuant to Rule 144 promulgated under the Securities Act.

As a result of the lock-up agreements referred to below and the provisions of Rule 144 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Number of Shares and % of Total Outstanding	Date Available for Sale into Public Market
shares, or %	On the date of this prospectus.

shares, or %	March 28, 2021, subject to the 5% limitation over a 90 day period (described below under Lock-up Agreements)

shares, or %	90 days after the date of this prospectus, due to lock-up agreements between the holders of these shares and the underwriters, and further subject to the 5% limitation over a 90 day period (described above under Lock-up Agreements). However, the representatives of the underwriters, acting together, can waive the provisions of the 90 day lock-up agreements and allow these stockholders to sell their shares at any time.

Lock-up Agreements

In connection with the Acquisition, (i) our sole director appointed additional individuals, who previously sat on the board of Ondas Networks and its chief executive officer, to serve on our Board, and our Board subsequently appointed our executive officers; (ii) the former holders of the Ondas Networks Shares executed lock-up agreements (the “Lock-Up Agreements”), which provided for an initial twelve-month lock-up period followed by a subsequent 12-month limited sale period, commencing with the date of closing of the Acquisition. Subsequent to the closing, (i) the Lock-Up Agreements were amended on August 30, 2019 to delete the 12-month limited sale period making all shares locked up until September 28, 2020. The Lock-Up Agreements were subsequently amended to extend the lock-up period to March 28, 2021.

In connection with this offering, we, our directors, our executive officers and certain stockholders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representative of the underwriters, and certain other exceptions. The representative of the underwriters has advised us that it has no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. See “Underwriting.”

UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on           , 2020. Oppenheimer & Co. Inc. is acting as the sole book-running manager and representative of the underwriters, National Securities Corporation is acting as the lead manager and Northland Securities, Inc. and Spartan Capital Securities, LLC are acting as co-managers. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock, but is not responsible for the commitment of any other underwriter to purchase shares of common stock. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Number of
Underwriter	Shares of Common Stock
Oppenheimer & Co. Inc.
National Securities Corporation
Northland Securities, Inc.
Spartan Capital Securities, LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the option described below), if any are purchased.

The shares of common stock offered hereby are expected to be ready for delivery on or about, 2020 against payment in immediately available funds.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $     per share of common stock to brokers and dealers. After the shares of common stock are released for sale to the public, the representative may change the offering price, the concession, and other selling terms at various times.

We have granted the underwriters an option to purchase additional shares for the purpose of covering over-allotments. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of additional shares of common stock from us. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriters have severally agreed that, to the extent the option is exercised, they will each purchase a number of additional shares proportionate to such underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses:

	Per Share of Common Stock	Total Without Exercise of Underwriters’ Option	Total With Full Exercise of Underwriters’ Option
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$

Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to pay the underwriters a commission of 7% of the gross proceeds of this offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $         .. We have agreed to reimburse the underwriters for all reasonable out-of-pocket costs and expenses incident to the performance of the obligations of the representative under the underwriting agreement (including, without limitation, the fees and expenses of the underwriters’ outside attorneys), provided that, excluding expenses related to blue sky and FINRA filings, such costs and expenses shall not exceed $200,000 without the Company's prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We have agreed to a 90-day “lock-up,” during which, without the prior written consent of Oppenheimer & Co. Inc., we shall not issue, sell or register with the Securities and Exchange Commission (the “SEC”) (other than on Form S-8 or on any successor form) with respect to any of our equity securities (or any securities convertible into, exercisable for or exchangeable for any of our equity securities), except for (i) the issuance of the shares of common stock offered pursuant to this prospectus; and (ii) the issuance of shares of common stock pursuant to our existing stock option or bonus plan as described in the registration statement of which this prospectus forms a part.

Our executive officers, directors and certain of our significant stockholders have also agreed to a 90-day “lock-up,” during which, without the prior written consent of Oppenheimer & Co. Inc., they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. The foregoing shall not apply to (i) common stock to be transferred as a gift or gifts (provided, that (a) any donee shall execute and deliver to Oppenheimer & Co. Inc., acting on behalf of the underwriters, not later than one business day prior to such transfer, a lock-up agreement to Oppenheimer & Co. Inc. and (b) if the lock-up signatory is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock or beneficially owned shares or any securities convertible into or exercisable or exchangeable for common stock or beneficially owned shares during the 90-day “lock-up,” the lock-up signatory shall include a statement in such report to the effect that such transfer is being made as a gift) and (ii) (a) the exercise or vesting of equity awards granted pursuant to any equity compensation plan of the Company or the conversion of the Company’s Series A Preferred pursuant to its terms, each such security as described in the registration statement of which this prospectus forms a part and outstanding as of the date of this prospectus, and (b) the sale of common stock to cover the payment of the exercise prices or the payment of taxes associated with the exercise, vesting, or conversion of such securities described in clause (ii)(a) (provided, that for clauses (ii)(a) and (b), (A) except as provided for in clause (ii)(b), any securities received upon such exercise or vesting shall be subject to the terms of the lock-up agreement and (B) no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock in connection with such distribution shall be legally required during the 90-day “lock-up,” such filing, report or announcement shall clearly indicate in the footnotes thereto that such sale of common stock is to cover the payment of exercise prices or the payment of taxes).

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares of common stock before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions - the representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
●	Over-allotments and syndicate covering transactions - the underwriters may sell more shares of common stock in connection with this offering than the number of shares of common stock that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of common stock in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares of common stock in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price per share of common stock available for purchase in the open market, as compared to the price at which they may purchase shares of common stock through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price per share of common stock that could adversely affect investors who purchase shares of common stock in this offering.

●	Penalty bids - if the representative purchases shares of common stock in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares of common stock as part of this offering.
●	Passive market making - market makers in the common stock who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the common stock if it discourages resales of our shares of common stock.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on The Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Delivery of Prospectus: A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Notice to Non-U.S. Investors

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of the shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

A.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

C.	in any circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the issuer or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representative and each of our and the representative’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israel

In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 –1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Hong Kong

No shares have been offered or sold, and no shares may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that he is aware of the restriction on offers of the shares described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares in circumstances that contravene any such restrictions.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Snell & Wilmer L.L.P., Las Vegas, Nevada. White & Case LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, has audited our financial statements at December 31, 2019 and 2018, and for the years then ended, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Rosenberg Rich Baker Berman P.A.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy all materials that we file with the SEC, including the registration statement and its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the registration statement on Form S-1 of which this prospectus is a part.

In addition, upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and the website of the SEC referred to above. We also maintain a website at www.ondas.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus. Additionally, you may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Ondas Holdings Inc.

165 Gibraltar Court

Sunnyvale, CA 94089

(888) 350-9994

You should rely only on the information contained in this prospectus or to which we have referred you. We have not and the underwriters have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Nine months ended September 30, 2020

Condensed Consolidated Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months and Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-3
Condensed Consolidated Statements of Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-4/F-5
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-6
Notes to the Unaudited Condensed Consolidated Financial Statements	F-7

Years ended December 31, 2019 and December 31, 2018

Report of Independent Registered Public Accounting Firm	F-26
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-27
Consolidated Statements of Operations for the Years Ended December 31, 2019 and 2018	F-28
Consolidated Statements of Changes In Equity	F-29
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-30
Notes to Consolidated Financial Statements	F-31

ONDAS HOLDINGS INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,129,013	$2,153,028
Restricted cash	19,332	-
Accounts receivable, net	543,785	20,212
Inventory	975,000	427,516
Other current assets	203,625	700,599
Total current assets	3,870,755	3,301,355

Property and equipment, net	186,765	252,246

Other Assets:
Licenses, net	230,677	200,000
Intangible assets, net	152,338	126,344
Lease deposits	48,577	52,152
Deferred offering costs	201,038	-
Operating lease right of use assets	125,258	331,419
Total other assets	757,888	709,915

Total assets	$4,815,408	$4,263,516

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,024,023	$2,322,198
Operating lease liabilities	183,995	489,407
Accrued expenses and other current liabilities	2,419,468	2,762,799
Secured promissory note, net of debt discount $351,189 and $252,933, respectively	11,453,047	10,106,895
Deferred revenue	309,218	378,850
Derivative liability	169,229	-
Note payable	370,051	-
Total current liabilities	17,929,031	16,060,149

Long-Term Liabilities:
Notes payable	596,040	539,921
Accrued interest	35,471	41,239
Operating lease liabilities, net of current	-	52,449
Total long-term liabilities	631,511	633,609

Total liabilities	18,560,542	16,693,758

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock - par value $0.0001; 5,000,000 and 10,000,000 shares authorized at September 30, 2020 and December 31, 2019, respectively, and none issued or outstanding at September 30, 2020 and December 31, 2019	-	-
Preferred stock, Series A – par value $0.0001, 5,000,000 shares authorized, 2,350,390 issued and outstanding at September 30, 2020, and none authorized, issued or outstanding at December 31, 2019	235	-
Common stock - par value $0.0001; 350,000,000 shares authorized; 19,796,154 and 19,756,154 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,980	1,976
Additional paid in capital	47,378,024	39,339,449
Accumulated deficit	(61,125,373)	(51,771,667)
Total stockholders’ deficit	(13,745,134)	(12,430,242)

Total liabilities and stockholders’ deficit	$4,815,408	$4,263,516

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

ONDAS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues, net	$614,026	$88,132	$1,969,598	$313,583
Cost of goods sold	365,863	15,185	1,087,540	71,133
Gross profit	248,163	72,947	882,058	242,450

Operating expenses:
General and administration	1,823,336	1,036,013	5,222,180	3,874,186
Sales and marketing	253,560	1,174,293	934,948	4,728,505
Research and development	904,378	1,250,736	2,555,223	4,411,266
Total operating expenses	2,981,274	3,461,042	8,712,351	13,013,957

Operating loss	(2,733,111)	(3,388,095)	(7,830,293)	(12,771,507)

Other income (expense)
Other income	7,262	7,915	16,275	12,223
Interest income	53	102	211	1,769
Interest expense	(463,761)	(615,518)	(1,403,576)	(1,891,802)
Change in fair value of derivative liability	(136,323)	-	(136,323)	-
Impairment of deferred offering and financing costs associated with canceled financing efforts	-	(1,208,063)	-	(1,478,695)
Total other income (expense)	(592,769)	(1,815,564)	(1,523,413)	(3,356,505)

Loss before provision for income taxes	(3,325,880)	(5,203,659)	(9,353,706)	(16,128,012)

Provision for income taxes	-	-	-	-

Net loss	(3,325,880)	(5,203,659)	(9,353,706)	(16,128,012)

Foreign currency translation loss	-	(21,655)	-	(7,755)

Comprehensive loss	$(3,325,880)	$(5,225,314)	$(9,353,706)	$(16,135,767)

Net loss per share - basic	$(0.17)	$(0.31)	$(0.47)	$(0.96)
Weighted average number of common shares outstanding, basic	19,756,465	16,910,643	19,756,175	16,851,371
Net loss per share – fully diluted	$(0.17)	$(0.31)	$(0.47)	$(0.96)
Weighted average number of common shares outstanding, fully diluted	20,044,221	16,962,568	19,944,486	16,886,372

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Unaudited)

							Other
					Additional		Accumulated
	Preferred Stock		Common Stock		Paid in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance, December 31, 2019	-	$-	19,756,154	$1,976	$39,339,449	$(51,771,667)	$-	(12,430,242)
Stock-based compensation	-	-	-	-	25,599	-	-	25,599
Forgiveness of accrued officers’ salary	-	-	-	-	150,002	-	-	150,002
Net loss	-	-	-	-	-	(2,807,285)	-	(2,807,285)

Balance, March 31, 2020	-	-	19,756,154	1,976	39,515,050	(54,578,952)	-	(15,061,926)

Stock-based compensation	-	-	-	-	1,881,080	-	-	1,881,080
Net loss	-	-	-	-	-	(3,220,541)	-	(3,220,541)

Balance, June 30, 2020	-	-	19,756,154	1,976	41,396,130	(57,799,493)	-	(16,401,387)

Stock-based compensation	-	-	-	-	1,141,291	-	-	1,141,291
Issuance of Series A in connection with private placement, net of costs	2,217,500	222	-	-	4,217,747	-	-	4,217,969
Derivative liability	-	-	-	-	(32,906)	-	-	(32,906)
Issuance of Series A in connection with exchange of debt	132,890	13	-	-	265,766	-	-	265,779
Issuance in connection with extension of debt	-	-	40,000	4	389,996	-	-	390,000
Net loss	-	-	-	-	-	(3,325,880)	-	(3,325,880)

Balance, September 30, 2020	2,350,390	$235	19,796,154	$1,980	$47,378,024	$(61,125,373)	$-	$(13,745,134)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

							Other
					Additional		Accumulated
	Preferred Stock		Common Stock		Paid in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance, December 31, 2018	-	$-	16,821,292	$1,682	$17,495,098	$(32,381,535)	$-	(14,884,755)
Stock-based compensation	-	-	-	-	47,023	-	-	47,023
Foreign currency translation gain	-	-	-	-	-	-	4,661	4,661
Net loss	-	-	-	-	-	(5,823,725)	-	(5,823,725)

Balance, March 31, 2019	-	-	16,821,292	1,682	17,542,121	(38,205,260)	4,661	(20,656,796)
Stock-based compensation	-	-	-	-	25,013	-	-	25,013
Foreign currency translation gain	-	-	-	-	-	-	9,239	9,239
Net loss	-	-	-	-	-	(5,100,628)	-	(5,100,628)

Balance, June 30, 2019	-	-	16,821,292	1,682	17,567,134	(43,305,888)	13,900	(25,723,172)

Stock-based compensation	-	-	-	-	840,840	-	-	840,840
Shares issued in private placement, net of costs	-	-	808,731	81	5,268,252	-	-	5,268,333
Shares issued in exchange for debt	-	-	1,932,920	194	14,496,677	-	-	14,496,871
Foreign currency translation loss	-	-	-	-	-	-	(21,655)	(21,655)
Net loss	-	-	-	-	-	(5,203,659)	-	(5,203,659)

Balance, September 30, 2019	-	$-	19,562,943	$1,957	$38,172,903	$(48,509,547)	$(7,755)	$(10,342,442)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,353,706)	$(16,128,012)

Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	74,079	102,085
Amortization of debt discount	481,916	209,056
Amortization of intangible assets	13,152	742
Change in fair value of derivative liability	136,323	-
Disposal of license	33,334	-
Non-cash lease expense	206,161	38,867
Impairment of operating lease	-	259,926
Impairment of deferred offering and financing costs	-	270,632
Stock-based compensation	3,047,970	912,876
Changes in operating assets and liabilities:
Accounts receivable	(523,573)	(44,726)
Inventory	(120,799)	(75,417)
Other current assets	(205,992)	(185,494)
Accounts payable	701,825	1,642,113
Operating lease liability	(357,860)	(279,009)
Deferred revenue	(69,632)	(11,424)
Accrued expenses and other current liabilities	1,061,665	1,954,301
Net cash flows used in operating activities	(4,875,137)	(11,333,484)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(27,915)	(63,208)
Purchase of equipment	(8,598)	(72,030)
Proceeds from sub-lease deposit	19,332	-
Security deposit	3,575	(6,625)
Purchase of licenses	-	(200,000)
Net cash flows used in investing activities	(13,606)	(341,863)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of preferred stock, net of costs	4,217,969	-
Proceeds from paycheck protection program loan	666,091	-
Proceeds from secured promissory note	-	10,000,000
Proceeds from sale of common stock, net of costs	-	5,268,332
Payment of deferred offering costs	-	(67,350)
Net cash flows provided by financing activities	4,884,060	15,200,982

Increase decrease in cash, cash equivalents and restricted cash	(4,683)	3,525,635
Effect of foreign currency translation of cash	-	(5,180)
Cash and cash equivalent, beginning of period	2,153,028	1,129,863
Cash, cash equivalents and restricted cash, end of period	$2,148,345	$4,650,318

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$11,939	$921,605
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Forgiveness of accrued officers’ salary	$150,002	$-
Debt exchanged for preferred stock	$265,779	$-
Accrued interest converted to debt	$1,254,236	$230,565
Shares issue for extension of debt	$390,000	$-
Debt exchanged for common stock	$-	$14,496,871

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Company

Ondas Holdings Inc. (“Ondas Holdings,” the “Company,” “we,” or “our”) was originally incorporated in Nevada on December 22, 2014 under the name of Zev Ventures Incorporated. On September 28, 2018, we closed an acquisition, described below, changed our name to Ondas Holdings Inc., and Ondas Networks Inc., a Delaware corporation (“Ondas Networks”), became our sole focus and wholly owned subsidiary. The corporate headquarters for Ondas Holdings and operational headquarters for Ondas Networks is located in Sunnyvale, California.

We have two wholly owned subsidiaries: (i) Ondas Networks, our operating company, originally incorporated in Delaware on February 16, 2006 under the name Full Spectrum Inc., subsequently changed to Ondas Networks Inc. on August 10, 2018, and (ii) FS Partners (Cayman) Limited, a Cayman Islands limited liability company (“FS Partners”). We have one majority owned subsidiary, Full Spectrum Holding Limited, a Cayman Islands limited liability company (“FS Holding”), which owned 100% of Ondas Network Limited, organized in Chengdu Province, China. FS Partners and Ondas Network Limited were both formed for the purpose of operating in China. As of December 31, 2019, we revised our business strategy, and discontinued all operations in China. On June 2, 2020, Ondas Network Limited was deregistered by the authority of the Chengdu High-Tech Zone, Market Supervision Administration. We are in the process of dissolving FS Partners and FS Holding and expect the process to be completed by the end of 2020.

Business Activity

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). The Company’s wireless networking products are applicable to a wide range of MC-IoT applications which are most often located at the very edge of large industrial networks. We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network (“WAN”) infrastructure.

We sell our products and services globally through a direct sales force and value-added sales partners to critical infrastructure providers including major rail operators, commercial and industrial drone operators, electric and gas utilities, water and wastewater utilities, oil and gas producers and pipeline operators, and for other critical infrastructure applications in areas such as homeland security and defense, and transportation.

Our business consists of a single segment of products and services all of which are sold and provided in the United States and certain international markets.

Siemens Mobility, Inc. Agreements

On April 23, 2020, effective April 24, 2020, the Company and Siemens Mobility, Inc. (“Siemens”) (the “Parties”) entered into a Joint Development Agreement (the “JDA”) and a Brand Label and Master Purchase Agreement (the “BLA”). The JDA calls for the joint development of (i) a dual-mode 900 MHz over-the-air advanced train control system (“ATCS’) compatible, MC-IoT capable base station radio and (ii) a dual-purpose 900 MHz, over-the-air ATCS compatible, MC-IoT capable wayside radio. The BLA calls for the purchase by Siemens of certain products developed under the JDA to create a Siemens-branded portfolio of wireless radio communication systems to the North American Rail Market. These agreements follow a Letter of Intent entered into by the Parties on November 19, 2019 wherein the Company would begin preliminary work to establish (i) project scope, (ii) project management plan, (ii) project schedule, (iv) system requirements specifications, and (v) software containerization requirements specifications.

Reverse Stock Split

On November 3, 2020, the Board of Directors of the Company approved a 1-for-3 reverse stock split of the Company’s authorized and outstanding common stock, effective November 13, 2020 (the “Reverse Stock Split”).  No fractional shares were issued in connection with the Reverse Stock Split.  Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.  The Company’s common stock commenced trading on a post-split basis on November 16, 2020. All common stock, stock options, restricted stock units , warrants and related per share amounts for all periods presented have been retroactively adjusted to give effect to the Reverse Stock Split.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Acquisition

On September 28, 2018, we entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Zev Merger Sub, Inc. and Ondas Networks to acquire Ondas Networks. The transactions contemplated by the Merger Agreement were consummated on September 28, 2018 (the “Closing”), and pursuant to the terms of the Merger Agreement, all outstanding shares of common stock of Ondas Networks, $0.00001 par value per share, (the “Ondas Networks Shares”), were exchanged for shares of our common stock, $0.0001 par value per share (the “Company Shares”). Accordingly, Ondas Networks became our wholly owned subsidiary and its business became the business of the Company.

At the Closing, each Ondas Networks Share outstanding immediately prior to the Closing was converted into 1.274 Company Shares (the “Exchange Ratio”), with all fractional shares rounded down to the nearest whole share. Accordingly, we issued an aggregate of 8,487,911 Company Shares for all of the then-outstanding Ondas Networks Shares.

In connection with the Closing, we amended and restated our articles of incorporation, effective September 28, 2018 to (i) change our name to Ondas Holdings Inc. and (ii) increase our authorized capital to 126,666,667 shares, consisting of 116,666,667 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. In connection with the Acquisition, our trading symbol changed to “ONDS” effective at the opening of business on October 5, 2018.

Also in connection with the Closing, (i) our sole director appointed additional individuals, who previously were members of the board of directors of Ondas Networks and its chief executive officer, to serve on our Board, and our Board subsequently appointed executive officers; (ii) the former holders of the Ondas Networks Shares executed lock-up agreements (the “Lock-Up Agreements”), which provided for an initial 12-month lock-up period, commencing with the date of the Closing, with a subsequent 12-month limited sale period; (iii) we entered into a Common Stock Repurchase Agreement with Energy Capital, LLC, a current stockholder of the Company (“Energy Capital”), pursuant to which the entity sold an aggregate of 10,866,657 Company Shares (the “Repurchase Shares”) to us at $0.0001 per share, for an aggregate consideration of $3,260, which Repurchase Shares were canceled and returned to our authorized but unissued shares; (iv) our Board approved, and our stockholders adopted, the 2018 Incentive Stock Plan (the “2018 Plan”) pursuant to which 10 million Company Shares have been reserved for issuance to employees, including officers, directors and consultants; and (v) we entered into a Loan and Security Agreement with Energy Capital, pursuant to which Energy Capital agreed to lend us an aggregate principal amount of up to $10 million, subject to specified conditions.

On August 30, 2019, the Company entered into a First Amendment to Lock-Up Agreements (the “Amendment”) with stockholders owning an aggregate of 8,142,894 of the Company Shares, representing 41% of the Company’s then outstanding shares of common stock. The Amendment revised the terms of the Lock-Up Agreements to extend the lock-up period to September 28, 2020 and eliminated the 12-month limited sale period. The Lock-Up Agreements were subsequently amended to extend the lock-up period to March 28, 2021.

In accordance with ASC 805-40, Reverse Acquisitions, the historical capital stock account of Ondas Networks immediately prior to the Closing was carried forward and retroactively adjusted to reflect the par value of the outstanding stock of the Company, including the number of shares issued in the Closing as we are the surviving legal entity. Additionally, retained earnings of Ondas Networks has been carried forward after the Closing. All share and per share amounts in the condensed consolidated financial statements and related notes have been retrospectively adjusted to reflect the Exchange Ratio in connection with the Acquisition.

Liquidity and Going Concern

We have incurred losses since inception and have funded our operations primarily through debt and the sale of capital stock. At September 30, 2020, we had a stockholders’ deficit of approximately $13,700,000. At September 30, 2020, we had net short and long-term borrowings outstanding of approximately $11,800,000 and $600,000, respectively. As of September 30, 2020, we had cash available of approximately $2,100,000 and a working capital deficit of approximately $14,100,000.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Our future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, our ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes and overall economic conditions in our target markets. Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products from customers currently identified in our sales pipeline as well as new customers. We also will be required to efficiently manufacturer and deliver equipment on those purchase orders. These activities, including our planned research and development efforts, will require significant uses of working capital through the end of 2020 and beyond. Based on our current operating plans, we believe that our existing cash at the time of this filing will only be sufficient to meet our anticipated operating needs through March 31, 2021.

Accounting standards require management to evaluate the Company’s ability to continue as a going concern for a period of one year subsequent to the date of the filing of this Form 10-Q (“evaluation period”). As such, we have evaluated if cash on hand and cash generated through operating activities would be sufficient to sustain projected operating activities through November 6, 2021. We anticipate that our current resources will be insufficient to meet our cash requirements throughout the evaluation period, including funding anticipated losses and scheduled debt maturities. We expect to seek additional funds from a combination of dilutive and/or nondilutive financings in the future. Because such transactions have not been finalized, receipt of additional funding is not considered probable under current accounting standards. If we do not generate sufficient cash flows from operations and obtain sufficient funds when needed, we expect that we would scale back our operating plan by deferring or limiting some, or all, of our capital spending, and/or eliminating planned headcount additions, as well as other cost reductions to be determined. Because such contingency plans have not been finalized (the specifics would depend on the situation at the time), such actions are also not considered probable for purposes of current accounting standards. Because, under current accounting standards, neither future cash generated from operating activities, nor management’s contingency plans to mitigate the risk and extend cash resources through the evaluation period, are considered probable, substantial doubt is deemed to exist about the Company’s ability to continue as a going concern. As we continue to incur losses, our transition to profitability is dependent upon achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until doing so, we intend to fund future operations through additional dilutive or non-dilutive financings. There can be no assurances; however, that additional funding will be available on terms acceptable to us, if at all.

The financial information contained in these financial statements have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and these financial statements do not include any adjustments that may result from the outcome of this uncertainty.

COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was identified in Wuhan, China, and has subsequently spread to other regions of the world, and has resulted in increased travel restrictions, business disruptions and emergency quarantine measures across the world including the United States.

The Company’s business, financial condition and results of operations were impacted from the COVID-19 pandemic during the three and nine months ended September 30, 2020 as follows:

●	sales and marketing efforts were disrupted as our business development team was unable to travel to visit customers and customers were unable to receive visitors for on-location meetings;

●	field activity for testing and deploying our wireless systems was delayed due to the inability for our field service team to install and test equipment for our customers;

●	supply chain disruptions led to component shortages and inefficiencies in and delays in producing and delivering equipment for certain purchase orders; and

●	delays in fulfilling purchase orders reduced our cash flow from operations.

In the first quarter of 2020, we reduced our business activity to critical operations only, and furloughed 80% of our workforce. Per orders issued by the Health Officer of the County of Santa Clara, our corporate headquarters were closed, except for functions related to the support of remote workers and product support related to the essential transportation sector. On May 13, 2020, we reopened our corporate headquarters and as of September 30, 2020 we have no employees remaining on furlough. Of the 18 employees previously furloughed, 14 are currently employed by us.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The Company applied for, and received, funds under the Paycheck Protection Program after the period end in the approximate amount of $666,000. The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support operations of the Company. This certification further requires the Company to consider its current business activity and ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan related to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on our future adherence to the forgiveness criteria.

The Company expects its business, financial condition and results of operations will be impacted from the COVID-19 pandemic for the remainder of 2020 primarily due to the deferral of customer activity from the first half of the year. Further, the COVID-19 pandemic is ongoing and remains an unknown risk for the foreseeable future. The extent to which the coronavirus may impact our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus.  As a result, the Company is unable to reasonably estimate the full extent of the impact from the COVID-19 pandemic on its future business, financial condition and results of operations. The Company may also be unable to comply with the financial and other material covenants under its debt agreements and may not be able to negotiate waivers or amendments to such debt agreements in order to maintain ongoing compliance. In addition, if the Company were to experience any new impact to its operations, or incur additional unanticipated costs and expenses as a result of the COVID-19 pandemic, such operational delays and unanticipated costs and expenses there could be a further adverse impact on the Company’s business, financial condition and results of operations in 2020 and 2021.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company’s financial statements for interim periods in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The information included in this quarterly report on Form 10-Q should be read in conjunction with the audited consolidated financial statements and the accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”). The Company’s accounting policies are described in the “Notes to Consolidated Financial Statements” in the 2019 Form 10-K and are updated, as necessary, in this Form 10-Q. The December 31, 2019 condensed consolidated balance sheet data presented for comparative purposes was derived from the audited financial statements but does not include all disclosures required by U.S. GAAP. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, Ondas Networks and FS Partners, and our majority owned subsidiary, FS Holding. All significant inter-company accounts and transactions between these entities have been eliminated in these unaudited condensed consolidated financial statements.

Use of Estimates

The process of preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements. Such management estimates include those relating to revenue recognition, inventory write-downs to reflect net realizable value, assumptions used in the valuation of stock-based awards and valuation allowances against deferred tax assets. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash consists of amounts held under a sublease agreement (see Leases in this NOTE for details). The Company periodically monitors its positions with, and the credit quality of the financial institutions with which it invests. Periodically, throughout the year, and as of September 30, 2020, the Company has maintained balances in excess of federally insured limits.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Inventory

Inventories, which consist solely of equipment components, are stated at the lower of cost (first-in, first-out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow-moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of September 30, 2020 and December 31, 2019, we determined that no such reserves were necessary.

Inventory consists of the following:

	September 30, 2020	December 31, 2019
Raw Material	$784,297	$372,101
Work in Process	116,709	-
Finished Goods	73,994	55,415
TOTAL INVENTORY	$975,000	$427,516

Fair Value of Financial Instruments

Our financial instruments consist primarily of receivables, accounts payable, accrued expenses and short- and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates our fair value because of the short-term maturity of such instruments.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Assets and liabilities recorded in the balance sheets at fair value are categorized based on a hierarchy of inputs, as follows:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 –	Quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 –	Unobservable inputs for the asset or liability.

The following table provides a summary of changes in fair value associated with the Level 3 liabilities for the nine months ended September 30, 2020 and the year ended December 31, 2019:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Nine Months Ended September 30, 2020	Year ended December 31, 2019

Balance, beginning of period	$-	$-
Issuances of derivative liability	(32,906)	-
Change in fair value of derivative liability	(136,323)	-
Balance, end of period	$(169,229)	$-

The above table of Level 3 liabilities begins with the prior period balance and adjusts the balance for changes that occurred during the current period. The ending balance of the Level 3 financial instrument presented above represent our best estimates and may not be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Derivative Liability for Embedded Conversion Features

The Company evaluates its financial instruments to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other bifurcated embedded derivative instruments in the convertible instrument, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of equity financings, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the planned equity financings be abandoned, the deferred offering costs are expensed immediately as a charge to other income (expenses) in the unaudited condensed consolidated statement of operations. During the three months ended September 30, 2020, the Company recorded deferred financing costs totaling $201,038. For the three months ended September 30, 2020 and 2019, the Company expensed financing costs of $0 and $1,208,063, respectively. For the nine months ended September 30, 2020 and 2019, the Company expensed financing costs of $0 and $1,478,695, respectively.

Revenue from Contracts with Customers

On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method with respect to all non-completed contracts. Revenues and contract assets and liabilities for contracts completed prior to January 1, 2018 are presented in accordance with ASC 605, Revenue Recognition. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes nearly all existing revenue recognition guidance, including industry-specific guidance. The new guidance is based on the principle that an entity should recognize revenue to depict the transfer of products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgment and changes in judgments and assets recognized from costs incurred to fulfill a contract. The adoption of ASC 606 did not have a material effect on our financial position, results of operations.

Under ASC 606, the Company recognizes revenue when the customer obtains control of promised products or services, in an amount that reflects the consideration which is expected to be received in exchange for those products or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the products or services it transfers to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the products or services promised within each contract and determines those that are performance obligations and assesses whether each promised product or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. To the extent the transaction price includes variable consideration, we estimate the amount of variable consideration that should be included in the transaction price utilizing the expected value method. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available. Sales and other taxes collected on behalf of third parties are excluded from revenue. For the three and nine months ended September 30, 2020 and 2019, none of our contracts with customers included variable consideration.

Contracts that are modified to account for changes in contract specifications and requirements are assessed to determine if the modification either creates new or changes the existing enforceable rights and obligations. Generally, contract modifications are for products or services that are not distinct from the existing contract due to the inability to use, consume or sell the products or services on their own to generate economic benefits and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. For the three and nine months ended September 30, 2020 and 2019, there were no modifications to contract specifications.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company is engaged in the development, marketing and sale of wireless radio systems for secure, wide area mission-critical, business-to-business networks. We generate revenue primarily from the sale of our FullMAX System and the delivery of related services, along with non-recurring engineering (“NRE”) development projects with certain customers.

Product revenue is comprised of sales of the Company’s software defined base station and remote radios, its network management and monitoring system, and accessories. The Company’s software and hardware is sold with a limited one-year basic warranty included in the price. The limited one-year basic warranty is an assurance-type warranty, is not a separate performance obligation, and thus no transaction price is allocated to it. The nature of tasks under the limited one-year basic warranty only provide for remedying defective product(s) covered by the warranty. Product revenue is generally recognized when the customer obtains control of our product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract, or upon installation when the combined performance obligation is not distinct within the context of the contract.

Service revenue is comprised of separately priced extended warranty sales, network support and maintenance, remote monitoring, as well as ancillary services directly related to the sale of the Company’s wireless communications products including wireless network design, systems engineering, radio frequency planning, software configuration, product training, installation, and onsite support. The extended warranty we sell provides a level of assurance beyond the coverage for defects that existed at the time of a sale or against certain types of covered damage. The extended warranty includes 1) factory hardware repair or replacement of the base station and remote radios, at our election, 2) software upgrades, bug fixes and new features of the radio software and network management system (“NMS”), 3) deployment and network architecture support, and 4) technical support by phone and email. Ancillary service revenues are recognized at the point in time when those services have been provided to the customer and the performance obligation has been satisfied. With respect to extended warranty sales and remote monitoring, the Company applies the input method using straight-line recognition.

Development revenue is comprised primarily of non-recurring engineering service contracts to develop software and hardware applications for various customers. A significant portion of this revenue is generated through one contract with a customer whereby the Company will develop such applications to interoperate within the customers infrastructure. For this contract, the Company and the customer work cooperatively, whereby the customer’s involvement is to provide technical specifications for the product design, as well as, to review and approve the project progress at various markers based on predetermined milestones. The products developed are not able to be sold to any other customer and are based in part upon existing Company and customer technology. This development contract is in effect until March 31, 2021, at which time the Company will grant the customer an irrevocable, perpetual, royalty-free, and exclusive right to market, offer for sale, sell, and resell the developed product without restriction. Development revenue is recognized as services are provided over the life of the contract as the Company has an enforceable right to payment for services completed to date and there is no alternative use of the product.

If the customer contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. We enter into certain contracts within our service revenues that have multiple performance obligations, one or more of which may be delivered subsequent to the delivery of other performance obligations. We allocate the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. We determine standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price considering available information such as market conditions and internally approved pricing guidelines related to the performance obligations. Revenue is then allocated to the performance obligations using the relative selling prices of each of the performance obligations in the contract.

Our payment terms vary and range from Net 15 to Net 30 days from the date of the invoices for product and services related revenue. Our payment terms for the majority of our development related revenue carry milestone related payment obligations which span the contract life. For milestone-based contracts, the customer reviews the completed milestone and once approved, makes payment in advance towards the next milestone.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue

The following tables present our disaggregated revenues by Type of Revenue and Timing of Revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Type of Revenue
Product revenue	$245,075	$61,182	$1,043,585	$212,905
Service revenue	16,410	26,950	53,500	100,459
Development revenue	351,248	-	866,119	-
Other revenue	1,293	-	6,394	219
Total revenue	$614,026	$88,132	$1,969,598	$313,583

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Timing of Revenue
Revenue recognized point in time	$331,528	$79,166	$1,170,409	$281,333
Revenue recognized over time	282,498	8,966	799,189	32,250
Total revenue	$614,026	$88,132	$1,969,598	$313,583

Contract Assets and Liabilities

We recognize a receivable or contract asset when we perform a service or transfer a good in advance of receiving consideration. A receivable is recorded when our right to consideration is unconditional and only the passage of time is required before payment of that consideration is due. A contract asset is recorded when our right to consideration in exchange for goods or services that we have transferred or provided to a customer is conditional on something other than the passage of time. We did not have any contract assets recorded at September 30, 2020 or December 31, 2019.

We recognize a contract liability when we receive consideration, or if we have the unconditional right to receive consideration, in advance of satisfying the performance obligation. A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration, or an amount of consideration is due from the customer. The table below details the activity in our contract liabilities during the nine months ended September 30, 2020, and the year ended December 31, 2019, which is included in accrued expenses and other current liabilities in the Company’s unaudited condensed consolidated balance sheet.

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Balance at beginning of period	$378,850	$20,631
Additions	1,046,250	397,269
Transfer to revenue	(1,115,882)	(39,050)
Balance at end of period	$309,218	$378,850

Warranty Reserve

For our software and hardware products, we provide a limited one-year assurance-type warranty and for our development service, we provide no warranties. The assurance-type warranty covers defects in material and workmanship only. If a warranted software or hardware component is determined to be defective after being tested by the Company, the Company will repair, replace or refund the price of the covered hardware and/or software to the customer (not including any shipping, handling, delivery or installation charges). We estimate, based upon a review of historical warranty claim experience, the costs that may be incurred under our warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance-type warranties and has determined that the estimated outstanding warranty obligation at September 30, 2020 and December 31, 2019 are immaterial to the Company’s financial statements.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Leases

Under Topic 842, operating lease expense is generally recognized evenly over the term of the lease. During the nine months ended September 30, 2020, the Company had operating leases primarily consisting of two office space leases in Sunnyvale, California (the “North Pastoria Lease” and the “Gibraltar Lease”) (collectively, the “Sunnyvale Leases”). During the nine months ended September 30, 2019, the Company had the Sunnyvale Leases and a property lease in Chengdu, Sichuan Province, People’s Republic of China (the “Chengdu Lease”). In December 2019, in conjunction with the closure of Ondas Networks Limited, the Chengdu Lease was terminated. As of September 30, 2020, the remaining terms for the Sunnyvale Leases range from nine months on the North Pastoria Lease and eight months on the Gibraltar Lease.

In March 2019, the North Pastoria Lease was abandoned and the likelihood of entering into a sublease agreement for the property was minimal; therefore, the Right to Use Asset value of $259,926 was considered impaired and the amount was charged to asset impairment on the accompanying unaudited condensed consolidated financial statements.

On January 24, 2020, the Company and a third party (the “Sublessee”) entered into a Sublease agreement (the “Sublease”) on the North Pastoria Lease, wherein the Sublessee will occupy the premises through December 31, 2020. The Sublessee will make rent payments of approximately $9,666 and management fee payments of approximately $457 per month beginning February 1, 2020, and a one-time security deposit equal to two months rent, or $19,332. Sublease rental income for the three and nine months ended September 30, 2020 was $20,245 and $70,858, respectively.

We determine if an arrangement is a lease, or contains a lease, at the inception of the arrangement. If we determine the arrangement is a lease, or contains a lease, at lease inception, we then determine whether the lease is an operating lease or financial lease. Operating and finance leases result in recording a right-of-use (“ROU”) asset and lease liability on our consolidated balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For purposes of calculating operating lease ROU assets and operating lease liabilities, we use the non-cancellable lease term plus options to extend that we are reasonably certain to take. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. Our leases generally do not provide an implicit rate. As such, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. This rate is generally consistent with the interest rate we pay on borrowings under our credit facilities, as this rate approximates our collateralized borrowing capabilities over a similar term of the lease payments. We utilized the consolidated group incremental borrowing rate for all leases, as we have centralized treasury operations. We have elected not to recognize ROU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying assets. We have elected not to separate lease and non-lease components for any class of underlying asset.

Lease Costs

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Components of total lease costs:
Operating lease expense	$80,725	$148,922	$246,680	$445,148
Short-term lease costs (1)	2,100	11,122	7,650	38,626
Sublease rental income	(20,245)	-	(70,858)	-
Total lease costs	$62,580	$160,044	$183,472	$483,774

(1)	Represents short-term leases which are immaterial.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Lease Positions as of September 30, 2020 and December 31, 2019

ROU lease assets and lease liabilities for our operating leases were recorded in the unaudited condensed consolidated balance sheet as follows:

	As of September 30, 2020	As of December 31, 2019
Assets:
Operating lease assets	$125,258	$331,419
Total lease assets	$125,258	$331,419

Liabilities:
Operating lease liabilities, current	$183,995	$489,407
Operating lease liabilities, net of current	-	52,449
Total lease liabilities	$183,995	$541,856

Other Information

	Nine Months Ended September 30,
	2020	2019
Operating cash flows for operating leases	$398,374	$340,044
Weighted average remaining lease term (in years) – operating lease	0.4	2.3
Weighted average discount rate – operating lease	14%	14%

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the unaudited condensed consolidated balance sheet as of September 30, 2020, for the following five years and thereafter are as follows:

Years ending December 31,
2020 (3 months)	$132,791
2021	57,153
Total future minimum lease payments	189,944
Lease imputed interest	(5,949)
Total	$183,995

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Common Share

Basic earnings per share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Our outstanding convertible preferred stock are considered participating securities as the holders may participate in undistributed earnings with holders of common shares and are not obligated to share in our net losses.

Diluted EPS is computed by dividing the net income attributable to the Company’s common shareholders by the weighted average number of common shares outstanding during the period increased by the number of additional common shares that would have been outstanding if the impact of assumed exercises and conversions is dilutive. The dilutive effects of outstanding options, warrants, nonvested shares of common stock and nonvested restricted stock units that vest solely on the basis of a service condition are calculated using the treasury stock method. The dilutive effects of the outstanding preferred stock are calculated using the if-converted method.

Below are reconciliations of the numerators and denominators in the EPS computations.

	Three Months Ended September 30,		Nine Months ended September 30,
NUMERATOR:	2020	2019	2020	2019
Basic and diluted - net	$(3,325,880)	$(5,225,314)	$(9,353,706)	$(16,135,767)

DENOMINATOR:
Weighted average number of shares of common stock outstanding	19,756,465	16,910,643	19,756,175	16,851,371
Weighted average number of shares of common stock underlying vested restricted stock units	240,863	50,396	141,418	34,486
Weighted average number of shares of common stock underlying shares issuable for warrants with minimal consideration	46,893	1,529	46,892	515
Basic EPS – weighted average number of shares outstanding	20,044,221	16,962,568	19,944,485	16,886,372
Effect of dilutive securities outstanding	-	-	-	-
Diluted EPS – weighted average number of shares outstanding	20,044,221	16,962,568	19,944,485	16,886,372

No effects of potentially dilutive securities outstanding during the three and nine months ended September 30, 2020 and 2019, were included in the calculation of diluted EPS for the three and nine months ended September 30, 2020 and 2019, because to do so would be anti-dilutive as a result of our loss from continuing operations. Potentially dilutive securities outstanding during the periods included our outstanding convertible preferred stock, options, warrants, nonvested restricted stock units and nonvested stock.

The following potentially dilutive securities for the nine months ended September 30, 2020 and 2019 have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	Nine months ended September 30,
	2020	2019
Warrants to purchase common stock	1,879,785	-
Options to purchase common stock	499,674	-
Restricted stock units	750,000	63,080
Convertible debt	-	46,893
Total potentially dilutive securities	3,129,459	109,973

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Customers

Because we have only recently invested in our customer service and support organization, a small number of customers have accounted for a substantial amount of our revenue.

The table below sets forth the Company’s customers that accounted for greater than 10% of its revenues for the three and nine-month periods ended September 30, 2020 and 2019, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
Customer	2020	2019	2020	2019
A	29%	-%	51%	-%
B	58%	-%	44%	-%
C	13%	-%	-%	-%
D	-%	-%	-%	44%
E	-%	85%	-%	36%
F	-%	-%	-%	18%

Customer B accounted for 99% of the Company’s accounts receivable balance at September 30, 2020.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2022.

Aside from ASU 2020-06, there have been no material changes to our significant accounting policies as summarized in NOTE 2 of our 2019 Form 10-K. We do not expect that the adoption of any recent accounting pronouncements will have a material impact on our accompanying unaudited condensed consolidated financial statements.

Reclassification

Certain amounts reported in the prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 3 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	September 30, 2020	December 31, 2019
Prepaid insurance	$171,022	$85,201
Other prepaid expenses	29,603	105,013
Deposits	3,000	28,115
Advances for raw material purchases	-	450,691
Prepaid marketing costs	-	31,579
Total other current assets	$203,625	$700,599

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30, 2020	December 31, 2019
Vehicle	$149,916	$149,916
Computer Equipment	112,616	109,509
Furniture and fixtures	94,053	93,464
Software	61,287	67,287
Leasehold improvements	58,613	58,613
Test Equipment	25,395	20,493
	501,880	499,282
Less: accumulated depreciation	(315,115)	(247,036)
Total property and equipment	$186,765	$252,246

Depreciation expense for the three months ended September 30, 2020 and 2019 was $24,606 and $34,403, respectively. Depreciation expense for the nine months ended September 30, 2020 and 2019 was $74,079 and $102,085, respectively.

NOTE 5 – INTANGIBLE ASSETS

At September 30, 2020, our intangible assets included patent costs and license costs totaling $155,507 and $241,909, respectively, less accumulated amortization of patent costs and license costs of $3,169 and $11,232, respectively. Amortization expense for the three months ended September 30, 2020 and 2019 was $640 and $313, respectively. Amortization expense for the nine months ended September 30, 2020 and 2019 was $13,152 and $742, respectively. At December 31, 2019, our intangible assets include patent costs totaling $127,593 less accumulated amortization of patent costs of $1,249.

Estimated amortization expense for the next five years for the patent and license costs currently being amortized is as follows:

Year Ending December 31,	Estimated Amortization
2020 (3 months)	$6,688
2021	$26,752
2022	$26,752
2023	$26,752
2024	$26,752

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	September 30, 2020	December 31, 2019
Accrued payroll and other benefits	$2,030,035	$2,094,536
D&O insurance financing payable	102,000	33,660
Accrued interest	72,844	437,569
Accrued professional fees	69,449	104,602
Other accrued expenses	64,206	67,848
Accrued rent and facilities costs	61,602	24,584
Sublease deposit	19,332	-
Total accrued expenses and other current liabilities	$2,419,468	$2,762,799

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SECURED PROMISSORY NOTES

Steward Capital Holdings, LP

On March 9, 2018, we entered into a loan and security agreement (the “Agreement”) with Steward Capital Holdings, LP (the “Steward Capital”) wherein Steward Capital made available to us a loan in the aggregate principal amount of up to $10,000,000 (the “Loan”). On March 9, 2018, the Company and Steward Capital, pursuant to the Agreement, entered into a Secured Term Promissory Note for $5,000,000, having a maturity date of September 9, 2019 (“Tranche A”). The Note bears interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate, less 3.25%. The Agreement also includes payments of $25,000 in loan commitment fees and $100,000 (1%) of the funding in loan facility charges. The loan commitment fees and $50,000 in loan facility charges associated with Tranche A were recorded as debt discount and amortized over the life of the Loan. There is also an end of term charge of $250,000. The end of term charge was being recorded as accreted costs over the term of the Loan. The Note is secured by substantially all of the assets of the Company.

On October 9, 2018, the Company and Steward Capital, pursuant to the Agreement, entered into a second Secured Term Promissory Note for $5,000,000 having a maturity date of April 9, 2020 (the “Second Note”) to complete the Agreement for $10,000,000. The Second Note bears interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate, less 3.25%. Pursuant to the terms of the Agreement, the Company is required to pay a $50,000 loan facility charge.

On June 18, 2019, the Company and Steward Capital entered into a letter of agreement to amend the Agreement (the “First Amendment”) to (i) extend and amend the Maturity Date, as defined in Section 1.1 of the Agreement, to read in its entirety “means September 9, 2020”; (ii) waive the repayment requirement to Steward Capital under Section 2.3 of the Agreement, in connection with the then proposed public offering of the Company as described in the Company’s Registration Statement on Form S-1, as amended, originally filed on April 12, 2019, and (iii) waive the restriction by Steward Capital on the prepayment of Indebtedness under Section 7.4 of the Agreement. In connection with the waivers, extension and amendment, the Company agreed to pay to Steward Capital, upon the earlier of (a) the completion of the public offering as set forth in Section 2.3 of the Agreement and (b) ten (10) days following the Company’s receipt of Steward’s written demand therefor, a fee equal to three percent (3%) of the current outstanding principal balance of the Loan (as defined in the Agreement), neither of which have occurred at the time of this filing. The Company concluded that the modifications created by the First Amendment resulted in a troubled debt restructuring under Accounting Standard Codification—Debt (Topic 470) as it was determined that a concession was granted by Steward Capital. However, as the future payments to be made subsequent to the modification are greater than the carrying value at the time of the modification, no gain or loss was required to be recognized on the troubled debt restructuring. As the difference between the effective interest rate method and the straight-line method is deemed immaterial, the Company will continue to amortize the deferred loan costs using the straight-line method over the remaining term of the Loan.

On October 28, 2019, the Company and Steward Capital entered into a letter of agreement to amend the Agreement, as amended (the “Second Amendment”) wherein the parties agreed to (i) extend and amend the due date for all accrued and unpaid interest starting September 2, 2019 to the Maturity Date (September 9, 2020) and (ii) extend and amend the due date for the 3% fee payable to Steward Capital in connection with the First Amendment and waiver dated June 2019 to be payable on the Maturity Date. In connection with the extensions and amendments, the Company issued Steward Capital 40,000 shares of the Company’s common stock valued at $300,000 on December 15, 2019. The value was recorded as debt discount and amortized over the life of the Loan. The Company concluded that the modifications created by the Second Amendment resulted in a troubled debt restructuring under Accounting Standard Codification—Debt (Topic 470) as it was determined that a concession was granted by Steward Capital. However, as the future payments to be made subsequent to the modification are greater than the carrying value at the time of the modification, no gain or loss was required to be recognized on the troubled debt restructuring. As the difference between the effective interest rate method and the straight-line method is deemed immaterial, the Company will continue to amortize the deferred loan costs using the straight-line method over the remaining term of the Loan.

The Agreement also contains covenants which included certain restrictions with respect to subsequent indebtedness, liens, loans and investments, asset sales and share repurchases and other restricted payments, subject to certain exceptions. The Agreement also contained financial reporting obligations. An event of default under the Agreement includes, but is not limited to, breach of covenants, insolvency, and occurrence of any default under any agreement or obligation of the Company. In addition, the Agreement contained a customary material adverse effect clause which states that in the event of a material adverse effect, an event of default would occur, and the lender has the option to accelerate and demand payment of all or any part of the loan. A material adverse effect is defined in the Agreement as a material change in our business, operations, properties, assets or financial condition or a material impairment of its ability to perform all obligations under its Agreement.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 4, 2020, the Company and Steward Capital entered into the Second Amendment to the Loan and Security Agreement (the “Second Amendment”) to (i) extend the Maturity Date to September 9, 2021 and agree to convert all accrued interest into the note, resulting in a new principal balance of $11,254,236, (ii) make all accrued and unpaid interest from September 9, 2020 through the date of maturity due on the Maturity Date, (iii) on or before October 1, 2020, Company shall issue 40,000 shares of Company’s stock to Steward and (iv) make the fee of 3% of the outstanding principal balance of the loan, or $300,000 (as defined in the First Amendment), due at the updated maturity date of September 9, 2021. The 40,000 shares were issued on September 30, 2020 and valued at $9.75 per share, or total of $390,000. The Company concluded that the modifications created by the Second Amendment resulted in a troubled debt restructuring under Accounting Standard Codification—Debt (Topic 470) as it was determined that a concession was granted by Steward Capital. However, as the future payments to be made subsequent to the modification are greater than the carrying value at the time of the modification, no gain or loss was required to be recognized on the troubled debt restructuring.

As of September 30, 2020, the principal balance was $11,254,236, net of debt discount of $351,189 and accreted cost of $550,000. As of December 31, 2019, the principal balance was $10,000,000, net of debt discount of $252,933 and accreted cost of $359,828. As of September 30, 2020 and December 31, 2019, accrued interest was $72,844 and $437,569, respectively, and included accrued expenses and other current liabilities in the balance sheet in the accompanying unaudited condensed consolidated financial statements. Interest expense for the three and nine months ended September 30, 2020 was $338,415 and $937,165, respectively. Interest expense for the three and nine months ended September 30, 2019 was $343,046 and $1,022,629, respectively.

NOTE 8 – LONG-TERM NOTES PAYABLE

Promissory Notes

On February 15 and June 7, 2016, the Company entered into two 10%, 18-month promissory notes for $100,000 each with an individual (the “Promissory Notes”). Pursuant to several amendments to the Promissory Notes through July 2019, (i) the Promissory Notes were extended to September 30, 2021 (the “Maturity Date”), (ii) accrued and unpaid interest on the Promissory Notes totaling $39,921 was transferred to principal, and (iii) interest will be accrued from August 2019 through the Maturity Date. On August 27, 2020, pursuant to a purchase agreement (see NOTE 9 for further details), the Company issued an aggregate of 132,890 shares of Series A Preferred to the holder of the Promissory Notes in exchange the principal and accrued interest then outstanding. The principal balance of the Promissory Notes at September 30, 2020 and December 31, 2019 was $0 and $239,921, respectively. Accrued interest at September 30, 2020 and December 31, 2019 was $0 and $9,997, respectively. Interest expense for the three and nine months ended September 30, 2020 was $3,865 and $15,861, respectively. Interest expense for the three and nine months ended September 30, 2019 was $5,981 and $17,447, respectively.

Convertible Promissory Notes

On September 14, 2017, the Company and an individual entered into a convertible promissory note with unilateral conversion preferences by the individual (the “Convertible Promissory Note”). On July 11, 2018, the Company’s Board approved certain changes to the Convertible Promissory Note wherein the conversion feature was changed from unilateral to mutual between the individual and the Company.

At both September 30, 2020 and December 31, 2019, the total outstanding balance of the convertible promissory note (the “Note”) was $300,000. The maturity date of the Note is based on the payment of 0.6% of quarterly gross revenue until 1.5 times the amount of the Note is paid. Accrued interest at September 30, 2020 and December 31, 2019 was $35,471 and $31,243, respectively. Interest expense for the three and nine months ended both September 30, 2020 and 2019 was $11,250 and $33,750, respectively.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 27, 2019, the holder of the Note was granted a warrant to purchase 46,893 shares of common stock of the Company. The fair value of this warrant was recorded as financing costs in the accompanying unaudited condensed consolidated financial statements. See NOTE 9 for further details.

Paycheck Protection Program Loan

On May 4, 2020, the Company applied for a loan pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as administered by the U.S. Small Business Administration (the “SBA”). The loan, in the principal amount of approximately $666,000 (the “PPP Loan”), was disbursed by Wells Fargo Bank, National Association (“Lender”) on May 6, 2020, pursuant to a Paycheck Protection Program Promissory Note and Agreement (the “Note and Agreement”).

The PPP Loan matures on the two-year anniversary of the funding date and bears interest at a fixed rate of 1.00% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below), will commence after the nine-month anniversary of the funding date. The Company did not provide any collateral or guarantees for the PPP Loan, nor did the Company pay any facility charge to obtain the PPP Loan. The Note and Agreement provides for customary events of default, including those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company may prepay the principal of the PPP Loan at any time without incurring any prepayment charges. The Company has recorded $370,051 in current liabilities and $396,040 in long-term liabilities in the Company’s unaudited condensed consolidated balance sheet.

All or a portion of the PPP Loan may be forgiven by the SBA upon application to the Lender by the Company within 10 months after the last day of the covered period. The Lender will have 90 days to review borrower’s forgiveness application and the SBA will have an additional 60 days to review the Lender’s decision as to whether the borrower’s loan may be forgiven. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities, and certain covered mortgage interest payments during the twenty-four-week period beginning on the date of the first disbursement of the PPP Loan. For purposes of the CARES Act, payroll costs exclude compensation of an individual employee earning more than $100,000, prorated annually. Not more than 40% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. Although the Company currently believes that its use of the PPP Loan will meet the conditions for forgiveness of the PPP Loan, the Company cannot assure that the PPP Loan will be forgiven, in whole or in part.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

At September 30, 2020, the Company had 10,000,000 shares of preferred stock, par value $0.0001, authorized, of which 5,000,000 shares are designated as Series A (see below for details) and 5,000,000 shares are non-designated (“blank check”) shares.

Series A Preferred Stock Offering

On August 14, 2020, the Company entered into securities purchase agreements (the “2020 Purchase Agreements”) with certain purchasers (the “2020 Investors”), which provided for the sale of an aggregate of $4,435,000 and the exchange for debt of $265,779 of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) at a purchase price of $2.00 per share (the “Purchase Price”) (the “Offering”). On August 14, 2020 and August 27, 2020, pursuant to the 2020 Purchase Agreements, the Company issued an aggregate of 2,350,390 shares of Series A Preferred to the Investors (collectively the “2020 Closing”). In connection with the 2020 Closing, Eric Brock, the Company’s Chief Executive Officer purchased 157,500 shares of Series A Preferred. The aggregate gross proceeds to the Company from the 2020 Closing was $4,700,779. After payment of offering expenses, the net proceeds to the Company from the 2020 Closing was $4,483,749.

The Company evaluated its Series A Preferred to determine if those instruments or embedded components of those instruments qualify as derivatives to be accounted for separately. The Preferred Shares include an embedded contingent automatic conversion option which is bifurcated from the Preferred Shares and recorded separately as a derivative liability, creating a discount to the Preferred Shares. The fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded as other income (expense) in the Company’s unaudited condensed consolidated statement of operations. The discount arising from the identification of the embedded conversion feature will not be accreted or amortized as the Series A Preferred has been classified in equity.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Series A Preferred were offered and sold exclusively to accredited investors in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates and book entry statements issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

Certificate of Designation Series A Preferred Stock

In connection with the Closing on August 14, 2020, the Company filed a Certificate of Designation with the State of Nevada to designated 5,000,000 shares of the Company’s preferred stock as Series A Preferred. Shares of Series A Preferred rank pari passu with the Company’s common stock, except that holders of Series A Preferred shall have certain liquidation preferences as set forth in the Certificate of Designation and the holders of the Series A Preferred are not entitled to vote on any matters presented to the stockholder of the Company. The Certificate of Designation became effective on the Closing Date.

The Series A Preferred is convertible at a holder’s election any time beginning nine months from the 2020 Closing into shares of the Company’s common stock at an initial conversion price equal to the Purchase Price, subject to certain adjustments described below, so that, initially, each share of Series A Preferred shall be convertible into one (1) share of the Company’s common stock. Also, the Series A Preferred will be automatically converted into the Company’s common stock (a “Mandatory Conversion”), at the then applicable conversion price, in the event of an equity offering of shares of the Company’s common stock resulting in the Company uplisting to a national securities exchange (provided that if the per share offering price in such offering is less than the then applicable conversion price for the Series A Preferred, the Series A Preferred will automatically convert based on the offering price in such offering).

In the event of any stock split, stock dividend, or stock combination, the number of shares deliverable and the conversion price of the Series A Preferred will be appropriately adjusted. In the event a Mandatory Conversion is triggered, if the offering price on the date such Mandatory Conversion is triggered is less than a 25% premium to the Purchase Price, the Company will issue additional shares of the Company’s common stock for each outstanding share of Series A Preferred to ensure the effective conversion price equals a 25% discount to the Purchase Price.

Also, for a period of one year from the date of the Purchase Agreements, if the Company undertakes an underwritten public equity offering, the holders of Series A Preferred will enter into a lock-up agreement with respect to the sale of the Series A Preferred and the Company’s common stock underlying such Series A Preferred as may be reasonably requested by the Company or the Company’s underwriter for such public equity offering.

Common Stock

At September 30, 2020, the Company had 116,666,667 shares of common stock, par value $0.0001 (the “Common Stock”) authorized for issuance, of which 19,796,154 shares of our Common Stock were issued and outstanding.

Warrants to Purchase Common Stock

We use the Black-Scholes-Merton option pricing model (“Black-Scholes Model”) to determine the fair value of warrants to purchase Common Stock of the Company (“Warrants”). The Black-Scholes Model is an acceptable model in accordance with the GAAP. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average term of the Warrant.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants. Estimated volatility is a measure of the amount by which our stock price is expected to fluctuate each year during the expected life of the award. Our estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available over a period equal to the expected life of the awards. We used the historical volatility of peer entities due to the lack of sufficient historical data of our stock price.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On May 6, 2020, the Company’s Board issued (i) Warrants to purchase an aggregate of 47,917 shares of Common Stock with an exercise price of $7.50 per share, and (ii) Warrants to purchase an aggregate of 9,793 shares of Common Stock with an exercise price of $6.39 per share.

On May 6, 2020, the Company also issued Warrants to purchase an aggregate of 231,543 shares of Common Stock with an exercise price of $7.5 to certain former employees in exchange for 231,543 stock options to purchase Common Stock of the Company. The Company did not recognize any incremental compensation as a result of the exchange.

All of the above Warrants were issued to certain individuals for prior service to the Company. The Warrants are fully vested and have a term of five years. The Warrants were, and the shares of Common Stock underlying the Warrants will be, issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, as a sale not involving any public offering. The assumptions used in the Black-Scholes Model are set forth in the table below.

Stock price	$6.00
Risk-free interest rate	0.24%
Volatility	45.17%
Expected life in years	3
Dividend yield	0.00%

For the three and nine months ended September 30, 2020, $0 and $83,654, respectively was recorded in stock-based compensation in the accompanying unaudited condensed consolidated financial statements. No Warrants were issued during the nine months ended September 30, 2019. As of September 30, 2020, we had Warrants outstanding to purchase an aggregate of 1,879,785 shares of Common Stock with a weighted-average contractual remaining life of approximately 2.4 years, and exercise prices ranging from $0.03 to $9.75 per share, resulting in a weighted average exercise price of $9.15 per share. At September 30, 2020, no Warrants had been exercised.

Equity Incentive Plan

In connection with the Closing, our Board approved, and our stockholders adopted, the 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to which 3,333,334 shares of our Common Stock has been reserved for issuance to employees, including officers, directors and consultants. The 2018 Plan shall be administered by the Board, provided however, that the Board may delegate such administration to the compensation committee of the Board (the “Compensation Committee”). Subject to the provisions of the 2018 Plan, the Board and/or the Compensation Committee shall have authority to grant, in its discretion, incentive stock options, or non-statutory options, stock awards or restricted stock purchase offers (“Equity Awards”).

Stock Options to Purchase Common Stock

In January 2020, pursuant to the terms of a Severance Agreement, a stock option to purchase 6,542 shares of the Company’s Common Stock (the “Option”) (valued at $15,479), was promised to a former employee pursuant to the 2018 Plan. On May 6, 2020, the Option was, by mutual consent, changed to a Warrant, which Warrant is included in the discussion of Warrants above.

On May 6, 2020, the Compensation Committee of the Board granted Options to purchase an aggregate of 499,674 shares of the Company’s Common Stock with an exercise price of $6.39 per share. These Options, granted pursuant to the Company’s 2018 Plan, were granted to employees and consultants of the Company in connection with their service to the Company. The assumptions used in the Black-Scholes Model are set forth in the table below.

Stock price	$6.00
Risk-free interest rate	0.37%
Volatility	42.03-42.19%
Expected life in years	5.5-5.8
Dividend yield	0.00%

For the three and nine months ended September 30, 2020, $81,174 and $833,959, respectively, was recorded in stock-based compensation in the accompanying unaudited condensed consolidated financial statements. No Options were issued during the nine months ended September 30, 2019. As of September 30, 2020, we had outstanding Options to purchase an aggregate of 499,674 shares of the Company Common Stock, with a weighted-average contractual remaining life of approximately 9.6 years, and all of which having an exercise price of $6.39. At September 30, 2020, total unrecognized estimated compensation expense related to non-vested Options issued prior to that date was approximately $301,216, which is expected to be recognized over a weighted-average period of 1.6 years. At September 30, 2020, no Options had been exercised.

ONDAS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Purchase Offers

On June 3, 2020, the Company entered into an agreement wherein restricted stock purchase offers (“RSU(s)”) for the issuance of 1,000,000 shares of the Company’s Common Stock, with deferred distribution, was granted and issued to Thomas V. Bushey, the Company’s President, pursuant to the 2018 Plan. Stock-based compensation expense for the three and nine months ended September 30, 2020 was $1,050,000 and $2,100,000. Non-vested RSUs as of September 30, 2020 totaled 750,000 shares. The weighted average grant-date fair value for the RSU is $8.40. The weighted average vesting period of the RSU is 2.0 years. As of September 30, 2020, unrecognized compensation expense related to the unvested portion of the RSU was $6,300,000, which is expected to be recognized over a weighted average period of 1.5 years.

During 2018, the Company entered into an agreement wherein RSUs for the issuance of 126,160 shares of the Company’s Common Stock (the “2018 RSUs”), with deferred distribution, was promised to a consultant pursuant to the 2018 Plan (the “RSU Agreement”). On September 21, 2020, the Company executed the RSU Agreement with the consultant. The 2018 RSUs vested upon the issuance of the RSU Agreement: however, the underlying shares of the Company’s Common Stock will not be issued and delivered to the consultant until December 1, 2021, at the request of the consultant. Stock-based compensation expense for the three and nine months ended September 30, 2020 was $10,117 and $30,357, respectively. The weighted average grant-date fair value for the RSU is $0.66. The weighted average vesting period of the RSU is 2.0 years. As of September 30, 2020, there was no unrecognized compensation expense related to these RSU’s.

The Company recognizes RSU expense over the period of vesting or period that services will be provided. Compensation associated with shares of Common Stock issued or to be issued to consultants and other non-employees is recognized over the expected service period beginning on the measurement date, which is generally the time the Company and the service provider enter into a commitment whereby the Company agrees to grant shares in exchange for the services to be provided.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

We may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such loss contingencies that are included in the financial statements as of September 30, 2020.

NOTE 11 – RELATED PARTY TRANSACTIONS

Between April 16 and December 31, 2019, we accrued $141,667 in payroll for Eric Brock, our Chief Executive Officer. On March 12, 2020, Mr. Brock waived the accrued payroll. During the nine months ended September 30, 2020, we accrued payroll amounts totaling $94,218. As of September 30, 2020, the accrued balance was $94,218.

As of December 31, 2019, Stewart Kantor, the Company’s Chief Financial Officer, had accrued payroll totaling $280,209. On March 12, 2020, Mr. Kantor waived $8,334 in accrued salary. During the nine months ended September 30, 2020, we accrued payroll amounts totaling $2,956. As of September 30, 2020, the accrued balance was $274,831.

Thomas Bushey joined the Company as President on June 3, 2020. For the period from June 3, 2020 to September 30, 2020, we accrued payroll amounts totaling $70,387. As of September 30, 2020, the accrued balance was $70,387.

NOTE 12 – SUBSEQUENT EVENTS

Form S-1 Registration Statement

On October 26, 2020, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for a public offering of its common stock. The proposed maximum aggregate offering is $25,000,000.  The Form S-1 has not yet been declared effective by the Securities and Exchange Commission.  The Company can provide no assurance that it will consummate an offering under the Form S-1.  The foregoing does not constitute an offer of any securities for sale.

In connection with the Form S-1, on October 14, 2020, (i) Steward Capital waived the repayment requirement under the Agreement if the Company completes a public offering and realizes gross cash proceeds of not less than $20,000,000 and (ii) the Company agreed to repay Steward Capital $5,000,000 if the Company completes a public offering and realizes gross proceeds of not less than $20,000,000.

Reverse Stock Split

On November 3, 2020, the Board of Directors of the Company approved a 1-for-3 reverse stock split of the Company’s authorized and outstanding common stock, effective November 13, 2020 (the “Reverse Stock Split”).  No fractional shares will be issued in connection with the Reverse Stock Split.  Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.  The Company’s common stock is expected to commence trading on a post-split basis on November 16, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ondas Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ondas Holdings Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman, P.A.
We have served as the Company’s auditor since 2017.
Somerset, NJ
March 13, 2020, except for the reverse stock split described in Note 1, as to which the date is November 17, 2020

ONDAS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$2,153,028	$1,129,863
Accounts receivable, net	20,212	30,440
Inventory, net	427,516	347,945
Other current assets	700,599	533,481
Total current assets	3,301,355	2,041,729

Property and equipment, net	252,246	502,146

Other Assets:
Operating lease right of use assets	331,419	-
Licenses	200,000	-
Intangible assets, net	126,344	53,288
Lease deposits	52,152	49,376
Deferred offering costs	-	14,982
Total other assets	709,915	117,646
Total assets	$4,263,516	$2,661,521

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,322,198	$1,111,929
Operating lease liabilities	489,407	-
Accrued expenses and other current liabilities	3,141,649	2,188,271
Secured promissory note, net of debt discount of $252,933 and $72,038, respectively	10,106,895	10,063,208
Notes payable	-	3,882,868
Total current liabilities	16,060,149	17,246,276

Long-Term Liabilities:
Notes payable	539,921	300,000
Accrued interest	41,239	-
Operating lease liabilities, net of current	52,449	-
Total long-term liabilities	633,609	300,000
Total liabilities	16,693,758	17,546,276

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock - par value $0.0001; 10,000,000 shares authorized	-	-
Common stock - par value $0.0001; 116,666,667 shares authorized; 19,756,154 and 16,821,292 issued and outstanding, respectively	1,976	1,682
Additional paid in capital	39,339,449	17,495,098
Accumulated deficit	(51,771,667)	(32,381,535)
Total stockholders’ deficit	(12,430,242)	(14,884,755)
Total liabilities and stockholders’ deficit	$4,263,516	$2,661,521

The accompanying footnotes are an integral part of these consolidated financial statements.

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2019	2018
Revenues, net	$320,383	$190,029
Cost of goods sold	79,126	39,365
Gross profit	241,257	150,664

Operating expenses:
General and administration	4,792,867	2,611,992
Sales and marketing	5,403,901	2,897,703
Research and development	5,416,425	3,076,502
Total operating expense	15,613,193	8,586,197

Operating loss	(15,371,936)	(8,435,533)

Other income (expense)
Interest expense	(2,929,369)	(2,663,645)
Impairment of deferred offering costs and financing costs associated with canceled financing efforts	(919,950)	-
Change in fair value of derivative liability	-	(975,902)
Loss on disposal of fixed assets	(183,431)	-
Loss on extinguishment of debt	-	(44,353)
Interest income	1,863	18,147
Other income	12,691	4,422
Total other income (expense)	(4,018,196)	(3,661,331)

Loss before provision for income taxes	(19,390,132)	(12,096,864)

Provision for income taxes	-	-

Net loss	$(19,390,132)	$(12,096,864)

Net loss per share - basic and diluted	$(1.10)	$(1.27)

Weighted average number of common shares outstanding - basic and diluted	17,568,343	9,509,374

The accompanying footnotes are an integral part of these consolidated financial statements.

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

			Additional
	Common Stock		Paid in
	Shares	Amount	Capital	Accumulated	Total
Balance, December 31, 2018	16,821,292	$1,682	17,495,098	$(32,381,535)	$(14,884,755)
Stock-based compensation	-	-	938,052	-	938,052
Shares issued in private placement, net of costs	961,942	96	6,109,626	-	6,109,722
Shares issued in exchange for debt	1,932,920	194	14,496,677	-	14,496,871
Shares issued for extension of debt	40,000	4	299,996	-	300,000
Net loss	-	-	-	(19,390,132)	(19,390,132)
Balance, December 31, 2019	19,756,154	$1,976	$39,339,449	$(51,771,667)	$(12,430,242)

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2017	5,599,268	$560	$12,362,324	$(20,284,671)	$(7,921,787)
Issuance of shares in private placement	2,216,201	222	4,474	-	4,696
Issuance of shares in debt conversion	672,480	67	4,002,951	-	4,003,018
Reclassification of derivative liability	-	-	1,141,995	-	1,141,995
Purchase and retirement of common stock	(10,866,657)	(1,087)	(2,173)	-	(3,260)
Effect of merger and recapitalization pursuant to execution of Agreement and Plan of Merger and Reorganization	19,200,000	1,920	(14,473)	-	(12,553)
Net loss	-	-	-	(12,096,864)	(12,096,864)
Balance, December 31, 2018	16,821,292	$1,682	$17,495,098	$(32,381,535)	$(14,884,755)

The accompanying footnotes are an integral part of these consolidated financial statements.

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(19,390,132)	$(12,096,864)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	143,459	54,946
Allowance for doubtful accounts	-	(7,914)
Amortization of debt discount and deferred financing costs	119,105	835,849
Amortization of intangible assets	1,055	194
Amortization of right of use assets	(81,659)	-
Impairment of operating lease	292,095	-
Impairment of deferred offering and financing costs	82,332	-
Accreted interest	224,582	-
Stock-based compensation	938,052	-
Loss on disposal of fixed assets	183,431	-
Loss on conversion of debt	-	31,943
Change in fair value of derivative liability	-	975,902
Changes in operating assets and liabilities:
Accounts receivable	10,228	9,329
Inventory	(79,591)	(174,624)
Other current assets	(167,192)	(477,937)
Accounts payable	1,210,269	(44,359)
Accrued expenses and other current liabilities	1,849,581	2,376,272
Net cash flows used in operating activities	(14,664,385)	(8,517,263)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of licenses	(200,000)	-
Purchase of equipment	(77,936)	(544,236)
Patent costs	(74,111)	(53,482)
Deposits	(2,775)	(31,965)
Net cash flows used in investing activities	(354,822)	(629,683)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from secured promissory note	10,000,000	9,875,000
Payments for deferred offering costs	(67,350)	-
Proceeds from convertible notes payable	-	100,000
Proceeds from sale of common stock, net of costs	6,109,722	4,696
Repayment of advances from related party	-	(155,645)
Purchase and retirement of common stock	-	(3,260)
Net cash flows provided by financing activities	16,042,372	9,820,791

Increase in cash and cash equivalents	1,023,165	673,845
Cash and cash equivalent, beginning of year	1,129,863	456,018
Cash and cash equivalents, end of year	$2,153,028	$1,129,863

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$1,038,246	$979,167
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Debt exchanged for common stock	$14,496,871	$-
Accrued interest converted to debt	$230,565	$17,310
Increase in debt for non cash interest	$-	$135,246
Derivative liability	$-	$1,141,995

The accompanying footnotes are an integral part of these consolidated financial statements.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Company

Ondas Holdings Inc. (the “Company”) was originally incorporated in Nevada on December 22, 2014 under the name of Zev Ventures Incorporated. On September 28, 2018, we closed the Acquisition, described below, changed our name to Ondas Holdings Inc., and Ondas Networks Inc., a Delaware corporation (“Ondas Networks”), became our sole focus and wholly owned subsidiary. The corporate headquarters for Ondas Holdings Inc. and operational headquarters for Ondas Networks Inc. is located in Sunnyvale, California. Unless otherwise stated or unless the context otherwise requires, the description of our business set forth below is provided on a combined basis, taking into account our subsidiary, Ondas Networks. Ondas Networks was originally incorporated in Delaware on February 16, 2006 under the name of Full Spectrum Inc. On August 10, 2018, the name was changed to Ondas Networks Inc.

We have two wholly owned subsidiaries, Ondas Networks Inc., a Delaware corporation, which is our operating company, and FS Partners (Cayman) Limited, a Cayman Islands limited liability company. We have two majority owned subsidiaries, Full Spectrum Holding Limited, a Cayman Islands limited liability company, and Ondas Network Limited, a company registered to do business in China. Full Spectrum Holding Limited owns 100% of Ondas Network Limited. Both FS Partners (Cayman) Limited and Full Spectrum Holding Limited were formed for the purpose of beginning operations in China. As of December 31, 2019, we revised our business strategy and are in the process of dissolving our Cayman Islands and China-affiliated subsidiaries.

Ondas Networks’ wireless networking products are applicable to a wide range of mission critical operations that require secure communications over large geographic areas. We provide wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (MC-IoT).

We design, develop, manufacture, sell and support FullMAX, our multi-patented, state-of-the-art, point-to-multipoint, Software Defined Radio (SDR) platform for secure, licensed, private, wide-area broadband networks. Our customers purchase FullMAX system solutions to deploy wide-area intelligent networks (WANs) for smart grids, smart pipes, smart fields and other mission critical network that need internet protocol connectivity. We sell our products and services globally through a direct sales force and value-added sales partners to critical infrastructure providers including electric and gas utilities, water and wastewater utilities, oil and gas producers and pipeline operators, and for other critical infrastructure applications in areas such as homeland security and defense, and transportation. In addition, our FullMAX platform will be deployed to provide command and control connectivity solutions for drones and unmanned aerial systems (UAS).

Our business consists of a single segment of products and services all of which are sold and provided in the United States and certain international markets.

Reverse Stock Split

On November 3, 2020, the Board of Directors of the Company approved a 1-for-3 reverse stock split of the Company’s authorized and outstanding common stock, effective November 13, 2020 (the “Reverse Stock Split”).  No fractional shares were issued in connection with the Reverse Stock Split.  Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.  The Company’s common stock commenced trading on a post-split basis on November 16, 2020. All common stock, stock options, restricted stock units , warrants and related per share amounts for all periods presented have been retroactively adjusted to give effect to the Reverse Stock Split.

The Acquisition

On September 28, 2018, we entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Zev Merger Sub, Inc. and Ondas Networks to acquire Ondas Networks. The transactions contemplated by the Merger Agreement were consummated on September 28, 2018 (the “Closing”), and pursuant to the terms of the Merger Agreement, all outstanding shares of common stock of Ondas Networks, $0.00001 par value per share, (the “Ondas Networks Shares”), were exchanged for shares of our common stock, $0.0001 par value per share (the “Company Shares”). Accordingly, Ondas Networks became our wholly-owned subsidiary and its business became the business of the Company.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At the Closing, each Ondas Networks Share outstanding immediately prior to the Closing was converted into 1.274 Company Shares (the “Exchange Ratio”), with all fractional shares rounded down to the nearest whole share. Accordingly, we issued an aggregate of 8,487,911 Company Shares for all of the then-outstanding Ondas Networks Shares.

In connection with the Closing, we amended and restated our articles of incorporation, effective September 28, 2018 to (i) change our name to Ondas Holdings Inc. and (ii) increase our authorized capital to 126,666,667 shares, consisting of 116,666,667 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. In connection with the Acquisition, our trading symbol changed to “ONDS” effective at the opening of business on October 5, 2018.

Also in connection with the Closing, (i) our sole director appointed additional individuals, who previously were members of the board of directors of Ondas Networks and its chief executive officer, to serve on our board of directors, and our board of directors subsequently appointed executive officers; (ii) the former holders of the Ondas Networks Shares executed lock-up agreements (the “Lock-Up Agreements”), which provide for an initial 12-month lock-up period followed by a subsequent 12-month limited sale period, commencing with the date of the Closing (Effective August 30, 2019, the Company entered into a First Amendment to Lock-Up Agreements (the “Amendment”) with stockholders owning an aggregate of 8,142,894 of the Ondas Shares, representing 41% of the Company’s currently outstanding shares of common stock. The Amendment revised the terms of the Lock-Up Agreements to extend the lock-up period an additional twelve months to September 28, 2020 and eliminated the 12-month limited sale period); (iii) we entered into a Common Stock Repurchase Agreement with Energy Capital, LLC, a current stockholder of the Company (“Energy Capital”), pursuant to which the entity sold an aggregate of 10,866,657 Company Shares (the “Repurchase Shares”) to us at $0.0001 per share, for an aggregate consideration of $3,260, which Repurchase Shares were canceled and returned to our authorized but unissued shares; (iv) our board of directors approved, and our stockholders adopted, the 2018 Incentive Stock Plan (the “2018 Plan”) pursuant to which 3,333,334 Company Shares have been reserved for issuance to employees, including officers, directors and consultants; and (v) we entered into a Loan and Security Agreement with Energy Capital, pursuant to which Energy Capital agreed to lend us an aggregate principal amount of up to $10 million, subject to specified conditions.

In accordance with ASC 805-40, Reverse Acquisitions, the historical capital stock account of Ondas Networks immediately prior to the Closing was carried forward and retroactively adjusted to reflect the par value of the outstanding stock of the Company, including the number of shares issued in the Closing as we are the surviving legal entity. Additionally, retained earnings of Ondas Networks have been carried forward after the Closing. All share and per share amounts in the condensed consolidated financial statements and related notes have been retrospectively adjusted to reflect the one for 1.274 exchange of shares of common stock in connection with the Acquisition.

Liquidity

We have incurred losses since inception and have funded our operations primarily through debt and the sale of capital stock. As of December 31, 2019, we had an stockholders’ deficit of approximately $12.4 million. At December 31, 2019, we had short-term and long-term borrowings outstanding of approximately $10.1 million and $0.5 million, respectively. As of December 31, 2019, we had cash of approximately $2.2 million and a working capital deficit of approximately $12.8 million.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, our ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes and overall economic conditions in our target markets. Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products from customers currently identified in our sales pipeline and to new customers as well. We also will be required to efficiently manufacturer and deliver equipment on those purchase orders. These activities, including our planned research and development efforts, will require significant uses of working capital through the end of 2020 and beyond. Based on our current operating plans, we believe that our existing cash at the time of this filing will only be sufficient to meet our anticipated operating needs through March 2020.

Accounting standards require management to evaluate our ability to continue as a going concern for a period of one year subsequent to the date of the filing of the Annual Report for the year ended December 31, 2019 (“evaluation period”). As such, we have evaluated if cash on hand and cash generated through operating activities would be sufficient to sustain projected operating activities through March 13, 2021. We anticipate that our current resources will be insufficient to meet our cash requirements throughout the evaluation period, including funding anticipated losses and scheduled debt maturities. We expect to seek additional funds from a combination of dilutive and/or nondilutive financings in the future. Because such transactions have not been finalized, receipt of additional funding is not considered probable under current accounting standards. If we do not generate sufficient cash flows from operations and obtain sufficient funds when needed, we expect that we would scale back our operating plan by deferring or limiting some, or all, of our capital spending, reducing our spending on travel, and/or eliminating planned headcount additions, as well as other cost reductions to be determined. Because such contingency plans have not been finalized (the specifics would depend on the situation at the time), such actions also are not considered probable for purposes of current accounting standards. Because, under current accounting standards, neither future cash generated from operating activities, nor management’s contingency plans to mitigate the risk and extend cash resources through the evaluation period, are considered probable, substantial doubt is deemed to exist about the Company’s ability to continue as a going concern. As we continue to incur losses, our transition to profitability is dependent upon achieving a level of revenues adequate to support its cost structure. We may never achieve profitability, and unless and until doing so, we intend to fund future operations through additional dilutive or non-dilutive financings. There can be no assurances, however, that additional funding will be available on terms acceptable to us, if at all.

The financial information contained in these financial statements have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and these financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries Ondas Networks and FS Partners and our majority owned subsidiaries, Full Spectrum Holding and Ondas Network Limited. All significant inter-company accounts and transactions between these entities have been eliminated in these historical consolidated financial statements.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information

We operate in one business segment, which is the development, marketing and sale of wireless radio systems for secure, wide area mission-critical business-to-business networks.

Use of Estimates

The process of preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements. Such management estimates include those relating to revenue recognition, inventory write-downs to reflect net realizable value, assumptions used in the valuation of stock-based awards and warrants, and valuation allowances against deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid instruments with an original maturity of three months or less, as well as deposits in financial institutions, to be cash and cash equivalents. As of December 31, 2019 and 2018, we had no cash equivalents.

Trade Accounts Receivable

Accounts receivable are stated at a gross invoice amount less an allowance for doubtful accounts. We estimate allowance for doubtful accounts by evaluating specific accounts where information indicates our customers may have an inability to meet financial obligations, such as customer payment history, credit worthiness and receivable amounts outstanding for an extended period beyond contractual terms. We use assumptions and judgment, based on the best available facts and circumstances, to record an allowance to reduce the receivable to the amount expected to be collected. These allowances are evaluated and adjusted as additional information is received. We had no allowance for doubtful accounts as of December 31, 2019 and 2018.

Inventory

Inventories, which consist solely of equipment components, are stated at the lower of cost (first-in, first-out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow-moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2019 and 2018, we determined that no such reserves were necessary.

Inventory consists of the following:

	Years Ended December 31,
	2019	2018
Raw material	$372,101	$307,947
Finished goods	55,415	39,998
Total inventory	$427,516	$347,945

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

All additions, including improvements to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is principally recorded using the straight-line method over the estimated useful lives of the assets. The estimated useful lives typically are (i) three years for equipment and software, and (ii) five years for vehicles and furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Upon the disposal of property, the asset and related accumulated depreciation accounts are relieved of the amounts recorded therein for such items, and any resulting gain or loss is recorded in operating expenses in the year of disposition.

Software

Costs incurred internally in researching and developing a software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. We have determined that technological feasibility for our software products is reached after all high-risk development issues have been resolved through coding and testing. Generally, this occurs shortly before the products are released to production. There were no capitalized software costs at December 31, 2019 and 2018.

Impairment of Long-Lived Assets

Long-lived assets are evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows is less than its carrying value. The amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Based upon our evaluation, there were no impairments of long-lived assets required during the years ended December 31, 2019 and 2018.

Patents

We have adopted the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 350, Intangibles - Goodwill and Other (“ASC 350”). Capitalized patent costs, net of accumulated amortization, includes legal costs incurred for patent applications. In accordance with ASC 350, once a patent is granted, we amortize the capitalized patent costs over the remaining life of the patent using the straight-line method. If the patent is not granted, we write-off any capitalized patent costs at that time. We review intangible assets for impairment annually or when events or circumstances indicate that their carrying amount may not be recoverable. (See NOTE 5 for further details).

Research and Development

Costs for research and development are expensed as incurred. Research and development expense consists primarily of salaries, salary related expenses and costs of contractors and materials.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

Our financial instruments consist primarily of receivables, accounts payable, accrued expenses and short and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates our fair value because of the short-term maturity of such instruments.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Assets and liabilities recorded in the balance sheets at fair value are categorized based on a hierarchy of inputs, as follows:

Level 1	--	Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2	--	Quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
Level 3	--	Unobservable inputs for the asset or liability.

At December 31, 2019 and 2018, we had no instruments requiring a fair value determination.

The following table provides a summary of changes in fair value associated with the Level 3 liabilities for the years ended December 31, 2019 and 2018:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	December 31,
	2019	2018
Balance, beginning of period	$-	$(166,093)
Issuances of derivative liability	-	-
Reclassification to additional paid in capital	-	1,141,995
Change in fair value of derivative liability	-	(975,902)
Balance, end of period	$-	$-

The above table of Level 3 liabilities begins with the prior period balance and adjusts the balance for changes that occurred during the current period. The ending balance of the Level 3 financial instrument presented above represent our best estimates and may not be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized when the rate change is enacted. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. In accordance with GAAP, we recognize the effect of uncertain income tax positions only if the positions are more likely than not of being sustained in an audit, based on the technical merits of the position. Recognized uncertain income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which those changes in judgment occur. We recognize both interest and penalties related to uncertain tax positions as part of the income tax provision.

Shipping and Handling

We expense all shipping and handling costs as incurred. These costs are included in cost of goods sold on the accompanying consolidated financial statements.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations. In accordance with this policy, for the years ended December 31, 2019 and 2018, the Company expensed financing costs of $919,950 and $0, respectively.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASC 606, Revenue from Contracts with Customers

On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method with respect to all non-completed contracts. Revenues and contract assets and liabilities for contracts completed prior to January 1, 2018 are presented in accordance with ASC 605, Revenue Recognition. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes nearly all existing revenue recognition guidance, including industry-specific guidance. The new guidance is based on the principle that an entity should recognize revenue to depict the transfer of products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgment and changes in judgments and assets recognized from costs incurred to fulfill a contract. The adoption of ASC 606 did not have a material effect on our financial position, results of operations, or internal controls over financial reporting.

Under ASC 606, the Company recognizes revenue when the customer obtains control of promised products or services, in an amount that reflects the consideration which is expected to be received in exchange for those products or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the products or services it transfers to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the products or services promised within each contract and determines those that are performance obligations and assesses whether each promised product or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. To the extent the transaction price includes variable consideration, we estimate the amount of variable consideration that should be included in the transaction price utilizing the expected value method. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue. For the years ended December 31, 2019 and 2018, none of our contracts with customers included variable consideration.

Contracts that are modified to account for changes in contract specifications and requirements are assessed to determine if the modification either creates new or changes the existing enforceable rights and obligations. Generally, contract modifications are for products or services that are not distinct from the existing contract due to the inability to use, consume or sell the products or services on their own to generate economic benefits and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. For the years ended December 31, 2019 and 2018, there were no modifications to contract specifications.

The Company is engaged in the development, marketing and sale of wireless radio systems for secure, wide area mission-critical business-to-business networks. We generate revenue primarily from the sale of the FullMAX System and the delivery of related services.

Product revenue is comprised of sales of the Company’s software defined base station and remote radios, its network management and monitoring system, and accessories. The Company’s software and hardware is sold with a limited one-year basic warranty included in the price. The limited one-year basic warranty is an assurance-type warranty, is not a separate performance obligation, and thus no transaction price is allocated to it. The nature of tasks under the limited one-year basic warranty only provide for remedying defective product(s) covered by the warranty. Product revenue is generally recognized when the customer obtains control of our product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract, or upon installation when the combined performance obligation is not distinct within the context of the contract.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Service revenue is comprised of separately priced extended warranty sales, network support and maintenance, remote monitoring, as well as ancillary services directly related to the sale of the Company’s wireless communications products including wireless network design, systems engineering, radio frequency planning, software configuration, product training, installation, and onsite support. The extended warranty sold by the Company provides a level of assurance beyond the coverage for defects that existed at the time of a sale or against certain types of covered damage. The extended warranty includes 1) factory hardware repair or replacement, at our election, of the base station and remote radios, 2) software upgrades, bug fixes and new features of the radio software and NMS, 3) deployment and network architecture support, and 4) technical support by phone and email. Extended warranty, network support and maintenance, and remote monitoring revenues are recognized ratably over the term of the service contract. Ancillary service revenues are recognized at the point in time when those services have been provided to the customer and the performance obligation has been satisfied. With respect to extended warranty sales and remote monitoring, the Company applies the input method using straight-line recognition.

If the customer contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. We enter into certain contracts that have multiple performance obligations, one or more of which may be delivered subsequent to the delivery of other performance obligations. We allocate the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. We determine standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price considering available information such as market conditions and internally approved pricing guidelines related to the performance obligations. Revenue is then allocated to the performance obligations using the relative selling prices of each of the performance obligations in the contract.

Our payment terms vary and range from Net 15 to Net 30 days from the date of the invoices.

Disaggregation of Revenue

The following tables present our disaggregated revenues by Type of Revenue and Timing of Revenue.

	Years Ended December 31,
	2019	2018
Type of Revenue
Product revenue	$212,905	$125,664
Service revenue	107,478	64,365
Total revenue	$320,383	$190,029

	Years Ended December 31,
	2019	2018
Timing of Revenue
Revenue recognized point in time	$281,333	$147,863
Revenue recognized over time	39,050	42,166
Total revenue	$320,383	$190,029

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Assets and Liabilities

We recognize a receivable or contract asset when we perform a service or transfer a good in advance of receiving consideration. A receivable is recorded when our right to consideration is unconditional and only the passage of time is required before payment of that consideration is due. A contract asset is recorded when our right to consideration in exchange for good or services that we have transferred to a customer is conditional on something other than the passage of time. We did not have any contract assets recorded at December 31, 2019 and 2018.

We recognize a contract liability when we receive consideration, or if we have the unconditional right to receive consideration, in advance of satisfying the performance obligation. A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration, or an amount of consideration is due from the customer. The table below details the activity in our contract liabilities during the years ended December 31, 2019 and 2018, and the balance at the end of each year is reported as deferred revenue in the Company’s consolidated balance sheet.

	Years Ended December 31,
	2019	2018
Balance, beginning of year	$20,631	$30,690
Additions	20,826	32,106
Transfer to revenue	(39,050)	(42,166)
Balance, end of year	$2,467	$20,631

Warranty Reserve

We provide a limited one-year assurance-type warranty on our software and hardware products. The assurance-type warranty covers defects in material and wordsmanship only. If a warranted software or hardware component is determined to be defective after being tested by the Company, the Company will repair, replace or refund the price of the covered hardware and/or software to the customer (not including any shipping, handling, delivery or installation charges). We estimate, based upon a review of historical warranty claim experience, the costs that may be incurred under our warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance-type warranties and has determined that the estimated outstanding warranty obligation at December 31, 2019 and 2018 is immaterial to the Company’s financial statements.

Accounting Standard Update 2016-02, Leases

Under Topic 842, operating lease expense is generally recognized evenly over the term of the lease. During 2019, the Company had operating leases primarily consisting of two office space leases in Sunnyvale, CA and one in Chengdu, Sichuan Province, People’s Republic of China (the “Chengdu Lease”). Lease costs were approximately $475,000 for the year ended December 31, 2019. In December 2019, in conjunction with the closure of Ondas Networks Limited, the Chengdu Lease was terminated. Our remaining lease terms range from 12 to 14 months. There was no sublease rental income for the year ended December 31, 2019. In January 2020, the Company entered into a sublease rental agreement for one of its leases in Sunnyvale, CA. See NOTE 13 for further details.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, we combine the lease and non-lease components in determining the lease liabilities and right of use (“ROU”) assets.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our lease agreements generally do not provide an implicit borrowing rate; therefore, an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on December 31, 2018 for all leases that commenced prior to that date.

Lease Costs

Year ended December 31, 2019
Components of total lease costs:
Operating lease expense	$593,707
Short-term lease costs (1)	46,575
Total lease costs	$640,282

(1)	Represents short-term leases which are immaterial.

Lease Positions as of December 31, 2019

ROU lease assets and lease liabilities for our operating leases were recorded in the consolidated balance sheet as follows:

As of December 31, 2019
Assets:
Operating lease assets	$331,419
Total lease assets	$331,419

Liabilities:
Operating lease liabilities, current	$489,406
Operating lease liabilities, net of current	52,449
Total lease liabilities	$541,855

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) – operating lease	1.1
Weighted average discount rate – operating lease	14%

Cash Flows

Year ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$570,568

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the consolidated balance sheet as of December 31, 2019, as follows:

Years ending December 31,
2020	$531,166
2021	57,153
Thereafter	-
Total future minimum lease payments	588,319
Lease imputed interest	(46,464)
Total	$541,855

In March 2019, one of our long-term operating leases was abandoned and the likelihood of entering into a sublease agreement for the property was minimal; therefore, the Right to Use Asset value of $259,962 was considered impaired and the amount was charged to asset impairment on the accompanying unaudited condensed consolidated financial statements.

Net Loss Per Common Share

Net loss per share for all periods presented is based on the equity structure of the legal acquirer, which assumes common stock is outstanding and is reflected on a retrospective basis for all periods presented. Basic net loss per share is computed by dividing net loss by the weighted average shares of common stock outstanding for each period. Diluted net loss per share is the same as basic net loss per share since the Company has net losses for each period presented.

The following potentially dilutive securities for the years ended December 31, 2019 and 2018 have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	Years Ended December 31,
	2019	2018
Warrants to purchase common stock	1,590,535	-
Options to purchase common stock	225,001	-
Restricted stock purchase offers	163,950	-
Convertible debt	-	46,893
Total potentially dilutive securities	1,979,486	46,893

Debt Issuance Costs

Debt issuance costs represent costs incurred for the issuance of debt. Once the associated debt instrument is issued, these costs would be recorded as a debt discount and amortized using the effective interest method over the term of the related debt instrument. Upon abandonment of a pending financing transaction, the related deferred financing costs are charged to interest expense.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and accounts receivable. Cash is deposited with a limited number of financial institutions. The balances held at any one financial institution may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits.

Credit is extended to customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for doubtful accounts and sales credits.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Customers

Because we have only recently invested in our customer service and support organization, a small number of customers have accounted for a substantial amount of our revenue.

The table below sets forth the Company’s customers that accounted for greater than 10% of its revenues for the years ended December 31, 2019 and 2018, respectively:

	Years Ended December 31,
Customer	2019	2018
A	45%	17%
B	18%	76%
C	36%	0%

100% of the Company’s accounts receivable balance at December 31, 2019 was held by a customer with less than 5% of the Company’s revenue for the year ended December 31, 2019.

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in ASU 2018-07 expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company has elected to early adopt ASU 2018-07. The adoption of this pronouncement had no impact on our accompanying consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11 (“ASU 2017-11”), Earnings Per Share (“Topic 260”), Distinguishing Liabilities from Equity (“Topic 480”), and Derivatives and Hedging (“Topic 815”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable non-controlling interests. ASU 2017-11 was effective for the Company on January 1, 2019. There was no material effect on the 2019 financial statements upon adoption.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). ASU 2016-15 is intended to reduce the diversity in practice regarding how certain transactions are classified within the statement of cash flows. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. There was no material effect on the 2019 and 2018 financial statements upon adoption.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases. This guidance requires lessees to record most leases on their balance sheet while recognizing expenses on their income statements in a manner similar to current accounting. The guidance also eliminates current real estate-specific provisions for all entities. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The standard is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted for all entities. In July 2018, the FASB amended the new leases standard and issued ASU 2018-11, Leases, (Topic 842): Targeted Improvements to give entities another option for transition and to provide lessors with practical expedient. We adopted ASU 2016-02 on January 1, 2019 utilizing the alternative transition method allowed for under ASU 2018-11. Comparative financial information was not adjusted and will continue to be reported under ASC 840. We also elected the transition relief package of practical expedients and as a result we did not assess (1) whether existing or expired contracts contain leases, (2) lease classification for any existing or expired leases, and (3) whether lease origination costs qualified as initial direct costs. We elected the short-term lease practical expedient by establishing an accounting policy to exclude leases with a term of 12 month or less. We elected not to separate lease components from non-lease components for our specified asset classes. Additionally, the adoption of the new standard resulted in increased disclosure requirements in our quarterly and annual filings.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under previous guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (ASU 2016-08), accounting for licenses of intellectual property and identifying performance obligations (ASU 2016-10), narrow-scope improvements and practical expedients (ASU 2016-12) and technical corrections and improvements to Topic 606 (ASU 2016-20) in its new revenue standard. The guidance is effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. Our services are performed over the term of our contracts and customers are billed for those services as they are performed on a monthly basis. Revenue is recognized each month for the services that have been provided to our customers. Additionally, we do not have significant exposure related to uncollectible accounts. We have performed a review of the requirements of the new revenue standard and have performed our analysis of our customer contracts on a portfolio basis (by each hospital group) utilizing the five-step model of the new standard. We have compared the results of our analysis to our current accounting practices. We adopted Topic 606 on January 1, 2018 using the full retrospective transition method for recognizing revenue. The adoption of Topic 606 represents a change in accounting principle that will more closely align revenue recognition with the delivery of our services to our customers and will provide financial statement readers with enhanced disclosures. The adoption of this standard did not have a material effect on the timing and recognition of revenue for the services provided to our customers.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in interim periods. ASU 2019-12 is applicable to all entities subject to income taxes. ASU 2019-12 provides guidance to minimize complexity in certain areas by introducing a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and guides whether to relate a step-up tax basis to a business combination or separate transaction. ASU 2019-12 changes the current guidance of making an intraperiod allocation, determining when a tax liability is recognized after a foreign entity investor transitions to or from equity method of accounting, accounting for tax law changes and year-to-date losses in interim periods, and determining how to apply income tax guidance to franchise taxes. The amendments ASU 2019-12 are effective for all public business entities for fiscal years beginning after December 15, 2020 and include interim periods. The guidance is effective for all other entities for fiscal years beginning after December 15, 2021 and for interim periods beginning after December 15, 2022. Early adoption is permitted. The Company is evaluating impact on our accompanying consolidated financial statements.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends certain aspects of the Board’s new credit loss standard (ASC 326). ASU 2019-11 is applicable to companies that hold financial assets in the scope of the credit losses standard. FASB permits to include the following in estimate if expected credit losses: expected recoveries of financial assets previously written off and expected recoveries of financial assets with credit deterioration. The scope of guidance related to expected recoveries includes purchased financial assets with credit deterioration. ASU 2019-11 permits entities to record negative allowance when measuring expected credit losses for a purchased credit deteriorated financial asset and expected recoveries cannot exceed the aggregate amount previously written off or expected to be written off. When discounted cash flow method is not being used to estimate expected credit losses, expected recoveries cannot include any amounts in an acceleration of the noncredit discount. An entity may include increases in expected cash flows after acquisition. Early adoption is not permitted. The Company is evaluating impact on our accompanying consolidated financial statements.

In August 2018, the FASB, issued ASU, 2018-13 that eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. The FASB developed the amendments to ASC 820 as part of its broader disclosure framework project, which aims to improve the effectiveness of disclosures in the notes to financial statements by focusing on requirements that clearly communicate the most important information to users of the financial statements. The new guidance is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. We are currently evaluating the effect of this guidance on our disclosures.

NOTE 3 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	Years Ended December 31,
	2019	2018
Advances for raw material purchases	$450,691	$-
Other prepaid expenses	105,013	40,654
Prepaid insurance	85,201	102,743
Prepaid marketing costs	31,579	125,525
Deposits	28,115	31,965
Miscellaneous receivables	-	44,294
Prepaid financing costs	-	188,300
Total other current assets	$700,599	$533,481

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Years Ended December 31,
	2019	2018
Leasehold improvements	$58,613	$256,920
Vehicle	149,916	143,560
Furniture and fixtures	93,464	132,088
Test equipment	20,493	-
Computer equipment	109,509	87,087
Software	67,287	61,287
	499,282	680,942
Less: accumulated depreciation	(247,036)	(178,796)
Total property and equipment	$252,246	$502,146

Depreciation expense for the years ended December 31, 2019 and 2018 was $143,459 and $54,946, respectively.

NOTE 5 – INTANGIBLE ASSETS

Our intangible assets include patent costs totaling $127,593 less amortization of patent costs of $1,249 at December 31, 2019. Our intangible assets include patent costs totaling $53,482 less amortization of patent costs of $194 at December 31, 2018.

Estimated amortization expense for the next five years for the patent cost currently being amortized is as follows:

Year Ending December 31,	Estimated Amortization
2020	$1,252
2021	$1,252
2022	$1,252
2023	$1,252
2024	$1,252

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	Years Ended December 31,
	2019	2018
Accrued payroll and other benefits	$2,094,536	$1,659,577
Accrued interest	437,569	138,605
Deferred revenue	378,850	20,631
Accrued professional fees	104,602	126,384
Other accrued expenses	67,848	-
D&O insurance financing payable	33,660	52,530
Accrued rent and facilities costs	24,584	160,544
Accrued travel and entertainment	-	30,000
Total accrued expenses and other current liabilities	$3,141,649	$2,188,271

NOTE 7 – NOTES PAYABLE AND OTHER FINANCING AGREEMENTS

July 31, 2019 Amendment

In August 2019, effective as of July 31, 2019, the Company and certain lenders entered into amendments to their respective debt agreements and promissory notes (the “July 31, 2019 Amendment”) wherein one lender extended the maturity date on its loan to September 30, 2021 (the “September 2021 Extended Lender”) (described more fully below), and the remaining lenders extended the maturity date of their loans to October 31, 2019. In addition to extending the maturity dates of the instruments to October 31, 2019, the lenders agreed that if the Company completes an equity offering of not less than $8,000,000 (subsequently reduced to $5,000,000 effective on September 6, 2019) on or before the maturity date, at or at less than a specified offering price per security, the lenders shall extinguish their indebtedness in exchange for securities of the Company upon the same terms and conditions of the investors in such equity offering, provided Energy Capital LLC (“Energy Capital”) participates in an extinguishment of all the indebtedness owed to it under the Energy Capital Loan and Security Agreement (See NOTE 8 for further details) in such equity offering.

Loan Agreements

In October 2007, Ondas Networks entered into a 6% per annum loan agreement, as amended, with a lender in the amount of $550,000 in connection with the issuance of common stock of Ondas Networks (the “October 2007 Loan”); however, the October 2007 Loan was not memorialized. The October 2007 Loan has been amended several times through June 30, 2019 (the “Amended October 2007 Loan”). Effective July 31, 2019, Ondas Networks further amended the Amended October 2007 Loan, as described above under the July 31, 2019 Amendment. On September 27, 2019, the lender exchanged $610,346 of principal and interest for 81,379 Units (see NOTE 9 for additional details). Pursuant to the terms of the July 31, 2019 Amendment, the outstanding principal and interest at September 27, 2019 was extinguished. The outstanding principal balance of the Amended October 2007 Loan at December 31, 2018 was $567,310.

On December 31, 2013, Ondas Networks entered into a 10% per annum Promissory Note, as amended, with a lender in the amount of $250,000, of which $25,000 was repaid in February 2015 (the “December 2013 Note”). The original maturity of the December 2013 Note was December 31, 2014. On November 1, 2014, Ondas Networks entered into a Loan Agreement, as amended, with the Lender in the amount of $210,000. (the “November 2014 Loan”). The original maturity of the November 2014 Loan was March 16, 2015. The December 2013 Note and the November 2014 Loan have been amended several times and a portion of each note has been assigned through June 30, 2019 (the “Amended December 2013 Note” and Amended November 2014 Loan”, respectively). Effective July 31, 2019, Ondas Networks further amended the Amended December 2013 Note and Amended November 2014 Loan, as described above under the July 31, 2019 Amendment. On September 27, 2019, the lenders exchanged $586,181 of principal and interest for 78,158 Units (see NOTE 9 for additional details). Pursuant to the terms of the July 31, 2019 Amendment, the outstanding principal and interest at September 27, 2019 was extinguished. The outstanding principal balance of the Amended December 2013 Note and the Amended November 2014 Loan at December 31, 2018 was $285,679 and $259,170, respectively.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2015, Ondas Networks entered into a 10% per annum Loan Agreement, as amended, with two individuals in the amount of $50,000 (the “April 2015 Note”). The original maturity of the April 2015 Note was July 1, 2015. The April 2015 Note has been amended several times through June 30, 2019 (the “Amended April 2015 Note”). Effective July 31, 2019, Ondas Networks further amended the Amended April 2015 Note, as described above under the July 31, 2019 Amendment. On September 27, 2019, the lender exchanged $71,556 of principal and interest for 9,541 Units (see NOTE 9 for additional details). Pursuant to the terms of the July 31, 2019 Amendment, the outstanding principal and interest at September 27, 2019 was extinguished. The outstanding principal balance of the April 2015 Note at December 31, 2018 was $66,511.

Financing Agreement

On November 3, 2016, Ondas Networks entered into a Purchase Order Financing Agreement with an accompanying 20% per annum Promissory Note, as amended, with an individual in the amount of $250,000 (the “November 2016 Note”). The original maturity of the November 2016 Note was the earlier of the payment of the purchase order for which the loan was advanced or 180 days after issuance. On December 20, 2016, Ondas Networks entered into a second Purchase Order Financing Agreement with an accompanying 10% per annum Promissory Note, as amended, with the same individual in the amount of $100,000 (the “December 2016 Note”). The original maturity of the December 2016 Note was the earlier of the payment of the purchase order for which the loan was advanced or 180 days after issuance. The November 2016 Note and the December 2016 Note have been amended several times through June 30, 2019 (the “Amended November 2016 Note” and Amended December 2016 Note”, respectively). Effective July 31, 2019, Ondas Networks further amended the Amended November 2016 Note and Amended December 2016 Note, as described above under the July 31, 2019 Amendment. On September 27, 2019, the lender exchanged $433,131 of principal and interest for 57,751 Units (see NOTE 9 for additional details). Pursuant to the terms of the July 31, 2019, Amendment the outstanding principal and interest at September 27, 2019 was extinguished. The outstanding principal balance of the Amended November 2016 and Amended December 2016 Note at December 31, 2018 was $319,530 and $113,601, respectively.

On February 28, 2014, Ondas Networks entered into a Purchase Order Financing Agreement (the “Financing Agreement”) with a lender. Interest on the Financing Agreement accrued at 30% per annum for the first 104 days and at 51% per annum thereafter. Between June 2014 and January 2015, Ondas Networks received an aggregate of $660,000 of which $285,000 was repaid. The Financing Agreement has been amended several times through June 30, 2019 (the “Amended Financing Agreement”). Effective July 31, 2019, Ondas Networks further amended the Amended Financing Agreement, as described above under the July 31, 2019 Amendment. On September 27, 2019, the lender exchanged $1,030,593 of principal and interest for 137,413 Units (see NOTE 9 for additional details). Pursuant to the terms of the July 31, 2019 Amendment, the outstanding principal and interest at September 27, 2019 was extinguished. The outstanding principal balance of the Amended Financing Agreement at December 31, 2018 was $957,925.

Promissory Notes

On December 14, 2015, Ondas Networks approved a private placement offering (“Private Placement”) seeking to sell to investors certain 10% promissory notes in the aggregate face amount of $750,000, which amount was later increased to $1,250,000, with a term of 18 months (“Private Placement Notes”). In connection with the Private Placement Notes, each investor (the “Private Placement Noteholders”) received warrants to purchase shares of common stock of Ondas Networks (“Private Placement Warrants”), equal to 25% of the principal amount of the Private Placement Notes, exercisable at the lower of (i) $2.00 per share or (ii) 40% of the selling price of Ondas Networks’ shares in its proposed initial public offering.

In December 2015, pursuant to the terms of security purchase agreements entered into in connection with the Private Placement, Ondas Networks completed the sale of an aggregate of $325,000 in Private Placement Notes to Private Placement Noteholders, of which $25,000 was repaid during 2017, and issued them Private Placement Warrants to purchase an aggregate of 81,250 shares of common stock of Ondas Networks, with a term of ten years, at an exercise price of $2.00 and a fair value of $63,398. Between February and July 2016, pursuant to the terms of such security purchase agreements, Ondas Networks completed the sale of an aggregate of $925,000 in Private Placement Notes to Private Placement Noteholders and issued them Private Placement Warrants to purchase an aggregate of 231,250 shares of Ondas Networks common stock, with a term of ten years, at an exercise price of $2.00 and a fair value of $168,678. As of January 1, 2018, the Private Placement Warrants for the 312,500 shares of Ondas Networks common stock were surrendered to Ondas Networks in exchange for participation in a private placement of Ondas Networks’ shares dated April 13, 2018.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Private Placement Notes have been amended several times through June 30, 2019 (the “Amended Private Placement Notes”). Effective July 31, 2019, Ondas Networks further amended the Amended Private Placement Notes, wherein (i) the September 2021 Extended Lender agreed to transfer all accrued and unpaid interest through July 31, 2019 in the amount of $1,983 to principal, to extend the maturity date to September 30, 2021, and to accrue interest from the date of the extension to the maturity date and (ii) all other lender agreements were amended as described above under the July 31, 2019 Amendment. On September 27, 2019, the lenders, excluding the September 2021 Extended Lender, exchanged $1,201,960 of principal and interest for 160,262 Units (see NOTE 9 for additional details). Pursuant to the terms of the July 31, 2019 Amendment, the outstanding principal and interest at September 27, 2019 was extinguished. The aggregate outstanding principal balance of the Amended Private Placement Notes at December 31, 2019 and 2018 was $239,921 and $1,343,682, respectively.

Convertible Promissory Notes

During 2017, Ondas Networks and certain entities and individuals entered into convertible promissory notes defined herein as (i) notes with mutual conversion preferences (“Group 1 Notes”) and (ii) notes with unilateral conversion preferences (“Group 2 Notes”).

On July 11, 2018, the Ondas Networks board of directors approved certain changes to the outstanding convertible promissory notes. The action approved changes to the Group 2 Notes to match the Group 1 Notes and authorized the issuance of a Security Holder Consent Agreement wherein each holder of a Group 2 Note would agree to the change. The changes modified the conversion option for the Group 2 Notes which resulted in a loss on extinguishment of debt in the amount of $44,348 and caused the derivative liability related to the Group 2 Notes to cease to exist and be classified as additional paid in capital at its fair value on July 11, 2018 in the amount of $1,141,995.

 On September 28, 2018, in conjunction with the Merger Agreement discussed in NOTE 1, the holders of Group 1 Notes and all but one holder of Group 2 Notes converted their outstanding convertible promissory notes into an aggregate of 672,468 Company Shares. At both December 31, 2019 and 2018, the total outstanding balance of the remaining convertible promissory note (the “Note”) was $300,000. The maturity date of the Note is based on the payment of 0.6% of quarterly gross revenue until 1.5 times the amount of the Note is paid. On September 27, 2019, the holder of the Note was granted a warrant to purchase 46,893 shares of common stock of the Company. The fair value of this warrant was recorded as financing costs on the accompanying condensed consolidated financial statements. See NOTE 9 for further details.

Notes payable and other financing consists of:

	Years Ended December 31,
	2019	2018
Short Term:
Loan Agreements	$-	$1,178,670
Financing Agreement	-	1,360,516
Promissory Notes	-	1,343,682
	$-	$3,882,868

Long Term:
Promissory Note	$239,921	$-
Convertible Promissory Note	300,000	300,000
	$539,921	$300,000

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – SECURED PROMISSORY NOTES

Steward Capital Holdings, LP

On March 9, 2018, we entered into a loan and security agreement (the “Agreement”) with Steward Capital Holdings, LP (the “Steward Capital”) wherein Steward Capital made available to us a loan in the aggregate principal amount of up to $10,000,000 (the “Loan”). On March 9, 2018, the Company and Steward Capital, pursuant to the Agreement, entered into a Secured Term Promissory Note for $5,000,000, having a maturity date of September 9, 2019 (“Tranche A”). The Note bears interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate, less, 3.25%. The Agreement also includes payments of $25,000 in loan commitment fees and $100,000 (1%) of the funding in loan facility charges. The loan commitment fees and $50,000 in loan facility charges associated with Tranche A were recorded as debt discount and amortized over the life of the loan. There is also an end of term charge of $250,000. The end of term charge is being recorded as accreted costs over the term of the loan. The Note is secured by substantially all of the assets of the Company.

On October 9, 2018, the Company and Steward Capital, pursuant to the Agreement, entered into a second Secured Term Promissory Note for $5,000,000 having a maturity date of April 9, 2020 (the “Second Note”) to complete the Agreement for $10,000,000. The Second Note bears interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate, less, 3.25%. Pursuant to the terms of the Agreement, the Company is required to pay a $50,000 loan facility charge.

On June 18, 2019, the Company and Steward Capital entered into a letter of agreement to amend the Loan and Security Agreement (the “First Amendment”) to (i) extend and amend the Maturity Date, as defined in Section 1.1 of the Agreement, to read in its entirety “means September 9, 2020”; (ii) waive the repayment requirement to Steward Capital under Section 2.3 of the Agreement, in connection with the then proposed public offering of the Company as described in the Company’s Registration Statement on Form S-1, as amended, originally filed on April 12, 2019, and (iii) waive the restriction by Steward Capital on the prepayment of Indebtedness under Section 7.4 of the Agreement. In connection with the waivers, extension and amendment, the Company agreed to pay to Steward Capital, upon the earlier of (a) the completion of the public offering as set forth in Section 2.3 of the Agreement and (b) ten (10) days following the Company’s receipt of Steward’s written demand therefor, a fee equal to three percent (3%) of the current outstanding principal balance of the Loan (as defined in the Agreement), neither of which have occurred at the time of this filing. The Company concluded that the modifications created by the First Amendment resulted in a troubled debt restructuring under Accounting Standard Codification—Debt (Topic 470) as it was determined that a concession was granted by Steward Capital. However, as the future payments to be made subsequent to the modification are greater than the carrying value at the time of the modification, no gain or loss was required to be recognized on the troubled debt restructuring. As the difference between the effective interest rate method and the straight-line method is deemed immaterial, the Company will continue to amortize the deferred loan costs using the straight-line method over the remaining term of the Loan.

On October 28, 2019, Company and Steward Capital entered into a letter of agreement (the “Second Amendment”) to amend the Agreement, as amended wherein the parties agreed to (i) extend and amend the due date for all accrued and unpaid interest starting September 2, 2019 to the Maturity Date (September 9, 2020) and (ii) extend and amend the due date for the 3% fee payable to Steward Capital in connection with the amendment and waiver dated June 2019 to be payable on the Maturity Date. Also in connection with the extensions and amendments the Company issued Steward Capital 40,000 shares of the Company’s common stock valued at $300,000 on December 15, 2019. The value was recorded as debt discount and amortized over the life of the loan. The Company concluded that the modifications created by the Second Amendment resulted in a troubled debt restructuring under Accounting Standard Codification—Debt (Topic 470) as it was determined that a concession was granted by Steward Capital. However, as the future payments to be made subsequent to the modification are greater than the carrying value at the time of the modification, no gain or loss was required to be recognized on the troubled debt restructuring. As the difference between the effective interest rate method and the straight-line method is deemed immaterial, the Company will continue to amortize the deferred loan costs using the straight-line method over the remaining term of the Loan.

The Agreement also contains covenants which included certain restrictions with respect to subsequent indebtedness, liens, loans and investments, asset sales and share repurchases and other restricted payments, subject to certain exceptions. The Agreement also contained financial reporting obligations. An event of default under the Agreement includes, but is not limited to, breach of covenants, insolvency, and occurrence of any default under any agreement or obligation of the Company. In addition, the Agreement contained a customary material adverse effect clause which states that in the event of a material adverse effect, an event of default would occur, and the lender has the option to accelerate and demand payment of all or any part of the loan. A material adverse effect is defined in the Agreement as a material change in our business, operations, properties, assets or financial condition or a material impairment of its ability to perform all obligations under its Agreement.

As of December 31, 2019, the principal balance was $10,000,000, net of debt discount of $252,933 and accreted cost of $359,828 and accrued interest was $437,569.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Energy Capital, LLC

On October 1, 2018, we entered into a loan and security agreement (the “Loan and Security Agreement”) with Energy Capital, LLC (“Energy Capital”) wherein Energy Capital made available to us an aggregate principal amount of up to $10,000,000 (the “Loan”). Between January 29 and August 13, 2019, the Company and Energy Capital entered into a series of secured term promissory notes (the “Promissory Notes”) for an aggregate of $10,000,000. The advance proceeds were utilized primarily for operating capital and inventory. The principal amount outstanding under the Promissory Notes bear interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate (as published by the Wall Street Journal (National Edition)), less 3.25%. The Promissory Notes contain customary events of default and affirmative and negative covenants for transactions of this nature. Upon an event of default, Energy Capital has the right to require the Company to prepay the outstanding principal amount of the Promissory Notes plus all accrued and unpaid interest. All amounts outstanding under the Promissory Notes are secured by a lien on the Company’s assets, subject to terms of outstanding debt obligations, and become due and payable on the earlier to occur of September 30, 2019 or the completion by the Company of a capital raise with minimum proceeds to the Company of $20 million. On April 2, 2019, the Company and Energy Capital entered into a First Amendment to Loan and Security Agreement (the “First Amendment”) to (i) amend the notice provisions of an Advance Request under the Loan Agreement from at least five (5) business days to at least one (1) business day before the Advance Date, (ii) increase the amount of the Advance from up to $1,000,000 a month to up to $1,500,000 a month, and (iii) change the definition of the term Maturity Date from the earlier of September 30, 2019 or 10 business days following the date of an Underwritten Public Offering to September 30, 2020. The Promissory Notes, with an aggregate of $10,563,104 principal and interest outstanding, were converted into 4,225,242 Units (see NOTE 9 for additional details), and the debt owed under the Promissory Notes was extinguished. As a result, the Promissory Notes terminated pursuant to their terms.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

At December 31, 2019, the Company had 10,000,000 shares of Preferred Stock, par value $0.0001, authorized for issuance, of which no shares of preferred stock were issued or outstanding.

Common Stock

At December 31, 2019, the Company had 116,666,667 shares of Common Stock, par value $0.0001 (the “Common Stock”) authorized for issuance, of which 19,756,154 shares of our Common Stock were issued and outstanding.

Securities Purchase Agreement

On September 27, 2019, Ondas Holdings entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers (the “Investors”), which provided for the sale of up to $12,500,000 of Units (including an over-allotment option exercisable by the placement agent for the Company to sell up to an additional $2,500,000 of Units) at a cash purchase price of $7.50 per Unit (the “Offering”). Each Unit consists of one-third of a share of Common Stock and one-sixth of one warrant to purchase one share of Common Stock at an exercise price of $9.75 per share for a period commencing six months and ending 36 months after the closing date (the “Investor Warrants”).

On September 27, 2019 (the “Initial Closing Date”), pursuant to the Purchase Agreement, the Company issued an aggregate of 808,731 Units to the Investors (the “Initial Closing”). In connection with the Initial Closing, Eric Brock, the Company’s Chief Executive Officer, purchased 133,334 Units totaling $1,000,000. The aggregate gross proceeds to the Company from the Initial Closing was $6,065,000.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 30, 2019 (the “Second Closing Date”), pursuant to the Purchase Agreement, the Company issued an aggregate of 68,671 Units to the Investors (the “Second Closing”). The aggregate gross proceeds to the Company from the Second Closing was $515,000.

On November 27, 2019 (the “Third Closing Date”), pursuant to the Purchase Agreement, the Company issued an aggregate of 84,540 Units to the Investors (the “Third Closing”). The aggregate gross proceeds to the Company from the Third Closing was $634,000.

The table below details the net proceeds of the Offering.

Gross Proceeds:
Initial Closing	$6,065,000
Second Closing	515,000
Third Closing	634,000
7,214,000
Offering Costs:
Placement Agent fees	(721,400)
Other offering costs	(382,878)
Net Proceeds	$6,109,722

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company or its subsidiary in the Purchase Agreement or related documents or (ii) any action instituted against an Investor with respect to the Offering, subject to certain exceptions. The Purchase Agreement also contains customary representations and warranties and covenants of the Company and was subject to customary closing conditions.

In addition, on the Initial Closing Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which the Company agreed to register for resale by the Investors the shares of Common Stock and the shares of Common Stock issuable upon exercise of the Investor Warrants purchased by the Investors pursuant to the Purchase Agreement. The Company previously committed to file the registration statement no later than October 27, 2019, however it filed the registration statement December 5, 2019. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including the Company’s failure to file the registration statement by the deadline set forth above. The amount of liquidated damages payable to an Investor is 1.0% of the aggregate amount invested by such Investor for each 30-day period, or pro rata portion thereof, during which the default continues. To date the Company has paid $60,650 and accrued $19,053 in liquidated damages. Also, in connection with the Offering, the Company’s executive officers and directors entered into lock-up agreements with the Placement Agent (as defined below) that restrict their ability to sell or transfer their shares for a period of 180 days after the Initial Closing Date (the “Lock-Up Agreement”).

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., acted as placement agent (the “Placement Agent”) in the Offering. As detailed above, the Placement Agent received an aggregate cash fee of $721,400, or 10.0% of the gross proceeds raised in connection with the Offering, reimbursement of transaction expenses of $40,000 (included in Other offering costs above), and warrants to purchase an aggregate of 96,187 shares of Common Stock at an exercise price equal to $9.75 per share (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for a period commencing six months and ending 36 months after the Initial Closing Date.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Units were offered and sold exclusively to accredited investors, and the Placement Agent Warrants were offered and sold to the Placement Agent, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investors and the Placement Agent represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, Investor Warrants and Placement Agent Warrants issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

Conversion of Notes Payable and Other Financing Agreements

In connection with the Initial Closing, on the Initial Closing Date, the notes payable and other financing agreements (the “Debt Obligations”) (see NOTE 7 for further details), with an aggregate of $3,933,767 principal and interest outstanding, were converted into an aggregate of 524,504 Units.

Conversion of Loan and Security Agreement with Energy Capital, LLC

In connection with the Initial Closing, on the Initial Closing Date, the Loan and Security Agreement by and between the Company and Energy Capital, a greater than five percent stockholder of the Company, with an aggregate of $10,563,104 principal and interest outstanding, was converted into of 1,408,414 Units.

Issuance of Common Stock

On December 15, 2019, the Company issued 40,000 shares of its common stock to Steward Capital in conjunction with an amendment to loan and security agreement (See NOTE 8 for further details).

Warrants to Purchase Common Stock

We use the Black-Scholes-Merton option pricing model (“Black-Scholes Model”) to determine the fair value of warrants to purchase Common Stock of the Company (“Warrants”). The Black-Scholes Model is an acceptable model in accordance with the GAAP. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average term of the Warrant.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants. Estimated volatility is a measure of the amount by which our stock price is expected to fluctuate each year during the expected life of the award. Our estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available over a period equal to the expected life of the awards. We used the historical volatility of peer entities due to the lack of sufficient historical data of our stock price.

As of December 31, 2019, we had Warrants outstanding to purchase an aggregate of 1,590,535 shares of Common Stock with a weighted-average contractual remaining life of approximately 2.8 years, and exercise prices ranging from $0.03 to $9.75 per share, resulting in a weighted average exercise price of $9.45 per share. At December 31, 2019, no warrants were exercised.

On September 27, 2019, we granted an aggregate of 1,451,710 3-year Warrants to participants in our Securities Purchase Agreement (see above for further details). The Warrants vested on the date of the grant and had a grant date fair value of $0.99 per share. Also, on September 27, 2019, we granted a Warrant to an individual lender for the purchase of an aggregate of 46,893 shares of Common Stock (see NOTE 7 for further details). The Warrant vested on the date of the grant, expires on September 26, 2024 and has a grant date fair value of $7.47 per share.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 30, 2019, we granted an aggregate of 41,206 3-year Warrants to participants in our Securities Purchase Agreement (see above for further details). The Warrants vested on the date of the grant and had a grant date fair value of $1.05 per share.

On November 27, 2019, we granted an aggregate of 50,726 3-year Warrants to participants in our Securities Purchase Agreement (see above for further details). The Warrants vested on the date of the grant and had a grant date fair value of $1.02 per share.

The assumptions used in the Black-Scholes Model are set forth in the table below.

Stock price	$7.5
Risk-free interest rate	1.58-1.63%
Volatility	38.50-39.57%
Expected life in years	3-5
Dividend yield	0.00%

Equity Incentive Plan

In connection with the Closing, our board of directors (the “Board”) approved, and our stockholders adopted, the 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to which 3,333,334 shares of our Common Stock has been reserved for issuance to employees, including officers, directors and consultants. The 2018 Plan shall be administered by the Board, provided however, that the Board may delegate such administration to the compensation committee (the “Committee”). Subject to the provisions of the 2018 Plan, the Board and/or the Committee shall have authority to grant, in its discretion, incentive stock options, or non-statutory options, stock awards or restricted stock purchase offers (“Equity Awards”).

In August 2019, pursuant to the terms of Severance Agreements, 225,001 incentive stock options with deferred distribution were promised to two former employees of the Company pursuant to the 2018 Plan (both employees participated in the restricted stock purchase offers (“RSUs”) discussed below). For the year ended December 31, 2019, $435,312 in related stock compensation expense has been recorded and is included in the accompanying consolidated financial statements.

During 2018, the Company entered into an agreement wherein 126,160 RSUs with deferred distribution were promised to a consultant for the Company pursuant to the 2018 Plan. For the year ended December 31, 2019, $50,599 in related stock compensation expense has been recorded and is included in the accompanying consolidated financial statements. The Company has not yet executed the RSU agreement with the consultant. Also during 2018, the Company entered into agreements where an aggregate of 136,160 RSUs pursuant to the 2018 Plan were promised to employees for services provided during 2019. In August 2019, certain employees were terminated and, in accordance with their separation agreements, any liabilities related to their promised RSUs were eliminated. Accordingly, the Company has recorded expense of $71,789 for the year ended December 31, 2019, with respect to such awards which is included in the accompanying consolidated financial statements. The Company has not yet executed RSU agreements with the remaining employees. The total amount of non-vested restricted units awarded as of December 31, 2019 is $143,804 shares. The weighted average grant-date fair value for the restricted stock awards is $0.75. The weighted average vesting period of the restricted stock awards is 2.0 years. As of December 31, 2019, unrecognized compensation expense related to the unvested portion of the Company’s restricted stock awards was $42,759, which is expected to be recognized over a weighted average period of 0.75 years.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes stock compensation expense generally upon the grant date and over the period of vesting or period that services will be provided. Compensation associated with shares issued or to be issued to consultants and other non-employees is recognized over the expected service period beginning on the measurement date which is generally the time the Company and the service provider enter into a commitment whereby the Company agrees to grant shares in exchange for the services to be provided.

As of December 31, 2019, the Board has not approved the grant of any Equity Awards under the 2018 Plan.

NOTE 10 – INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Years Ended December 31,
	2019	2018
Deferred Tax Assets:
Tax benefit of net operating loss carry-forward	$11,828,268	$6,465,826
Depreciation and amortization	27,949	(5,102)
Accrued liabilities	360,204	261,876
Stock based compensation	34,493	-
Interest Expense	-	740,285
R&D Credit	851,413	393,165
Total deferred tax assets	13,102,327	7,856,050
Valuation allowance for deferred tax assets	(13,102,327)	(7,856,050)
Deferred tax assets, net of valuation allowance	$-	$-

The change in the Company’s valuation allowance is as follows:

	Years Ended December 31,
	2019	2018
Beginning of the year	$7,856,050	$4,726,411
Change in valuation account	5,246,277	3,129,639
End of the year	$13,102,327	$7,856,050

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the provision for income taxes with the amounts computed by applying the Federal income tax rate to income from operations before the provision for income taxes is as follows:

	Years Ended December 31,
	2019	2018
U.S. federal statutory rate	(21.0)%	(21.0)%
Federal true ups	0.8%
State taxes, net of federal benefit	(6.2)%	(6.9)%
Share-based compensation	-%	-%
Effect of U.S. tax law change	-%	-%
Change in valuation allowance	27.1%	25.8%
Nondeductible expenses	0.5%	2.0%
R&D credit	(2.4)%	(3.2)%
Stock Options	-%	3.3%
Foreign rate differential	(0.2)%
China liquidation	1.4%
Effective income tax rate	-%	-%

In assessing the realizability of deferred tax assets, including the net operating loss carryforwards (NOLs), the Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize its existing deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period when those temporary differences become deductible. Based on its assessment, the Company has provided a full valuation allowance against its net deferred tax assets as their future utilization remains uncertain at this time.

As of December 31, 2019 and 2018, the Company had approximately $42 million and $23 million respectively of Federal and state NOLs available to offset future taxable income with $23 million expiring from 2030 through 2037 while the Federal NOL of $17 Million generated in 2019 has no expiration. As of December 31, 2019 and 2018, the Company had approximately $851,000 and $393,000, respectively of Federal research and development credits available to offset future tax liability expiring from 2030 through 2039. In accordance with Section 382 of the Internal Revenue code, the usage of the Company’s Federal Carryforwards could be limited in the event of a change in ownership. As of December 31, 2019 the company has not completed an analysis as to whether or not an ownership change has occurred.

The Company applies the FASB’s provisions for uncertain tax positions. The Company utilizes the two-step process to determine the amount of recognized tax benefit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense.

As of December 31, 2019, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“Tax Cuts and Jobs Act”) was enacted which contained substantial changes to the Code, some of which could have an adverse effect on our business. Among other things, the Tax Cuts and Jobs Act (i) reduces the U.S. corporate income tax rate from 35% to 21% beginning in 2018, (ii) generally will limit annual deductions for net interest expense to no more than 30% of our “adjusted taxable income,” plus 100% of our business interest income for the year, and (iii) will permit a taxpayer to offset only 80% (rather than 100%) of its taxable income with any U.S. net operating losses (“NOLs”) generated for taxable years beginning after 2017. The U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the law and impact our results of operations in the period issued. While the U.S. Department of the Treasury has issued some proposed regulations since the enactment of the Tax Cuts and Jobs Act, additional guidance is likely forthcoming. The measurement period allowed by Staff Accounting Bulletin (“SAB”) No. 118 has closed during the fourth quarter of 2018. The prospects of supplemental legislation or regulatory processes to address uncertainties that arise because of the Act, or evolving technical interpretations of the tax law, may cause our financial statements to be impacted in the future. We will continue to analyze the effects of the Act as subsequent guidance continues to emerge.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such loss contingencies that are included in the financial statements as of December 31, 2019.

Operating Leases

On November 11, 2013, Ondas Networks entered into a three-year lease agreement for 5,858 square feet of office space at 687 North Pastoria Avenue, Sunnyvale, California expiring on December 31, 2017 with a base rent ranging from $2,929 to $9,079 per month plus certain various expenses incurred (the “North Pastoria Lease”). On October 16, 2017, Ondas Networks extended the lease agreement for an additional three years with an expiration date of December 31, 2020 (“2018 Extension”). Rent expense for the years ended December 31, 2019 and 2018 related to the North Pastoria Lease was $170,148 and $170,151, respectively. The base rent in the 2018 Extension is $15,231 for 2020. In late 2018, we vacated this location and completed our move into the location described below. In late January 2020, we entered into a sublease agreement of the North Pastoria Lease for the remainder of the lease term (see NOTE 13 for further details).

The future minimum lease payments related to the North Pastoria Lease is as follows:

Year Ending December 31, 2020
North Pastoria Lease	$182,772
Sublease (see NOTE 13)	(106,323)
Net payments in 2020	$76,449

On October 30, 2018, Ondas Networks entered into a Sublease with Texas Instruments Sunnyvale Incorporated, regarding the sublease of approximately 21,982 square feet of rentable space at 165 Gibraltar Court, Sunnyvale, CA 94089 (the “Gibraltar Sublease”), constituting the entire first floor of the premises (except the lobby and two stairwells), as defined under that certain Lease dated April 12, 2004, as amended by the First Lease Amendment dated March 15, 2005, a Second Amendment to Lease dated November 30, 2005, and a Third Amendment to Lease dated November 30, 2010 between Gibraltar Sunnyvale Holdings LLC and Texas Instruments Sunnyvale Incorporated. The Sublease began on November 1, 2018 and ends on February 28, 2021 at a base monthly rent of $28,577. A security deposit of $28,577 was paid upon execution of the Sublease. Rent expense for the year ended December 31, 2019 and November and December 31, 2018 related to the Gibraltar Sublease was $312,301 and $52,050, respectively.

ONDAS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The future minimum lease payments related to the Gibraltar Sublease are as follows:

Years Ending December 31,
2020	$342,924
2021	$57,154

NOTE 12 – RELATED PARTY TRANSACTIONS

At the Closing, we entered into a Loan and Security Agreement with Energy Capital, a greater than 10% stockholder of the Company, pursuant to which Energy Capital loaned the Company an aggregate principal amount of $10 million (see NOTE 8 for further details). The Promissory Notes, with an aggregate of $10,563,104 principal and interest outstanding, were converted into 1,408,414 Units in the aforementioned Purchase Agreement (see NOTE 9 for further details), and the debt owed under the Promissory Notes was extinguished. Also, in connection with the Purchase Agreement, Eric Brock, the Company’s Chief Executive Officer, purchased 133,334 Units totaling $1,000,000.

NOTE 13 – SUBSEQUENT EVENTS

On November 11, 2013, the Company entered into a three-year lease agreement for office space at 687 North Pastoria Avenue, Sunnyvale, California expiring on December 31, (the “North Pastoria Lease”). On October 16, 2017, the Company extended the lease agreement for an additional three years with an expiration date of December 31, 2020 (“2018 Extension”). On January 24, 2020, the Company and a third party (the “Sublessee”) entered a Sublease agreement (the “Sublease”), wherein the Sublessee will occupy the premises for the remainder of the term of the 2018 Extension. The Sublessee will make payments total $106,323 ($9,666 per month) for the remaining 11 months.

Between April 16 and December 31, 2019, we accrued $141,667 for salary owed during 2019 to Mr. Brock, the Company’s Chief Executive Officer. On March 12, 2020, Mr. Brock waived accrued payroll amounts in the amount of $141,667.

On March 12, 2020, Stewart Kantor, the Company’s Chief Financial Officer, waived accrued payroll amounts in the amount of $8,334.

$

Common Stock

Sole Book-Running Manager

Oppenheimer & Co.

Lead Manager

National Securities Corporation

Co-Managers

Northland Capital Markets	Spartan Capital Securities, LLC

, 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount Paid or to be Paid
SEC Registration Fee	$2,728
FINRA Filing Fee	4,750
Initial Nasdaq Listing Fee	5,000
Printing and Engraving Fees and Expenses	5,000
Legal Fees and Expenses	700,000
Accounting Fees and Expenses	30,000
Transfer Agent and Registrar Fees and Expenses	1,500
Miscellaneous Fees and Expenses	3,500
Total	$752,478

Item 14.	Indemnification of Directors and Officers

Nevada Revised Statutes provide that:

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;
●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and
●	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by the stockholders;
●	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
●	by court order.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock, convertible notes and warrants issued, and options granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, convertible notes, warrants and options, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

The shares of common stock and per share purchase prices set forth below have been adjusted for the Reverse Stock Split.

Acquisition

On September 28, 2018, we consummated a reverse acquisition transaction to acquire a privately-held company, Ondas Networks Inc., and changed our name from “Zev Ventures Incorporated” to “Ondas Holdings Inc.” As a result, Ondas Networks Inc. became our wholly-owned subsidiary. We refer to this transaction as the “Acquisition.” In connection with the closing of the Acquisition, we discontinued the prior business of Zev Ventures as a reseller of sporting and concert tickets and our sole business became that of Ondas Networks. The 8,487,911 shares of the Company (the “Company Shares”) issued to the former Ondas stockholders were issued with a restrictive legend that shares had not been registered under the Securities Act of 1933.

The issuance of the Company Shares in conjunction with the Acquisition was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D (“Regulation D”) promulgated under the Securities Act. The Company made this determination based on the representations of the investors which included, in pertinent part, that each such investor was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from each investor that (i) such investor is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agrees not to sell or otherwise transfer the purchased securities or shares underlying such securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor has knowledge and experience in financial and business matters such that such investor is capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of the Company’s documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the Offering and to obtain any additional information which the Company possessed or was able to acquire without unreasonable effort and expense, and (v) such investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Energy Capital Loan Agreement

On January 29, 2019, the Company drew down the first advance of $1 million available (the “First Advance”) under the Loan and Security Agreement with Energy Capital entered into on October 1, 2018 (the “Energy Capital Loan Agreement”) by Ondas Holdings and Energy Capital (the “Energy Capital Loan”). The First Advance proceeds will be utilized primarily for operating capital.

On February 11, 2019, the Company drew down an advance of $650,000 available (the “Second Advance”) under the Energy Capital Loan. The Second Advance proceeds will be utilized primarily for operating capital.

On February 27, 2019, the Company drew down an advance of $750,000 available (the “Third Advance”) under the Energy Capital Loan. The Third Advance proceeds will be utilized primarily for operating capital.

On March 14, 2019, the Company drew down an advance of $900,000 available (the “Fourth Advance”) under the Energy Capital Loan. The Fourth Advance proceeds will be utilized primarily for inventory and operating capital.

On March 28, 2019, the Company drew down an advance of $800,000 available (the “Fifth Advance”) under the Energy Capital Loan. The Fifth Advance proceeds will be utilized primarily for inventory and operating capital.

On April 2, 2019, the Company and Energy Capital entered into a First Amendment to Loan and Security Agreement (the “First Amendment”) to (i) amend the notice provisions of an Advance Request under the Energy Capital Loan Agreement from at least five (5) business days to at least one (1) business day before the Advance Date, (ii) increase the amount of the Advance from up to $1,000,000 a month to up to $1,500,000 a month, and (iii) change the definition of the term Maturity Date from “the earlier of September 30, 2019 or 10 business days following the date of an Underwritten Public Offering as defined in Section 2.3” to “September 30, 2020.”

On April 11, 2019, the Company drew down an advance of $600,000 available (the “Sixth Advance”) under the Energy Capital Loan. The Sixth Advance proceeds will be utilized primarily for inventory and operating capital.

On April 24, 2019, the Company drew down an advance of $900,000 available (the “Seventh Advance”) under the Energy Capital Loan. The Seventh Advance proceeds will be utilized primarily for inventory and operating capital.

On May 13, 2019, the Company drew down an advance of $500,000 available (the “Eighth Advance”) under the Energy Capital Loan. The Eighth Advance proceeds will be utilized primarily for inventory and operating capital.

On May 28, 2019, the Company drew down an advance of $750,000 available (the “Ninth Advance”) under the Energy Capital Loan. The Ninth Advance proceeds will be utilized primarily for inventory and operating capital.

On June 11, 2019, the Company drew down an advance of $750,000 available (the “Tenth Advance”) under the Energy Capital Loan. The Tenth Advance proceeds will be utilized primarily for inventory and operating capital.

On June 27, 2019, the Company drew down an advance of $750,000 available (the “Eleventh Advance”) under the Energy Capital Loan. The Eleventh Advance proceeds will be utilized primarily for inventory and operating capital.

On July 12, 2019, the Company drew down an advance of $750,000 available (the “Twelfth Advance”) under the Energy Capital Loan. The Twelfth Advance proceeds will be utilized primarily for inventory and operating capital.

On August 13, 2019, the Company drew down an advance of $900,000 (the “Thirteenth Advance”) under the Energy Capital Loan. The Thirteenth Advance proceeds will be utilized primarily for inventory and operating capital.

The principal amount outstanding under the Energy Capital Loan bore interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate (as published by the Wall Street Journal (National Edition)), less 3.25%. All amounts outstanding under the Energy Capital Loan were secured by a lien on the Company’s assets, subject to terms of outstanding debt obligations, and became due and payable on the earlier to occur of September 30, 2020.

The Energy Capital Loan Agreement contained customary events of default and affirmative and negative covenants for transactions of this nature. Upon an event of default, Energy Capital had the right to require the Company to prepay the outstanding principal amount of the Energy Capital Loan plus all accrued and unpaid interest.

In connection with the 2019 Private Placements (as defined below), the Energy Capital Loan with an aggregate of $10,563,104 principal and interest outstanding, was converted into an aggregate of 1,408,414 Units of the Company, and the debt owed under the Energy Capital Loan was extinguished. As a result, the Energy Capital Loan terminated pursuant to its terms.

The Energy Capital Loan was completed through a private placement and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. In claiming the exemption under Section 4(2), the Company relied in part on the following facts: (1) the offer and sale involved one purchaser (Energy Capital); (2) the purchaser had access to information regarding the Company; (3) the purchaser represented that it (a) had the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company; (b) was able to bear the economic risk of an investment in the Company; (c) will acquire the Energy Capital Loan for its own account in a transaction not involving any general solicitation or general advertising, and not with a view to the distribution thereof; and (4) a restrictive legend was placed on the instrument evidencing the Energy Capital Loan.

2019 Private Placements

On September 27, 2019, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers (the “Investors”), which provided for the sale of up to $12,500,000 of Units (including an over-allotment option exercisable by the placement agent for the Company to sell up to an additional $2,500,000 of Units) at a cash purchase price of $7.50 per Unit (the “Offering”). Each Unit consists of one-third of a share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one-sixth of one warrant to purchase one share of Common Stock at an exercise price of $9.75 per share for a period commencing six months and ending 36 months after the closing date (the “Investor Warrants”).

On September 27, 2019 (the “Initial Closing Date”), pursuant to the Purchase Agreement, the Company issued an aggregate of 808,731 Units to the Investors (the “Initial Closing”). In connection with the Initial Closing, Eric Brock, the Company’s Chief Executive Officer, purchased 133,334 Units.

On October 30, 2019 (the “Second Closing Date”), pursuant to the Purchase Agreement, the Company issued an aggregate of 68,671 Units to the Investors.

On November 27, 2019 (the “Third Closing Date”), pursuant to the Purchase Agreement, the Company issued an aggregate of 84,540 Units to the Investors.

After payment of placement agent cash fees and expenses of the Offering, the Company received net proceeds of approximately $6.0 million.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., acted as placement agent (the “Placement Agent”) in the Offering. The Placement Agent received an aggregate cash fee of $721,400, or 10.0% of the gross proceeds raised in the Offering, reimbursement of transaction expenses, and warrants to purchase an aggregate of 96,187 shares of Common Stock on the Initial Closing Date (for 80,867 shares), the Second Closing Date (for 6,867 shares), and the Third Closing Date (for 8,454 shares) at an exercise price equal to $9.75 (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for a period commencing six months and ending 36 months after each closing date.

The Units were offered and sold exclusively to accredited investors, and the Placement Agent Warrants were offered and sold to the Placement Agent, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investors and the Placement Agent represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, Investor Warrants and Placement Agent Warrants issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

2020 Private Placements

In August 2020, the Company entered into securities purchase agreements (the “2020 Purchase Agreements”) with certain purchasers (the “2020 Investors”), which provided for the sale of an aggregate of $4.435 million of the Company’s Series A Preferred at a cash purchase price of $2.00 per share (the “Purchase Price”) (the “2020 Offering”). Pursuant to the Purchase Agreements, the Company issued an aggregate of 2,217,500 shares of Series A Preferred to the Investors (collectively, the “2020 Closing”), which Series A Preferred will mandatorily convert into common stock in connection with this offering. In connection with the 2020 Closing, Eric Brock, the Company’s Chief Executive Officer purchased 157,500 shares of Series A Preferred. The aggregate gross proceeds to the Company from the 2020 Closing was $4.435 million. After payment of offering expenses, the net proceeds to the Company from the 2020 Closing was approximately $4.21 million. Immediately following the 2020 Offering, the Company had cash and cash equivalents of approximately $4.36 million.

Pursuant to the Purchase Agreements, the Company has agreed to indemnify the 2020 Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company or its subsidiary in the 2020 Purchase Agreements or related documents or (ii) any action instituted against a 2020 Investor with respect to the 2020 Offering, subject to certain exceptions. The 2020 Purchase Agreements also contains customary representations and warranties and covenants of the Company and was subject to customary closing conditions. For a period of one year from the date of each respective definitive agreement with respect to the 2020 Offering, if the Company undertakes an underwritten public equity offering, the holders of Series A Preferred will enter into a lock-up agreement with respect to the sale of the Series A Preferred and the Common Stock underlying such Series A Preferred as may be reasonably requested by the Company or the Company’s underwriter for such public offering. For additional information on the Series A Preferred, see “Description of Capital Stock.”

In connection with the 2020 Offering, on August 27, 2020, an outstanding note, with an aggregate of $265,779 principal and interest outstanding, was converted into an aggregate of 132,890 shares of Series A Preferred, pursuant to the terms of such outstanding note and the debt owed under the outstanding note was extinguished.

The Series A Preferred were offered and sold exclusively to accredited investors in a transaction exempt from registration under the Securities Act, as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates and book entry statements issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

Warrants

On May 6, 2020, the Board of Directors of the Company issued (i) warrants to purchase an aggregate of 279,460 shares of common stock of the Company with an exercise price of $7.50 per share and (ii) warrants to purchase an aggregate of 9,793 shares of common stock of the Company with an exercise price of $6.39 per share. These warrants were issued to certain individuals for prior service to the Company. The warrants are fully vested and have a term of five years. The warrants were, and the shares of common stock underlying the warrants will be, issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, as a sale not involving any public offering.

Steward Capital Loan Amendment Issuance

On September 4, 2020, Ondas Networks and Steward Capital entered into the Steward Capital Loan and Security Agreement, to (i) extend and amend the Maturity Date, as defined in Section 1.1 of the Steward Capital Loan and Security Agreement, to read in its entirety “means September 9, 2021”, (ii) capitalize all accrued interest into the note(s) resulting in a new principal balance of $11,254,236.14 as of September 9, 2020, and (iii) waive the requirement of monthly interest only payments beginning on September 9, 2020 with all accrued and unpaid interest due and payable on the Maturity Date. In connection with the waivers, extension and amendment, the Company agreed to pay to Steward Capital, (i) a fee equal to three percent (3%) of the current outstanding principal balance of the Loan (as defined in the Steward Capital Loan and Security Agreement), due on the Maturity Date, and (ii) the issuance of 40,000 shares of the Company’s common stock on or before October 1, 2020. The Steward Capital Shares were issued on September 30, 2020 and issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, as a sale not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the Exhibit Index included immediately prior to the signature page to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Name of Document

1.1	Form of Underwriting Agreement **

2.1	Agreement and Plan of Merger and Reorganization, dated as of September 28, 2018, by and among the Registrant, Zev Merger Sub, Inc. and Ondas Networks Inc. (incorporated herein by reference to Exhibit No. 2.1 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

3.1	Amended and Restated Articles of Incorporation of the Registrant, dated September 28, 2018 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

3.2	Amended and Restated Bylaws of the Registrant, dated September 28, 2018 (incorporated herein by reference to Exhibit No. 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

3.3	Certificate of Designation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 17, 2020 (File No. 000-56004).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit No. 4.1 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

4.2	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 1, 2019 (File No. 000-56004).

4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 1, 2019 (File No. 000-56004).

4.4	Form of Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 1, 2019 (File No. 000-56004).

5.1	Opinion of Snell & Wilmer L.L.P.**

10.1	Form of Lock-up Agreement executed by the former stockholders of Ondas Networks Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.2	Common Stock Repurchase Agreement, dated September 28, 2018, between Registrant and Energy Capital (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.3	Lease Agreement, dated November 11, 2013, between Full Spectrum Inc. and SCP-1, LP (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.4	Amendment to Lease Agreement, dated October 16, 2017, between Full Spectrum Inc. and SCP-1, LP (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.5#	Employment Agreement, dated September 28, 2018, between Ondas Holdings Inc. and Eric Brock (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

Exhibit No.	Name of Document

10.6#	Employment Agreement, dated September 28, 2018, between Ondas Holdings Inc. and Stewart Kantor (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.7#	2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.8	Loan and Security Agreement, dated as of March 9, 2018, by and between Full Spectrum Inc. and Steward Capital Holdings, LP (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.9	Loan and Security Agreement, dated as of September 28, 2018, by and between Zev Ventures Incorporated and Energy Capital (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.10	Form of Secured Promissory Note issued to Steward Capital Holdings, LP by Ondas Networks Inc. dated March 19, 2018 (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

10.11	Secured Promissory Note for $5,000,000 issued to Steward Capital Holdings, LP by Ondas Networks Inc. dated October 9, 2018 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 15, 2018 (File No. 333-205271))

10.12	Form of Revenue Loan Agreement Convertible Promissory Note issued by Ondas Networks Inc. (formerly Full Spectrum Inc.) (incorporated herein by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2018 (File No. 333-205271))

10.13	Form of Securities Purchase Agreement of Ondas Networks Inc. (formerly Full Spectrum Inc.) (incorporated herein by reference to Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2018 (File No. 333-205271))

10.14	Form of Loan Amendment (incorporated herein by reference to Exhibit 10.0 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.15	Form of Loan Modification Agreement (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.16	Form of Assignment and Assumption Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.17	Form of Note Extension Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.18	Form of Promissory Note (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.19	Form of Loan Agreement (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.20	Form of Loan Amendment (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.21	Form of Loan Agreement (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.22	Form of Loan Amendment (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

Exhibit No.	Name of Document

10.23	Form of Purchasing Order Financing Agreement (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.24	Form of Promissory Note for Purchase Order Financing Agreement (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.25	Form of Purchasing Order Financing Agreement (incorporated herein by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.26	Form of Amendment to Purchase Order Financing Agreement (incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.27	Form of Private Placement Note (incorporated herein by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.28	Form of Private Placement Warrant (incorporated herein by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.29	Form of Security Purchase Agreement (incorporated herein by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.30	Form of Security Purchase Agreement (incorporated herein by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.31	Form of Convertible Promissory Note (incorporated herein by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on January 7, 2019 (File No. 000-56004))

10.32	Secured Promissory Note for $1,000,000 issued to Energy Capital by Ondas Holdings Inc. dated January 29, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 30, 2019 (File No. 000-56004))

10.33	Secured Promissory Note for $650,000 issued to Energy Capital by Ondas Holdings Inc. dated February 11, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 13, 2019 (File No. 000-56004))

10.34	Secured Promissory Note for $750,000 issued to Energy Capital by Ondas Holdings Inc. dated February 27, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 5, 2019 (File No. 000-56004))

10.35	Secured Promissory Note issued to Energy Capital by Ondas Holdings Inc. dated March 14, 2019 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 20, 2019 (File No. 000-56004))

10.36	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated March 28, 2019 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 3, 2019 (File No. 000-56004))

10.37	First Amendment to Loan and Security Agreement dated April 2, 2019 by and between Ondas Holdings Inc. and Energy Capital, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 3, 2019 (File No. 000-56004))

10.38	Amendment to Secured Promissory Notes dated April 2, 2019 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 3, 2019 (File No. 000-56004))

10.39	Form of Amendment (incorporated by reference to Exhibit 10.0 to the Company’s Current Report on Form 8-K filed on April 4, 2019 (File No. 000-56004))

Exhibit No.	Name of Document

10.40	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated April 11, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 16, 2019 (File No. 000-56004))

10.41	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated April 24, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 30, 2019 (File No. 000-56004))

10.42	Form of Loan Extension Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 1, 2019 (File No. 000-56004))

10.43	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated May 13, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2019 (File No. 000-56004))

10.44	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated May 28, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 30, 2019 (File No. 000-56004))

10.45	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated June 11, 2019 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 17, 2019 (File No. 000-56004))

10.46	First Amendment to Loan and Security Agreement, dated as of June 18, 2019, by and between Ondas Networks Inc. and Steward Capital Holdings, LP (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 18, 2019 (File No. 000-56004)).

10.47	Amendment to Secured Promissory Notes dated June 18, 2019 (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 18, 2019 (File No. 000-56004)).

10.48	Form of Amendment (incorporated by reference to Exhibit 10.0 to the Company’s Current Report on Form 8-K filed on June 27, 2019 (File No. 000-56004).

10.49	Form of Loan Extension Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 27, 2019 (File No. 000-56004).

10.50	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated June 27, 2019 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 27, 2019 (File No. 000-56004).

10.51	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated July 12, 2019 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 15, 2019 (File No. 000-56004).

10.52	Secured Promissory Note issued to Energy Capital, LLC by Ondas Holdings Inc. dated August 13, 2019. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 13, 2019 (File No. 000-56004).

10.53	Form of First Amendment to Lock-Up Agreement. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2019 (File No. 000-56004).

10.54	Form of Securities Purchase Agreement, dated September 27, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 1, 2019 (File No. 000-56004).

10.55	Form of Registration Rights Agreement, dated September 27, 2019 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 1, 2019 (File No. 000-56004).

Exhibit No.	Name of Document

10.56	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 1, 2019 (File No. 000-56004).

10.57	Second Amendment to Loan and Security Agreement, dated as of October 28, 2019, by and between Ondas Networks Inc. and Steward Capital Holdings, LP. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 1, 2019 (File No. 000-56004).

10.58	Paycheck Protection Program Promissory Note and Agreement, dated as of May 7, 2020, by and between Ondas Networks Inc. and Steward Capital Holdings, LP. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2020(File No. 000-56004).

10.59	Form of Warrant Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 7, 2020(File No. 000-56004).

10.60	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 7, 2020(File No. 000-56004).

10.61	Employment Agreement, dated June 3, 2020, between Ondas Holdings Inc. and Thomas Bushey.# (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 3, 2020(File No. 000-56004).

10.62	Amended and Restated Employment Agreement, dated June 3, 2020, between Ondas Holdings Inc. and Eric Brock.# (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 3, 2020(File No. 000-56004).

10.63	Amended and Restated Employment Agreement, dated June 3, 2020, between Ondas Holdings Inc. and Stewart Kantor.# (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 3, 2020 (File No. 000-56004).

10.64	Form of Restricted Stock Unit Agreement.# (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 3, 2020 (File No. 000-56004).

10.65	Form of Nonstatutory Stock Option Agreement.# (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on June 3, 2020 (File No. 000-56004).

10.66	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 17, 2020 (File No. 000-56004).

10.67	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 1, 2020 (File No. 000-56004).

10.68	Second Amendment to Loan and Security Agreement, dated as of September 4, 2020, by and between Ondas Networks Inc. and Steward Capital Holdings, LP. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 11, 2020 (File No. 000-56004).

10.69	Second Amendment to Secured Promissory Notes dated as of September 4, 2020, by and between Ondas Networks Inc. and Steward Capital Holdings, LP. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 11, 2020 (File No. 000-56004).

14.00	2018 Code of Business Conduct and Ethics (incorporated herein by reference to Exhibit 14.00 to the Company’s Current Report on Form 8-K filed on October 4, 2018 (File No. 333-205271))

Exhibit No.	Name of Document

21	Subsidiaries of the Registrant*

23.1	Consent of Rosenberg Rich Baker Berman, P.A.**

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)**

24.1	Power of Attorney with respect to all directors except Randall P. Seidl*

24.2	Power of Attorney with respect to Randall P. Seidl (included on page II-13)

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

*	Previously filed.
**	Filed herewith.
#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, November 17, 2020.

Ondas Holdings Inc.

By:	/s/ Eric A. Brock
Eric A. Brock
Chairman and Chief Executive Officer

I, Randall P. Seidl, a director of Ondas Holdings Inc. (the “Company”), hereby severally constitute and appoint Eric A. Brock and Stewart Kantor, and each of them singly, my true and lawful attorneys, with full power to them, and to each of them singly, to sign for me and in my name in the capacities indicated below, the Amendment No. 1 to the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as I might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric A. Brock
Eric A. Brock	Chairman, Chief Executive Officer and Director (principal executive officer)	November 17, 2020

/s/ Stewart Kantor
Stewart Kantor	Chief Financial Officer, Treasurer, Secretary and Director (principal financial officer and principal accounting officer)	November 17, 2020

/s/ Thomas Bushey
Thomas Bushey	President and Director	November 17, 2020

*
Richard M. Cohen	Director	November 17, 2020

*
Derek R. Reisfield	Director	November 17, 2020

/s/ Randall P. Seidl
Randall P. Seidl	Director	November 17, 2020

*
Richard H. Silverman	Director	November 17, 2020

* By:	/s/ Eric A Brock
Eric A, Brock
Attorney-in-Fact